                                 EXHIBIT 99.0

                     FORM 10-K OF FIRST SAVINGS BANK, SLA

                     FOR THE YEAR ENDED DECEMBER 31, 1997

                         OFFICE OF THRIFT SUPERVISION
                            WASHINGTON, D.C.  20552

                                   FORM 10-K

             Annual Report Pursuant to Section 13 or 15(D) of the
                        Securities Exchange Act Of 1934

                  For the fiscal year ended DECEMBER 31, 1997

                Office of Thrift Supervision File Number 05056

                            FIRST SAVINGS BANK, SLA
-------------------------------------------------------------------------------
            (exact name of registrant as specified in its charter)


       NEW JERSEY                                       22-3188940
-------------------------------------------------------------------------------
(State or other jurisdiction of              (IRS Employer Identification No.)
incorporation or organization)

              1000 WOODBRIDGE CENTER DRIVE, WOODBRIDGE, NJ, 07095
-------------------------------------------------------------------------------
                   (Address of principal executive offices)

      Registrant's telephone number, including area code: (732) 726-9700
       Securities registered pursuant to Section 12(b) of the Act: NONE
          Securities registered pursuant to Section 12(g) of the Act:

                         COMMON STOCK, PAR VALUE $0.01
                               (Title of class)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and
(2) had been subject to such filing requirements for the past 90 days.

                           Yes [X]             No [  ]
                               ---                ----

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in a definitive proxy or information statements incorporated by reference in Part III of this form 10-K or any
amendment to this form 10-K.   [X]

The aggregate market value of the voting stock held by non-affiliates of the issuer, based on the closing price of its Common Stock on March 19, 1998, as quoted by the Nasdaq Stock Market, was approximately $134.9 million. Solely for the purposes of this calculation, the shares held by directors and officers of the registrant are deemed to be shares held by affiliates.

As of March 19, 1998, there were issued and outstanding 8,016,352 shares of the Registrant's common stock.


                      DOCUMENTS INCORPORATED BY REFERENCE

I. PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997. (PARTS I AND II).

INDEX

                                                                                                         PAGE
                                                                                                       ---------
PART I
             Item 1.      Business...................................................................          3
             Item 2.      Properties.................................................................         42
             Item 3.      Legal Proceedings..........................................................         44
             Item 4.      Submission of Matters to a Vote of Security Holders ........................        44

PART II      Item 5.      Market for Registrant's Common Equity and Related Stockholder Matters.......        44
             Item 6.      Selected Financial Data.....................................................        44
             Item 7.      Management's Discussion and Analysis of Financial Condition and
                          Results of Operations.......................................................        44
             Item 7A.     Quantitative and Qualitative Disclosures About Market Risk .................        44
             Item 8.      Financial Statements and Supplementary Data ................................        44
             Item 9.      Changes in and Disagreements with Accountants on Accounting and
                          Financial Disclosure........................................................        44
PART III
             Item 10.     Directors and Executive Officers of the Registrant .........................        45
             Item 11.     Executive Compensation......................................................        48
             Item 12.     Security Ownership of Certain Beneficial Owners and Management..............        52
             Item 13.     Certain Relationships and Related Transactions .............................        53

PART IV
            Item 14.      Exhibits, Financial Statement Schedules and reports on Form 8-K.............        54

SIGNATURES

                                     PART I

Item 1. Description of Business
-------------------------------

THE BANK

First Savings is a New Jersey-chartered capital stock savings and loan association headquartered in Woodbridge, New Jersey. First Savings has operated in its present market area since 1901. Until 1992, the Bank operated in the mutual form of organization. On July 10, 1992, the Bank, acting on a Plan of Reorganization approved by its members, reorganized to become a federally-chartered mutual holding company. In connection with the 1992 MHC Reorganization, substantially all of the assets and all of the liabilities of the mutual savings association were transferred to a newly formed state-chartered stock savings association that assumed the name of First Savings Bank, SLA. Concurrently, the newly formed stock savings association sold approximately 37.6% of its common stock at $10.00 per share in an initial minority stock offering. The remaining 62.4% of the Bank common stock was issued to the Mutual Holding Company in exchange for all assets, except $1.0 million in cash, and all of the liabilities of the former state-chartered mutual association. On July 11, 1995, the Bank consummated its 1995 Secondary Offering, whereby the Bank sold additional shares of common stock, which resulted in the Public Stockholders' ownership interest in the Bank increasing to 47.5% at that time. As of December 31, 1997, there were 8,016,352 shares of the Bank's Common Stock outstanding, of which 3,881,539 shares, or 48.4%, were held by Minority Shareholders, and 4,134,813 shares, or 51.6%, were held by the Mutual Holding Company

On October 27, 1997, the Boards of Directors of the Bank and the Mutual Holding Company adopted a Plan of Conversion and Reorganization (the "Plan"), which was subsequently amended on December 16, 1997, January 28, 1998 and February 9, 1998. In December 1997, First Source Bancorp, Inc. (the "Company") was incorporated under Delaware law. Subsequent to its incorporation, the Company became a first-tier wholly owned subsidiary of the Bank. Pursuant to the Plan, through a series of steps, the Mutual Holding Company will cease to exist and the Bank will become a wholly owned subsidiary of the Company. In the Exchange, the outstanding Public Bank Shares will be converted into shares of the Company's Common Stock pursuant to the Exchange Ratio. This will result in the holders of Public Bank Shares owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon completion of the Conversion and Reorganization as the percentage of Bank Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, subject to certain adjustments. Pursuant to OTS regulations, consummation of the Conversion and Reorganization is conditioned upon the approval of the Plan by the OTS, as well as (1) the approval of the holders of at least a majority of the total number of votes eligible to be cast by the members of the Mutual Holding Company ("Members") as of the close of business on February 4, 1998 (the "Members' Voting Record Date") at a special meeting of Members called for the purpose of submitting the Plan for approval (the "Members' Meeting"), and (2) the approval of the holders of at least two-thirds of the shares of the outstanding Bank Common Stock held by the stockholders, as of February 18, 1998, (the "Stockholders' Voting Record Date") at a special meeting of stockholders called for the purpose of considering the Plan (the "Stockholders' Meeting") to be held on April 2, 1998. In addition, in accordance with current OTS policy, the Plan must be approved by a majority of the votes cast in person or by proxy by the holders of the Public Bank Shares at the Stockholders' Meeting.

The Bank's executive offices are currently located at 1000 Woodbridge Center Drive, Woodbridge, New Jersey 07095. Its telephone number is (732) 726-9700.

THE MUTUAL HOLDING COMPANY

The Mutual Holding Company is a federally-chartered mutual holding company that was formed as a result of the 1992 MHC Reorganization of the Bank.The Bank is a majority-owned subsidiary of the Mutual Holding Company. Pursuant to OTS regulations governing mutual holding companies, the Mutual Holding Company must at all times own more than 50% of the outstanding voting stock of the Bank. As the majority owner of the Bank, the Mutual Holding Company elects directors who oversee the affairs and operations of the Bank. Depositors and those current borrowers of the Bank who had loans outstanding as of the consummation of the 1992 MHC Reorganization, vote and elect directors of the Mutual Holding Company. The Mutual Holding Company currently does not engage in any business activity other than to hold the majority of the Bank's common stock, to invest the funds retained at the Mutual Holding Company, and to finance a loan to the Bank's ESOP. At December 31, 1997, the Mutual Holding Company's assets consisted of a 51.6% ownership interest in the Bank, $520,000 in cash and certificates of deposit (which will become assets of the Bank upon consummation of the Conversion and Reorganization), and a loan to the Bank's ESOP totaling $546,000. The Mutual Holding Company had liabilities of $22,000 at December 31, 1997, and had net income for the year ended December 31,

1997 of $14,000. As part of the Conversion and Reorganization, the Mutual Holding Company will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into the Bank, with the Bank being the surviving entity.

BUSINESS STRATEGY

The Bank's business strategy is to preserve asset quality, to maintain a strong capital position by continuing to emphasize single-family lending and to seek controlled growth. The Bank's strategy emphasizes customer service and convenience, and the Bank attributes the loyalty of its customer base to its commitment to maintaining customer satisfaction. The Bank attempts to set itself apart from its competitors by providing the type of personalized service not generally available from larger banks while offering a greater variety of products and services than is typically available from smaller, local depository institutions.

The Bank's principal business has historically been, and, to a large degree, continues to be, attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in single-family residential mortgage loans, real estate construction loans, commercial real estate loans, home equity loans and lines of credit and multi-family residential mortgage loans. The Bank maintains a significant portfolio of mortgage-backed securities and also invests in U.S. Government, federal agency and corporate debt securities and other marketable securities. The Bank's revenues are derived principally from interest on its mortgage loan and mortgage-backed securities portfolios and interest and dividends on its investment securities. The Bank's primary sources of funds are deposits, proceeds from principal and interest payments on loans and mortgage-backed securities; sales of loans, mortgage-backed securities and investments available for sale; maturities of investment securities and short-term investments; and, to an increasing extent, advances from the Federal Home Loan Bank of New York ("FHLB-NY"), reverse repurchase agreements and other borrowed funds.

In an effort to enhance its long-term profitability and increase its market share, the Bank began, in 1997, to expand its traditional thrift lending and securities investment strategy. In this regard, the Bank has begun to diversify and expand upon the products and services it offers by focusing on small and medium-sized retail businesses as both lending and deposit customers by increasing its emphasis on the origination of commercial real estate, construction and commercial loans, as well as increasing the marketing of its business checking accounts and other business-related services. To develop full-service relationships with commercial customers, the Bank has introduced merchant services, such as merchant credit card processing, overdraft sweep accounts and express teller services. The Bank has hired an additional lending officer with expertise in commercial real estate lending to facilitate growth in this area. It is also the Bank's intention to increase lending volumes through the use of third-party correspondent lending, without compromising credit quality, as the correspondents selected will be using the Bank's underwriting guidelines and approved appraisers.

As part of the Bank's asset/liability management strategy, and as a means of enhancing profitability, the Bank also invests in securities. More recently, the Bank has begun to increase its borrowings as a means of funding asset growth. The average balance of borrowings outstanding for the year ended December 31, 1997 was $114.6 million, as compared to $55.2 million for the year ended December 31, 1996. To the extent the Bank continues to increase its utilization of borrowings, it may incur an increase in the average cost of funds, and a corresponding decrease in its net interest margin.

The Bank is in the process of redesigning its retail delivery system to facilitate the transition from deposit gathering to active sales promotion and tracking. The Bank has also invested in a Marketing Customer Information File system to provide better target marketing and develop product and customer profitability levels. This strategy is intended to enable the Bank to reach new and existing customers with products and services which match their profile, and result in more effective use of the Bank's marketing initiatives. The desired results of the revamping of the retail branch network are to attract low-cost deposit accounts, primarily non-interest bearing checking, and also to maintain its current core customers by enhancing existing services to become more efficient.

The Bank has, and will continue to, actively pursue growth in contiguous markets, as evidenced in its retail expansion via branch purchase transactions with the RTC. The Bank has opened a new branch in its corporate headquarters, and will actively seek opportunities as they present themselves.

The Bank emphasizes its attention to quality service, but also monitors its operating expenses to maintain its profitability. As business lines and products are added, the Bank develops break-even levels and budgetary constraints to make sure the service or product offered is enhancing returns and meeting growth targets. The Bank regularly reviews its retail operations to verify that they maintain lending and retail deposit growth initiatives and retention targets. As a result of this review, the Bank entered into an agreement with a commercial bank to sell its Eatontown branch, which at December 31, 1997, had total deposits of $27.6 million. The Bank determined that this branch, acquired from the RTC in 1991 in a cluster of three branches of another financial institution, had not performed to the Bank's targeted retail lending and cost of funds levels. This transaction closed in February 1998, resulting in a decrease of $25.2 million in deposits.

MARKET AREA AND COMPETITION

The Bank has 16 branch offices in central New Jersey, after the sale discussed above, 13 of which are located in Middlesex County, two in Monmouth county and one in Union County. The Bank's deposit gathering base is concentrated in the communities surrounding its offices. The majority of the Bank's loan originations are derived from north and central New Jersey, which is a part of the New York City metropolitan area and which has historically benefitted from having a large number of corporate headquarters and a concentration of financial services-related industries. The area also has a well-educated employment base and a large number of industrial, service and high-technology businesses. In the late 1980's and early 1990's, however, due in part to the effects of a prolonged decline in the national and regional economy, layoffs in the financial services industry and corporate relocations, the New York/New Jersey metropolitan area experienced reduced levels of employment. These events, in conjunction with a surplus of available commercial and residential properties, resulted in an overall decline during this period in the underlying values of properties located in New Jersey. However, New Jersey's real estate market has stabilized in recent years. Whether such stabilization will continue is dependent, in large part, upon the general economic health of the United States and other factors beyond the Bank's control and, therefore, cannot be estimated.

The Bank faces significant competition both in making loans and in attracting deposits. The State of New Jersey has a high density of financial institutions, many of which are branches of significantly larger institutions which have greater financial resources than the Bank, and all of which are competitors of the Bank to varying degrees. The Bank's competition for loans comes principally from commercial banks, savings banks, savings and loan associations, credit unions, mortgage banking companies and insurance companies. Its most direct competition for deposits has historically come from commercial banks, savings banks savings and loan associations and credit unions. The Bank faces additional competition for deposits from short-term money market funds, other corporate and government securities funds and from other financial institutions such as brokerage firms and insurance companies.

The following selected financial and operating data are derived in part from and should be read in conjunction with the consolidated financial statements of the Bank and accompanying notes thereto presented in the Annual Report to Stockholders.

                                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                                                 December 31,
                                                         --------------------------------------------------------
                                                              1997       1996        1995        1994      1993
                                                         --------------------------------------------------------
                                                                           (Dollars in thousands)
SELECTED FINANCIAL DATA:
Total assets...........................................     $1,049,316  $987,115    $945,012    $798,350  $783,846
Loans receivable, net..................................        588,500   509,627     457,756     415,902   415,010
Loans available for sale...............................             --       287         424         148     1,595
Investment securities..................................         31,031    38,955      39,003      23,997    19,019
Investment securities available for sale...............         17,701    14,831       2,058      13,206    41,064
Other income-earning assets(1).........................         14,095     9,278      24,151      10,066     9,967
Mortgage-backed securities, net........................        207,157   252,383     288,143     283,263   244,187
Mortgage-backed securities available for sale..........        147,137   120,797      89,339      24,367    28,314
Deposits...............................................        816,283   794,595     806,338     681,613   678,961
Borrowed funds.........................................        118,990    88,640      39,496      34,300    26,400
Stockholders' equity...................................        101,686    92,863      89,713      74,064    68,809


                                                                             Year Ended December 31,
                                                         --------------------------------------------------------
                                                              1997       1996        1995        1994      1993
                                                         --------------------------------------------------------
                                                                (Dollars in thousands, except per share data)

SELECTED OPERATING DATA:
Interest income........................................        $73,222   $68,039     $64,573     $52,909   $54,665
Interest expense.......................................         41,183    37,264      35,691      25,135    26,448
                                                               -------   -------     -------     -------   -------
  Net interest income before provision for loan
    losses..............................................        32,039    30,775      28,882      27,774    28,217
Provision for loan losses...............................         1,200       550         310         300     1,200
                                                               -------   -------    --------    --------   -------
   Net interest income after provision for loan losses..        30,839    30,225      28,572      27,474    27,017
Other operating income.................................          2,801     1,995       2,171       1,734     2,791
Operating expenses (2).................................         18,863    24,701      17,830      16,021    15,551
                                                               -------   -------    --------    --------   -------
Income before income taxes and accounting change.......         14,777     7,519      12,913      13,187    14,257
Income taxes...........................................          5,482     2,809       4,611       4,912     5,352
                                                               -------   -------    --------    --------   -------
Income before accounting changes.......................          9,295     4,710       8,302       8,275     8,905
Cumulative effect of accounting changes(3).............             --        --          --          --       398
                                                               -------   -------    --------    --------   -------
   Net income..........................................        $ 9,295   $ 4,710     $ 8,302     $ 8,275   $ 9,303
                                                               =======   =======    ========    ========   =======
Basic earnings per share before cumulative effect of
   accounting changes (4)(5)...........................        $  1.17   $  0.60     $  1.06     $  1.06   $  1.14
Cumulative effect of accounting changes (3) (4)........             --        --          --          --      0.05
                                                               -------   -------    --------    --------   -------
Basic earnings per share after cumulative effect of
accounting changes (4)(5)..............................        $  1.17   $  0.60     $  1.06     $  1.06   $  1.19
                                                               =======   =======    ========    ========   =======
Diluted earnings per share (4) (5).....................        $  1.16   $  0.59     $  1.04     $  1.03   $  1.17
                                                               =======   =======    ========    ========   =======
Dividends per share, as adjusted (4) (6) ...............       $  0.43   $  0.33     $  0.30     $  0.27   $  0.27
                                                               =======   =======    ========    ========   =======


                                                                                 December 31,
                                                         --------------------------------------------------------
                                                              1997       1996        1995        1994      1993
                                                         --------------------------------------------------------
                                                                           (Dollars in thousands)

SELECTED FINANCIAL RATIOS (4):
Return on average assets (2)(3)........................        0.90%       0.49%      0.91%      1.04%     1.20%
Return on average stockholders' equity (2) (3).........        9.58        5.12      10.14      11.63     14.70
Average stockholders' equity to average assets.........        9.34        9.52       8.95       8.92      8.19
Stockholders' equity to total assets...................        9.69        9.41       9.49       9.28      8.78
Interest rate spread...................................        2.80        2.88       2.77       3.26      3.40
Net interest margin (7)................................        3.23        3.30       3.22       3.58      3.74
Operating expenses to average assets (8)...............        1.61        2.42       1.83       1.98      1.99
Net interest income before provision for loan
   losses to operating expenses (8)....................        1.92x       1.32x      1.72x      1.76x     1.84x
Non-performing loans to loans receivable, net .........        0.74%       0.94%      1.32%      2.17%     2.77%
Non-performing assets to total assets..................        0.54        0.64       0.97       1.34      1.73
Allowance for loan losses to non-performing loans......      140.74      110.58      86.90      63.52     51.09
Allowance for loan losses to non-performing assets ....      106.74       84.08      57.23      53.81     43.42
Allowance for loan losses to loans receivable, net.....        1.04        1.04       1.15       1.38      1.42
Dividend payout ratio (6)..............................       17.81       26.29      12.09       9.51      7.36
Average interest-earning assets to average
   interest-bearing liabilities........................        1.10x       1.11x      1.11%      1.10x     1.10x
Full service offices...................................          17(9)       16         17         15        15
================================================================================================================

(1)  Includes federal funds sold and investment in the stock of the FHLB-NY.
(2)  Includes the effect of non-recurring items in 1997 and 1996. The non-recurring item for 1997 was an impairment writedown of core deposit goodwill totaling $1.3 million, or $867,000 net of tax. Non-recurring items for 1996 included the Savings
     Association Insurance Fund ("SAIF") assessment of $5.2 million, or $3.3 million net of tax, a writedown of $334,000 of core deposit goodwill, and a provision for benefits payable as a result of the passing of the Bank's long-time President.
(3)  Reflects the implementation of Statement of Financial Accounting Standards ("SFAS") No. 106 Accounting for Postretirement
     Benefits and FAS No. 109 -Accounting for Income Taxes.
(4)  Per share data reflects a 10% stock dividend paid July 1, 1993, April 1, 1994, December 16, 1996 and October 30, 1997, as well as a 2-for-1 stock split on December 1, 1994, adjusted retroactively.
(5)  Earnings per share amounts have been adjusted to reflect the adoption of SFAS No. 128 "Earnings Per Share."
(6)  Excludes shares owned by the MHC, for which cash dividends were waived with regulatory approval, after giving effect to prior stock dividends and split.
(7)  Calculation is based upon the net interest income before provision for loan losses divided by average interest-earning assets.
(8)  For purposes of calculating these ratios, operating expenses is equal to total operating expenses less amortization of intangibles.
(9)  On February 26, 1998, the Bank sold the branch deposits of its Eatontown location. These deposits totaled $25.2 million.

ANALYSIS OF NET INTEREST INCOME

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

Average Balance Sheet.   The following table sets forth certain information
relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing annualized income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances.

                                                                                               Years Ended December 31,
                                                             At December 31,           --------------------------------------
                                                                   1997                               1997
                                                        -----------------------        --------------------------------------
                                                                         Yield/        Average                      Average
                                                            Balance       Cost         Balance        Interest    Yield/ Cost
                                                        ---------------------------------------------------------------------
                                                                                  (Dollars in thousands)
ASSETS:
Interest-earning assets:
   Loans receivable, net (1).........................       $  588,500      7.78         $  551,114     $43,622          7.92%
   Mortgage-backed securities, net...................          207,157      7.32            236,372      16,333          6.91
   Investment securities ............................           31,031      7.13             39,788       3,009          7.56
   Investment and mortgage-backed securities,
       and loans available for sale (5)..............          164,838      6.70            149,507       9,299          6.22
   Other interest-earning investments (2)............           14,095      6.26             16,417         959          5.84
                                                            ----------                   ----------     -------
       Total interest-earning assets                         1,005,621      7.47            993,198      73,222          7.37
                                                            ----------                   ----------     -------
Non-interest earning assets .........................           43,695                       45,325
                                                            ----------                   ----------
Total assets .........................................      $1,049,316                   $1,038,523
                                                            ==========                   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
   NOW and money market accounts ....................          201,559      2.91            193,763       5,579          2.88
   Passbook and statement savings ...................          122,546      2.51            127,744       3,253          2.55
   Certificate accounts .............................          465,738      5.54            464,151      25,329          5.46
   Borrowed funds ...................................          118,990      6.03            114,574       7,022          6.13
                                                            ----------                   ----------     -------
       Total interest-bearing liabilities............          908,833      4.61            900,232      41,183          4.57
                                                            ----------                   ----------     -------
Non-interest bearing deposits........................           26,440                       21,864
Other liabilities ...................................           12,357                       19,125
                                                            ----------                   ----------
Total liabilities ...................................          947,630                      941,221
                                                            ----------                   ----------
Stockholders' equity ................................          101,686                       97,302
                                                            ----------                   ----------
Total liabilities and stockholders' equity...........       $1,049,316                   $1,038,523
                                                            ==========                   ==========
Net interest income/interest rate spread (3).........                       2.85%                        32,039          2.80%
                                                                            ====                        =======          ====
Net interest-earning assets/net interest rate
      margin(4)......................................                                    $   92,966                      3.23%
                                                                                         ==========                      ====
Ratio of interest-earning assets to
      interest-bearing liabilities...................                                         1.10x













































                                                                               Years Ended December 31,
                                                        -------------------------------------------------------------------
                                                                        1996                             1995
                                                        --------------------------------------------------------------------
                                                                                  Average                            Average
                                                            Average               Yield/       Average                Yield/
                                                            Balance    Interest    Cost        Balance     Interest    Cost
                                                        --------------------------------------------------------------------
                                                                                 (Dollars in thousands)
                                                                                                                      C
ASSETS:
Interest-earning assets:
   Loans receivable, net (1).........................      $  487,619  $38,596      7.92%      $457,802    $35,256     7.70%
   Mortgage-backed securities, net...................         282,021   19,147      6.79        332,167     22,140     6.67
   Investment securities ............................          36,810    2,741      7.45         44,334      3,171     7.15
   Investment and mortgage-backed securities,
       and loans available for sale (5)..............         101,244    6,202      6.13         42,425      2,517     5.93
   Other interest-earning investments (2)............          23,525    1,353      5.75         21,069      1,500     7.12
                                                           ----------  -------                 --------    -------
       Total interest-earning assets                          931,219   68,039      7.31        897,797     64,573     7.19
                                                           ----------  -------                 --------    -------
Non-interest earning assets .........................          34,360                            16,030
                                                           ----------                          --------
Total assets .........................................     $  965,579                          $913,827
                                                           ==========                          ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
   NOW and money market accounts ....................         178,176    5,122      2.87        179,978      5,090     2.83
   Passbook and statement savings ...................         139,045    3,514      2.53        140,122      3,568     2.55
   Certificate accounts .............................         468,894   25,356      5.39        453,655     24,997     5.51
   Borrowed funds ...................................          55,241    3,372      6.10         33,575      2,036     6.06
                                                           ----------  -------                 --------    -------
       Total interest-bearing liabilities............         841,356   37,264      4.43        807,330     35,691     4.42
                                                           ----------  -------                 --------    -------
Non-interest bearing deposits........................          19,491                            16,610
Other liabilities ...................................          12,799                             8,029
                                                           ----------                          --------
Total liabilities ...................................         873,646                           831,969
                                                           ----------                          --------
Stockholders' equity ................................          91,933                            81,858
                                                           ----------                          --------
Total liabilities and stockholders' equity...........      $  965,579                          $913,827
                                                           ==========                          ========
Net interest income/interest rate spread (3).........                  $30,775      2.88%                  $28,882     2.77%
                                                                       =======     =====                   =======     ====
Net interest-earning assets/net interest rate
      margin(4)......................................      $   89,863               3.30%      $ 90,467                3.22%
                                                           ==========              =====       ========                ====
Ratio of interest-earning assets to
      interest-bearing liabilities...................          1.11x                             1.11x

(1) Loans receivable, net includes non-accrual loans.
(2) Includes federal funds sold and FHLB-NY stock.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.
(5) Average assets available for sale are calculated using the average market value of such assets.

RATE/VOLUME ANALYSIS

Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interet-bearing liabilities and changing volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indiucated. Information is provided in each category with respect to (i) changes attributable to changes in volume (change in volume multiplied by prior rate),
(ii) changes attributable to changes in rate (change in rate multiplied by prior volume), and (iii) the net change. Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to the volume and the change due to rate.


                                         Year Ended December 31, 1997 Compared to         Year Ended December 31, 1996 Compared to
                                                        Year Ended                                       Year Ended
                                                    December 31, 1996                                 December 31, 1995
                                       ------------------------------------------      --------------------------------------------
                                           Increase (Decrease)                               Increase (Decrease)
                                                  Due to                                           Due to
                                       ---------------------------                     ----------------------------
                                          Volume           Rate            Net             Volume           Rate             Net
                                       -----------    ------------   ------------      ------------    ------------    ------------
                                                                              (In thousands)
INTEREST-EARNING ASSETS:
  Loans receivable, net ...............    $ 5,026        $   -         $ 5,026           $ 2,329          $1,022         $ 3,351
   Mortgage-backed securities, net.....     (3,147)         333          (2,814)           (3,387)            394          (2,993)
   Investment securities...............        227           41             268              (558)            128            (430)
   Investment and mortgage-backed
      securities and loans available
      for sale.........................      3,004           93           3,097             3,597              88           3,685
   Other interest-earning investments..       (415)          21            (394)              162            (309)           (147)
                                           -------        -----         -------           -------          ------         -------
     Total ............................      4,695          488           5,183             2,143           1,323           3,466
                                           -------        -----         -------           -------          ------         -------

INTEREST-BEARING LIABILITIES:
   Deposits:
     NOW and money market accounts.....        439           18             457               (46)             78              32
     Passbook and statement savings....       (289)          28            (261)              (27)            (27)            (54)
     Certificates accounts.............       (255)         328              73               819            (560)            259
     Borrowed funds....................      3,633           17           3,650             1,322              14           1,336
                                           -------        -----         -------           -------          ------         -------
     Total ............................      3,528          391           3,919             2,068            (495)          1,573
                                           -------        -----         -------           -------          ------         -------
 Net change in interest income.........    $ 1,167         $ 97         $ 1,264           $    75          $1,818          $1,893
                                           =======        =====         =======           =======          ======         =======

Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Bank's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Bank's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure.

The principal objective of the Bank's interest rate risk management is to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given the Bank's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Bank seeks to minimize the vulnerability of its operations to changes in interest rates. The Bank's Board of Directors reviews the Bank's interest rate risk position quarterly. The Bank's Asset/Liability Committee is comprised of the Bank's senior management under the direction of the Board of Directors, with senior management responsible for reviewing with the Board of Directors its activities and strategies, the effect of those strategies on the Bank's net interest margin, the market value of the portfolio and the effect that changes in interest rates will have on the Bank's portfolio and the Bank's exposure limits. In addition, the Bank has established an Asset/Liability Strategy Committee ("ALSCO"), a subcommittee of the Asset/Liability Committee, which is charged with establishing and maintaining a monitoring system for all marketing initiatives providing management reports, and formulating and recommending strategies to the Asset/Liability Committee. The ALSCO meets at least twice monthly.

The Bank utilizes the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of fixed-rate mortgage loans having terms to maturity of not more than 20 years, adjustable-rate loans and consumer loans consisting primarily of home equity loans and lines of credit; (2) selling substantially all fixed-rate conforming mortgage loans with terms of thirty years without recourse and on a servicing-retained basis; and (3) investing primarily in adjustable-rate mortgage-backed securities, which may generally bear lower yields as compared to longer term investments, but which better position the Bank for increases in market interest rates, and holding the majority of these securities as available for sale. The Bank currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to mitigate interest rate risk.

Net Portfolio Value. The Bank's interest rate sensitivity is monitored by management through the use of the OTS model which estimates the change in the Bank's net portfolio value ("NPV") over a range of interest rate scenarios, and the Federal Home Loan Bank of Atlanta Asset/Liability Model. The NPV is defined as the current market value of assets, minus the current market value of liabilities, plus or minus the current value of off-balance sheet items. The market values are estimated through two cash flow-based valuation methodologies and an option-based valuation model: (1) static discounted cash flow analysis,
(2) an option-based pricing analysis (modified discounted cash flow analysis to value embedded options), and (3) the Black-Scholes model to value off-balance sheet items. The change in NPV measures an institution's vulnerability to changes in interest rates by estimating the change in the market value of an institution's assets, liabilities, and off-balance sheet contracts in response to an instantaneous change in the general level of interest rates.

The OTS uses, as a critical point, a change of plus or minus 200 basis points in order to set its "normal" institutional results and peer comparisons. The greater the change, positive or negative, in NPV, the more interest rate risk is assumed to exist within the institution. The following table lists the Bank's percentage change in NPV assuming an immediate change of plus or minus of up to 400 basis points from the level of interest rates at December 31, 1997, as calculated by the OTS. As the table shows, increases in interest rates would result in decreases in the Bank's NPV, while decreases in interest rates would result in increases in the Bank's NPV. All market risk instruments presented in this table are held to maturity or available for sale. The Bank has no trading securities.




                                                                                    NPV AS A % OF PORTFOLIO
   CHANGES IN                           NET PORTFOLIO VALUE                              VALUE OF ASSETS
 INTEREST RATES  -------------------------------------------------------------------------------------------------
IN BASIS POINTS                                                                      NPV
  (RATE SHOCK)         AMOUNT             $ CHANGE            % CHANGE              RATIO             CHANGE (1)
------------------------------------------------------------------------------------------------------------------
                                               (Dollars in thousands)
      +400             $ 62,985           $(56,560)             (47)%                  6.44%            (479)
      +300               80,222            (39,323)             (33)                   8.00             (323)
      +200               96,383            (23,162)             (19)                   9.39             (183)
      +100              110,100             (9,445)              (8)                  10.51              (72)
     Static             119,545                  -                -                   11.23                -
      -100              123,826              4,281                4                   11.49               27
      -200              123,707              4,162                3                   11.39               16
      -300              124,681              5,136                4                   11.37               15
      -400              128,191              8,646                7                   11.56               33

 (1)    Expressed in basis points.


Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.

LENDING ACTIVITIES

Loan and Mortgage-Backed Securities Portfolio Compositions. The Bank's loan portfolio consists primarily of conventional first mortgage loans secured by one- to four-family residences and, to a lesser extent, multi-family residences and commercial real estate. At December 31, 1997, the Bank's loan portfolio totalled $594.2 million, of which $488.9 million, or 82.3% were one- to four-family residential mortgage loans. At that date, the Bank's loan portfolio also included $42.2 million of home equity loans and lines of credit generally secured by second liens on one- to four-family residential properties, $17.6 million of construction loans, $32.6 million of commercial real estate loans, and $6.2 million of multi-family residential mortgage loans, which represented 7.1%, 3.0%, 5.5% and 1.0%, respectively, of total loans receivable. Of the mortgage loan portfolio outstanding at that date, 36.2% were fixed-rate loans and 63.8% were ARM loans. Other loans held by the Bank, which consist of loans on deposit accounts, commercial business, personal, automobile and credit card loans, totalled $6.7 million, or 1.1% of total loans outstanding at December 31, 1997. The Bank does not anticipate maintaining a credit card portfolio in the foreseeable future.

The majority of the loans originated by the Bank are held for investment. However, the Bank sells 30 year, fixed-rate, conforming loans to the Federal Home Loan Mortgage Corporation ("Freddie Mac") and institutional investors from time to time, and retains servicing rights. All loans are sold without recourse. At December 31, 1997, the Bank's servicing portfolio was $93.7 million.

The Bank also invests in mortgage-backed securities and other mortgage-backed products such as collateralized mortgage obligations ("CMOs"). At December 31, 1997, mortgage-backed securities aggregated $354.3 million, or 33.7% of total assets, of which 66.7% were secured by ARM loans. The majority of the Bank's mortgage-backed securities are insured or guaranteed by Freddie Mac, the Government National Mortgage Association ("GNMA"), or Fannie Mae ("FNMA"). CMOs totalled $56.4 million, or 16.0% of the Bank's total mortgage-backed securities portfolio at December 31, 1997, the majority of which were backed or guaranteed by federal agencies. At December 31, 1997, the Bank had $207.2 million in mortgage-backed securities held for investment, $4.0 million of which had contractual maturities of less than one year. The actual maturity of a mortgage-backed security varies, depending on when the underlying mortgages are repaid or prepaid. Prepayments of the underlying mortgages may shorten the life of the investment, thereby affecting its yield to maturity and the related market value of the mortgage-backed security. The actual prepayments of the underlying mortgages depend on many factors, including the type of mortgages, the coupon rates, the age of the mortgages, the geographical location of the underlying real estate collateralizing the mortgages, levels of market interest rates, and general economic conditions. As part of the Bank's asset/liability management strategy and for increased liquidity, the Bank holds a portion of its mortgage-backed securities portfolio available for sale. At Deceember 31, 1997, mortgage-backed securities available for sale had an amortized cost of $146.3 million and a market value of approximately $147.1 million.

The following table sets forth the composition of the Bank's loan and mortgage-backed securities portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.


                                                                              At December 31,
                                              ------------------------------------------------------------------------------
                                                         1997                       1996                      1995
                                              ------------------------------------------------------------------------------
                                                               Percent                   Percent      Amount       Percent
                                                  Amount      of Total      Amount      of Total                   of Total
                                              ------------------------------------------------------------------------------
                                                                                 (Dollars in thousands)
Mortgage loans(1):
 One-to-four family...........................   $488,863        82.27%     $428,463       83.14%     $390,641       84.20%
 Home equity loans ...........................     42,185         7.10        39,140        7.60        33,456        7.21
 Construction (2).............................     17,608         2.96        12,871        2.50         7,612        1.64
 Commercial real estate.......................     32,604         5.49        21,209        4.11        17,322        3.73
 Multi-family.................................      6,204         1.04         7,876        1.53         9,675        2.09
 A.I.D. (3)...................................          -            -             -           -           165        0.04
                                                 --------       ------      --------      ------      --------       -----
   Total mortgage loans.......................    587,464        98.87       509,559       98.88       458,871       98.91
Other loans...................................      6,725         1.13         5,772        1.12         5,055        1.09
                                                 --------       ------      --------      ------      --------       -----
   Total loans receivable ....................    594,189       100.00%      515,331      100.00%      463,926      100.00%
                                                                ======                    ======                    ======
Less:
Net deferred loan fees (costs)and
 (premiums) and discounts ....................       (408)                        95                       499
Allowance for loan losses.....................      6,097                      5,322                     5,247
                                                 --------                   --------                  --------
   Total loans receivable, net ...............   $588,500                   $509,914                  $458,180
                                                 ========                   ========                  ========

Mortgage loans:
 ARM..........................................   $374,704        63.78%     $309,600       60.76%     $275,109       59.95%
 Fixed-rate...................................    212,760        36.22       199,959       39.24       183,762       40.05
                                                 --------       ------      --------      ------      --------       -----
   Total mortgage loans ......................   $587,464       100.00%     $509,559      100.00%     $458,871      100.00%
                                                 ========       ======      ========      ======      ========      ======

Mortgage-backed securities (4):
 CMOs.........................................   $ 56,355        16.05%     $ 40,095       10.81%     $ 65,399       17.41%
 FHLMC........................................    208,018        59.22       248,525       67.00       259,994       69.22
 GNMA.........................................     17,505         4.98        27,999        7.54        31,570        8.41
 FNMA.........................................     69,380        19.75        54,339       14.65        18,644        4.96
                                                 --------       ------      --------      ------      --------       -----
    Total mortgage-backed securities .........    351,258       100.00%      370,958      100.00%      375,607      100.00%
                                                                ======                    ======                    ======
Net premiums and (discounts) .................      2,245                      2,094                     1,634
Net unrealized gain (loss) on mortgage-
 backed securities available for sale.........        791                        128                       241
                                                 --------                   --------                  --------
Net mortgage-backed securities ...............   $354,294                   $373,180                  $377,482
                                                 ========                   ========                  ========






































                                                                   At December 31,
                                              -----------------------------------------------------
                                                         1994                       1993
                                              -----------------------------------------------------
                                                               Percent                   Percent
                                                  Amount      of Total      Amount      of Total
                                              -----------------------------------------------------
                                                              (Dollars in thousands)
Mortgage loans(1):
 One-to-four family...........................   $363,449        85.98%     $366,914       86.56%
 Home equity loans ...........................     30,768         7.28        27,676        6.53
 Construction (2).............................      3,177         0.75         3,920        0.92
 Commercial real estate.......................     13,370         3.16        12,559        2.96
 Multi-family.................................      7,779         1.84         7,335        1.73
 A.I.D. (3)...................................        178         0.04           191        0.05
                                                 --------       ------      --------      ------
   Total mortgage loans.......................    418,721        99.05       418,595       98.75
Other loans...................................      4,027         0.95         5,306        1.25
                                                 --------       ------      --------      ------
   Total loans receivable ....................    422,748       100.00%      423,901      100.00%
                                                                ======                    ======
Less:
Net deferred loan fees (costs)and
 (premiums) and discounts ....................        953                      1,397
Allowance for loan losses.....................      5,745                      5,899
                                                 --------                   --------
   Total loans receivable, net ...............   $416,050                   $416,605
                                                 ========                   ========

Mortgage loans:
 ARM..........................................   $242,499        57.91%     $240,424       57.44%
 Fixed-rate...................................    176,222        42.09       178,171       42.56
                                                 --------       ------      --------      ------
   Total mortgage loans ......................   $418,721       100.00%     $418,595      100.00%
                                                 ========       ======      ========      ======

Mortgage-backed securities (4):
 CMOs.........................................   $ 81,009        26.30%     $ 74,523       27.64%
 FHLMC........................................    198,377        64.41       166,245       61.66
 GNMA.........................................     10,029         3.26        13,578        5.04
 FNMA.........................................     18,573         6.03        15,280        5.67
                                                 --------       ------      --------      ------
    Total mortgage-backed securities .........    307,988       100.00%      269,626      100.00%
                                                                ======                    ======
Net premiums and (discounts) .................      1,153                      2,238
Net unrealized gain (loss) on mortgage-
 backed securities available for sale.........     (1,511)                       637
                                                 --------                   --------
Net mortgage-backed securities ...............   $307,630                   $272,501
                                                 ========                   ========

(1) Includes $287,000, $424,000, $148,000 and $1.6 million in mortgage loans available for sale at December 31, 1996, 1995, 1994 and 1993, respectively. No loans were available for sale at December 31, 1997.

(2) Net of loans in process of $26.7 million, $12.3 million, $3.8 million, $3.9 million and $6.3 million at December 31, 1997, 1996, 1995, 1994 and 1993, respectively.

(3) Agency for International Development. Represented a participation interest in a $15.0 million aggregate loan to the Korea National Housing Corporation, a government-sponsored housing development project.

(4) Includes $147.1 million, $120.8 million, $89.3 million, $24.4 million and $28.3 million in mortgage-backed securities available for sale at December 31, 1997, 1996, 1995, 1994 and 1993, respectively.

The following table sets forth the Bank's loan originations, purchases, sales and principal repayments for the periods indicated.

                                                                      For the Years Ended December 31,
                                                          -----------------------------------------------------

                                                                 1997               1996               1995

                                                          ---------------    ---------------    ---------------
                                                                              (In thousands)

Mortgage loans (1):
  At beginning of period.............................        $ 504,142           $453,125           $412,023
     Mortgage loans originated:
     One-to four-family .............................          110,323             99,956             75,505
     Home equity loans...............................           15,052             15,290             10,679
     Construction....................................           15,168              5,258              5,262
     Commercial real estate .........................           12,915              4,943              5,043
     Multi-family....................................              167              1,650              1,976
                                                             ---------           --------           --------
        Total mortgage loans originated..............          153,625            127,097             98,465
  Mortgage loans purchased ..........................           10,733             10,118              5,181

  Total mortgage loans originated and purchased......          164,358            137,215            103,646
  Mortgage loans sold ...............................           (4,993)            (6,932)            (6,343
  Principal repayments...............................          (79,901)           (76,585)           (51,385
  Net increase in premiums and deferred loan costs...              502                404                454
  Provision for loan losses..........................           (1,200)              (550)              (310
  Mortgage loans transferred to real estate owned....           (1,133)            (2,535)            (4,960
                                                             ---------           --------           --------
  At end of period...................................        $ 581,775           $504,142           $453,125
                                                             =========           ========           ========

Other loans
  At beginning of period.............................        $   5,772           $  5,055           $  4,027
  Other loans originated.............................            4,924              3,835              3,828
  Principal repayments...............................           (3,971)            (3,118)            (2,800
                                                             ---------           --------           --------
  At end of period...................................        $   6,725           $  5,772           $  5,055
                                                             =========           ========           ========

Mortgage-backed securities (2):
  At beginning of period.............................        $ 373,180           $377,482           $307,630
  Mortgage-backed securities purchased ..............          198,303            191,327            215,292
  Mortgage-backed securities sold ...................         (126,583)           (96,147)           (81,792
  Accretion/(amortization) of discount/(premium) ....               55               (977)              (615
  Net change in unrealized gain (loss) on mortgage-                663               (113)             1,752
      backed securities available for sale...........
  Principal repayments...............................          (91,324)           (98,392)           (64,785
                                                             ---------           --------           --------
  At end of period...................................        $ 354,294           $373,180           $377,482
                                                             =========           ========           ========
-------------------

(1) Includes $287,000 and $424,000 in mortgage loans available for sale at December 31, 1996 and 1995, respectively. There were no loans available for sale at December 31, 1997.
(2) Includes $147.1 million, $120.7 million and $89.1 million in mortgage-backed securities available for sale at December 31, 1997, 1996 and 1995, respectively.

LOAN MATURITY AND REPRICING. The following table shows the maturity or period to repricing of the Bank's loan portfolio at December 31, 1997. Loans that have adjustable rates are shown as being due in the period during which the interest rates are next subject to change. The table does not include prepayments or scheduled principal amortization.

                                                                  At December 31, 1997
                           ------------------------------------------------------------------------------------------------
                              One Year      One Year       Three       Five Years    Ten Years       Twenty         Total
                              or Less       to Three      Years to       to Ten      to Twenty      Years or
                                             Years       Five Years      Years         Years          More
                           ------------------------------------------------------------------------------------------------
                                                                     (In thousands)
Mortgage loans:
  One- to four- family.....    $ 98,415      $ 95,711      $108,986      $ 96,773      $ 75,627       $13,351      $488,863
  Equity loans.............      13,617         1,017         5,384         9,482        12,685             -        42,185
  Construction (1).........      17,608             -             -             -             -             -        17,608
  Commercial real estate...       3,214         5,871         2,219         3,146        15,796         2,358        32,604
  Multi-family.............           -           351         4,513           694           646             -         6,204
                           ------------------------------------------------------------------------------------------------

    Total mortgage loans...     132,854       102,950       121,102       110,095       104,754        15,709       587,464
Other loans................       3,683         1,825           732           118           367             -         6,725
                           ------------------------------------------------------------------------------------------------
    Total loans............    $136,537      $104,775      $121,834      $110,213      $105,121       $15,709      $594,189
                           ================================================================================================

Net deferred loan costs and unearned premiums .............................................................             408
Allowance for loan losses .................................................................................          (6,097)
                                                                                                             --------------
Loans receivable, net......................................................................................        $588,500
                                                                                                             ==============
---------------------------
(1) Net of loans in process of $26.7 million.


The following table sets forth at December 31, 1997 the dollar amount of loans contractually due or repricing after December 31, 1998, and whether such loans have fixed interest rates or adjustable interest rates.

                                                          Due or reprice after December 31, 1998
                                                ----------------------------------------------------------
                                                       Fixed             Adjustable            Total
                                                --------------------  -----------------  -----------------
                                                                      (In thousands)
Mortgage loans
   One- to four-family........................              $155,935           $234,513           $390,448
   Multi-family...............................                   159              6,045              6,204
   Equity loans...............................                28,568                  -             28,568
   Commercial real estate.....................                25,512              3,878             39,390
Other loans...................................                 3,042                  -              3,042
                                                ----------------------------------------------------------
Total loans receivable........................               213,216            244,436            457,652
Mortgage-backed securities (1) ...............               116,575            233,690            350,265
                                                ----------------------------------------------------------
Total loans receivable and mortgage-
    backed securities.........................              $329,791           $478,126           $807,917
                                                ==========================================================
---------------------------
(1) Includes $147.1 million in mortgage-backed securities available for sale, at amortized cost.


One- to Four-Family Mortgage Loans. The Bank offers fixed- and adjustable-rate first mortgage loans secured by one- to four-family residences in New Jersey. Typically, such residences are single family homes that serve as the primary residence of the owner. Loan originations are generally obtained from existing or past customers, members of the local community, and referrals from attorneys, established builders, and realtors within the Bank's market area. In addition, one- to four-family residential mortgage loans are also originated in the Bank's market area through loan originators who are employees of the Bank and are compensated on a commission basis. Originated mortgage loans in the Bank's portfolio include due-on-sale clauses which provide the Bank with the contractual right to deem the loan immediately due and payable in the event that the borrower transfers ownership of the property without the Bank's consent.


At December 31, 1997, 82.3% of total loans receivable consisted of one- to four-family residential loans. The Bank currently offers ARM loans, with an initial fixed rate for one, three, five, seven or ten year periods, which it then converts into a one-year ARM. The Bank's ARM loans may carry an initial interest rate which is less than the fully-indexed rate for the loan. The initial discounted rate is determined by the Bank in accordance with market and competitive factors. The majority of the Bank's ARM loans adjust by a maximum of 2.00% per year, with a lifetime cap on increases of up to 6.00%. ARM loans are originated for a term of up to 30 years. In the past, the Bank offered three year ARM loans that reset every three years at a margin over the three year U.S. Treasury Index. Interest rates charged on fixed-rate loans are competitively priced based on market conditions and the Bank's cost of funds. The Bank's fixed-rate mortgage loans currently are made for terms of 10 through 30 years. In previous years, the Bank offered balloon mortgages of five and seven years.

Generally, ARM loans pose credit risks different than risks inherent in fixed-rate loans, primarily because as interest rates rise, the payments of the borrower rise, thereby increasing the potential for delinquency and default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. In order to minimize risks, borrowers of one-year ARM loans are qualified at the starting interest rate plus 2.00% or the fully-indexed rate, whichever is lower. The Bank does not originate ARM loans which provide for negative amortization. At present, the Bank offers Limited Documentation loans that do not require income verification but do require full asset verification.

The Bank generally originates one- to four-family residential mortgage loans in amounts up to 95% of the appraised value or selling price of the mortgaged property, whichever is lower. The Bank requires private mortgage insurance for all loans originated with loan-to-value ratios exceeding 80%. Generally, the minimum one- to four-family loan amount is $25,000, and the maximum loan amount is $500,000. The Bank typically charges an origination fee of up to 3.00% on one- to four-family residential loans.

Home Equity Loans and Lines of Credit. The Bank originates home equity loans secured by one- to four-family residences. These loans generally are originated as fixed-rate loans with terms from five to 15 years. Home equity loans are primarily made on owner-occupied, one- to four-family residences and primarily to the Bank's first mortgage customers. These loans are generally subject to a 80% loan-to-value limitation, including any other outstanding mortgages or liens where the first mortgage lien is held by the Bank, and 75% on all other loans. The Bank currently offers home equity loans for qualified borrowers with a loan-to-value ratio of up to 90%. The Bank obtains private mortgage insurance for some of these types of loans, depending on the underwriting and first lien position. The Bank is currently offering "Helping Hand" home equity loans for low income borrowers, with maximum terms of five years, with loan-to-value ratios of up to 90% and a maximum loan amount of $10,000. Generally, the Bank's minimum equity loan is $5,000 and the maximum equity loan is $200,000. As of December 31, 1997, the Bank had $28.6 million in fixed-rate home equity loans outstanding.

The Bank also offers a variable rate home equity line of credit which extends a credit line based on the applicant's income and equity in the home. Generally, the credit line, when combined with the balance of the first mortgage lien, may not exceed 80% of the appraised value of the property at the time of the loan commitment where the first mortgage lien is held by the Bank, and 75% on all other loans. Home equity lines of credit are secured by a mortgage on the underlying real estate. The Bank presently charges no origination fees for these loans. A borrower is required to make monthly payments of principal and interest, at a minimum of $100.00 plus interest, based upon a 10, 15 or 20 year amortization period. Generally, the interest rate charged is the prime rate of interest (as published in The Wall Street Journal) plus up to 2.0%. The loans have a 6.0% lifetime cap on the amount the interest rate may increase. During 1996, the Bank introduced a credit line product which is based on a 10 year amortization and the interest rate charged is the prime rate of interest. These loans also have a 6.0% lifetime cap. The Bank offers a teaser-rate on both home equity line of credit products. The Bank's home equity lines of credit outstanding at Decemember 31, 1997 totalled $13.6 million with additional available credit lines of $14.3 million.

Construction Lending. At December 31, 1997, construction loans totalled $17.6 million, or 3.0%, of the Bank's total loans outstanding. Construction loans, in the form of lines of credit, are primarily made to developers known by the Bank. Available credit lines totalled $26.7 million at December 31, 1997. The current policy of the Bank is to charge interest rates on its construction loans which float at margins of up to 2.0% above the prime rate (as published in The Wall Street Journal). The Bank's construction loans improve the interest rate sensitivity of its earning assets. The Bank's construction loans typically have original principal balances that are larger than its one- to four-family mortgage loans, with the majority of the loans ranging from available lines of credit of $125,000 to $6.0 million. At December 31, 1997, the Bank had 21 construction loans, seven of which had a principal balance outstanding of $1.0 million or more, with the largest loan balance being $3.6 million. At December 31, 1997, all of the Bank's construction lending portfolio consisted of loans secured by property located in the State of New Jersey, for the purpose of constructing one- to four-family homes.

The Bank will originate construction loans on unimproved land in amounts up to 60% of the lower of the appraised value or the cost of the land. The Bank also originates loans for site improvements and construction costs in amounts up to 75% of actual costs or sales price where contracts for sale have been executed. Generally, construction loans are offered for one year terms with up to four six-month options to extend the original term. Typically, additional loan origination fees are charged for each extension granted, although in some cases these fees have been waived. The Bank requires an appraisal of the property, credit reports, and financial statements on all principals and guarantors, among other items, on all construction loans.

Construction lending, by its nature, entails additional risks as compared with one- to four-family mortgage lending, attributable primarily to the fact that funds are advanced upon the security of the project under construction prior to its completion. As a result, construction lending often involves the disbursement of substantial funds with repayment dependent on the success of the ultimate project and the ability of the borrower or guarantor to repay the loan. Because of these factors, the analysis of prospective construction loan projects requires an expertise that is different in significant respects from that which is required for residential mortgage lending. The Bank addresses these risks through its underwriting procedures. At December 31, 1997, none of the Bank's construction loans were classified as substandard. See "--Delinquencies and Classified Assets--Non-performing Assets" for further discussion.

Commercial Real Estate. At December 31, 1997, the Bank had 56 loans secured by commercial real estate, totaling $32.3 million, or 5.5%, of the Bank's total loan portfolio. Commercial real estate loans are generally originated in amounts up to 70% of the appraised value of the mortgaged property. The Bank's commercial real estate loans are permanent loans secured by improved property such as office buildings, retail stores, including small shopping centers, medical offices, small industrial facilities, warehouses and other non-residential buildings. The largest commercial real estate loan at December 31, 1997 was a participation loan originated in 1995 on a medical arts building with a balance of $3.8 million at that date. All commercial real estate loans in the Bank's portfolio are secured by properties located within New Jersey.

The Bank's commercial real estate loans are generally made for terms of up to 15 years. These loans typically are based upon a payout over a period of 10 to 25 years. To originate commercial real estate loans, the Bank requires a security interest in personal property, standby assignment of rents and leases and some level of personal guarantees, if possible. The Bank has established its loan-to-one borrower limitation, which was $13.5 million as of December 31, 1997, as its maximum commercial real estate loan amount.

Loans secured by commercial real estate properties are generally larger and involve a greater degree of risk than residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on successful operation or management of the properties, repayment of such loans may be subject, to a greater extent, to adverse conditions in the real estate market or the economy. The Bank seeks to minimize these risks by limiting the number of such loans, lending only to established customers and borrowers otherwise known or recommended to the Bank, generally restricting such loans to New Jersey, and obtaining personal guarantees, if possible.

Multi-Family Mortgage Loans. The Bank originates multi-family mortgage loans in its primary lending area. As of December 31, 1997, $6.2 million, or 1.0%, of the Bank's total loan portfolio consisted of multi-family residential loans. A significant portion of the Bank's multi-family loan portfolio is comprised of loans on garden apartments and participations in senior citizen homes with the Thrift Institutions Community Investment Corp ("TICIC"). The largest multi-family loan at December 31, 1997, had an outstanding balance of $1.9 million. The second largest multi-family loan at that date had an outstanding balance of $1.4 million. Large multi-family loans, such as these two loans, are originated on the basis of the Bank's underwriting standards for commercial real estate loans. The Bank also participates with other savings institutions to provide financing for projects within the state of New Jersey via the TICIC. The Bank has four participation loans outstanding with the TICIC at December 31, 1997, totaling $2.2 million, which are secured by four senior citizen complexes.

Other Lending. The Bank also offers other loans, primarily loans secured by savings accounts and commercial, business, personal and automobile loans. At December 31, 1997, $6.7 million, or 1.1%, of the loan portfolio consisted of such other loans.

Loan Approval Authority and Underwriting. All loans secured by real estate must have the approval or ratification of the members of the Loan Committee, which consists of two directors and at least two officers engaged in the lending area. The Loan Committee meets at least monthly to review and ratify management's approval of loans made within the scope of its authority since the last committee meeting, and to approve mortgage loans made in the excess of $750,000, but not greater than $1.0 million. Real estate loans in excess of $1.0 million require prior Board approval. Prior Board approval is also required for the origination of consumer and business loans in excess of $100,000 for unsecured loans, and $500,000 for secured loans.

One- to four-family residential mortgage loans are generally underwritten according to Freddie Mac guidelines, except as to loan amount and certain documentation. For all loans originated by the Bank, upon receipt of a completed loan application from a prospective borrower, a credit report is then requested, income, assets and certain other information are verified and, if necessary, additional financial information is requested. An appraisal of the real estate intended to secure the proposed loan is required, which is currently performed by appraisers designated and approved by the Board of Directors. It is the Bank's policy to obtain appropriate insurance protections, including title and flood insurance, on all real estate first mortgage loans. Borrowers must also obtain hazard insurance prior to closing. Borrowers generally are required to advance funds for certain items such as real estate taxes, flood insurance and private mortgage insurance, when applicable.

Loan Servicing. The Bank generally retains the servicing rights on loans it has sold. The Bank receives fees for these servicing activities, which include collecting and remitting loan payments, inspecting the properties and making certain insurance and tax payments on behalf of the borrowers. The Bank was servicing $93.7 million and $101.2 million of mortgage loans for others at December 31, 1997 and 1996, respectively. The Bank received $288,000 and $325,000 in servicing fees for the years ended December 31, 1997 and 1996, respectively.

Loan Purchases and Sales. The Bank is a Freddie Mac qualified servicer in good standing, and may sell any of its conforming loans originated, subject to Freddie Mac requirements, and retain the servicing rights. As a part of its asset/liability management, the Bank will sell loans, on occasion, in order to reduce or minimize potential interest rate and credit risk. To account for such sales, the Bank has established an available for sale category and carries loans available for sale at the lower of cost or market. As of December 31, 1997, the Bank did not have any mortgage loans classified as available for sale. Mortgage loans sold totalled $5.0 million and $6.9 million for the years ended December 31, 1997 and 1996, respectively. From time to time, the Bank may also purchase mortgage loans in order to maintain stable interest income, if and when management believes it is prudent to do so. The Bank purchased $10.7 million and $10.1 million in mortgage loans from third-party correspondents for the years ended December 31, 1997 and 1996, respectively. The Bank underwrote the loans and verified documentation prior to purchase and has representations and warranties on same for a one year period, including repayment of remaining purchased premiums if a loan prepays within the first 12 months.

DELINQUENCIES AND CLASSIFIED ASSETS

Delinquent Loans. In the late 1980s and early 1990s, the Bank experienced an increase in loans delinquent 90 days or more. The increase occurred primarily with single family residential loans, which the Bank attributes, in large part, to the decline in economic conditions in the Northeast, the weakness of the New Jersey real estate market and the national recession. Since 1992, delinquent loans have decreased, due to an improving economy and continued stabilization of the New Jersey real estate market. The aggregate principal balances of one- to four-family loans delinquent 90 days or more had declined to $4.3 million at December 31, 1997, from $4.7 million at December 31, 1996. At December 31, 1997, one- to four-family loans delinquent 90 days or more consisted of 44 loans. There can be no assurances, however, that such declines will continue, or that increases will not occur.

At December 31, 1997, 1996 and 1995, delinquencies in the Bank's loan portfolio were as follows:

                                                         1997                                             1996
                                    ----------------------------------------------  ----------------------------------------------
                                          60-89 Days            90 Days or More           60-89 Days            90 Days or More
                                    ---------------------    ---------------------  ---------------------    ---------------------
                                     Number     Principal     Number     Principal   Number     Principal     Number     Principal
                                    of Loans     Balance     of Loans     Balance   of Loans     Balance     of Loans     Balance
                                    --------    ---------    --------    ---------  --------    ---------    --------    ---------
                                                                       (Dollars in thousands)
One- to four-family.................      22       $2,178          46       $4,303        29       $2,505          53       $4,731
Home equity loans...................       1           23           2           29         3          100           2           78
                                    --------    ---------    --------    ---------  --------    ---------    --------    ---------
    Total mortgage loans............      23        2,201          48        4,332        32        2,605          55        4,809
Other loans.........................       -            -           -            -         -            -           2            4
                                    --------    ---------    --------    ---------  --------    ---------    --------    ---------
    Total loans.....................      23       $2,201          48       $4,332        32       $2,605          57       $4,813
                                    ========    =========    ========    =========  ========    =========    ========    =========
Delinquent loans to total
    loans receivable, net (1).......                 0.37%                    0.74%                  0.51%                    0.94%
                                                =========                =========              =========                =========

                                                         1995
                                    ----------------------------------------------
                                          60-89 Days            90 Days or More
                                    ---------------------    ---------------------
                                     Number     Principal     Number     Principal
                                    of Loans     Balance     of Loans     Balance
                                    --------    ---------    --------    ---------
                                               (Dollars in thousands)
One- to four-family.................      44       $3,284          53       $5,848
Home equity loans...................       1            5           4          190
                                    --------    ---------    --------    ---------
    Total mortgage loans............      45        3,289          57        6,038
Other loans.........................       2           90           -            -
                                    --------    ---------    --------    ---------
    Total loans.....................      47       $3,379          57       $6,038
                                    ========    =========    ========    =========
Delinquent loans to total
    loans receivable, net (1).......                 0.74%                    1.32%
                                                =========                =========
------------------------------------
(1) Total loans receivable, net includes loans available for sale.

The following table sets forth information regarding non-accrual loans, loans delinquent 90 days or more, and REO. At December 31, 1997, REO totaled $1.4 million and consisted of 13 properties. It is the policy of the Bank to cease accruing interest on loans 90 days or more past due with loan-to-value ratios in excess of 55% and to charge off all accrued interest. For the year ended December 31, 1997, the amount of additional interest income that would have been recognized on nonaccrual loans if such loans had continued to perform in accordance with their contractual terms was $326,000.

                                                                    At December 31,
                                     ----------------------------------------------------------------------------------
                                           1997             1996             1995             1994             1993
                                     --------------     ------------     -----------      ------------     ------------
                                                                    (Dollars in thousands)
Non-accrual mortgage loans .........         $3,735           $4,716           $5,838          $ 8,636          $10,631
Non-accrual other loans ............              -                4                -              160              453
                                     --------------     ------------     -----------      ------------     ------------
      Total non-accrual loans ......          3,735            4,720            5,838            8,796           11,084
                                     --------------     ------------     -----------      ------------     ------------
Loans 90 days or more delinquent
   and still accruing ..............            597               93              200              248              463
                                     --------------     ------------     -----------      ------------     ------------
       Total non-performing loans...          4,332            4,813            6,038            9,044           11,547
     Total real estate owned, net of
       related allowance for loss ..          1,380            1,517            3,131            1,633            2,039
                                     --------------     ------------     -----------      ------------     ------------
Total non-performing assets ........         $5,712           $6,330           $9,169          $10,677          $13,586
                                     ==============     ============     ============     ============     ============

Non-performing loans to total loans
   receivable, net..................           0.74%            0.94%            1.32%            2.17%            2.77%
Total non-performing assets to total
    assets..........................           0.54%            0.64%            0.97%            1.34%            1.73%


Classification of Assets. Federal regulations provide for the classification of loans and other assets such as debt and equity securities considered by the OTS to be of lesser quality as "substandard," "doubtful," or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the Bank will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets that do not expose the savings institution to risk sufficient to warrant classification in one of the aforementioned categories, but which possess some weaknesses, are required to be designated "special mention" by management. Loans designated as special mention are generally loans that, while current in required payment, have exhibited some potential weaknesses that, if not corrected, could increase the level of risk in the future. Pursuant to the Bank's internal guidelines, all loans 90 days past due are classified substandard, doubtful, or loss.

The following table sets forth the aggregate amount of the Bank's special mention and classified assets at the dates indicated.

                                                                   At December 31,
                                              ---------------------------------------------------------
                                                     1997                1996                1995
                                              -----------------   -----------------   -----------------
                                                                    (In thousands)
Special mention ...........................              $  698              $  290              $1,348

Classified Assets
Substandard assets ........................               6,279               6,037               6,287
Doubtful assets ...........................                  41                 167                 253
                                              -----------------   -----------------   -----------------
    Total special mention and
       classified assets ..................              $7,018              $6,494              $7,888
                                              =================   =================   =================

As of December 31, 1997, the Bank had no single special mention or classified asset with a balance of greater than $240,000.

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the adequacy of the allowance, including an assessment of known and inherent risks in its loan portfolio, review of individual loans for adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and consideration of current economic conditions. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers the fair value of the underlying collateral, economic conditions, historical loan loss experience, and other factors that warrant recognition in providing for an adequate loan loss allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of real estate owned. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

The Bank provided $1.2 million and $550,000 in provision for loan losses for the years ended December 31, 1997 and 1996, respectively. The Bank determined, after performing its asset classification review, that the allowance was adequate and within industry standards. At December 31, 1997, the total allowance was $6.1 million, which amounted to 1.0% of loans receivable, net and 106.7% of non-performing assets. Management will continue to maintain an allowance for loan losses consistent with regulatory expectations for non-performing assets, and will also adhere to the Bank's policy of evaluating the risks inherent in its loan portfolio and the New Jersey economy. The Bank will continue to monitor the level of its allowance for loan losses in order to maintain it at a level which management considers adequate to provide for potential loan losses.

The following table sets forth activity in the Bank's allowance for loan losses for the periods indicated.

                                                                For the Years Ended December 31,
                                  --------------------------------------------------------------------------------------
                                        1997              1996              1995              1994              1993
                                  --------------    --------------    --------------    --------------    --------------
                                                                       (In thousands)
Balance at beginning of period ...        $5,322            $5,247           $ 5,745            $5,899           $ 5,751
Provision for loan losses.........         1,200               550               310               300             1,200
Charge-offs.......................          (425)             (585)           (1,044)             (490)           (1,087)
Recoveries........................                             110               236                36                35
                                  --------------    --------------    --------------    --------------    --------------
Balance at end of period..........        $6,097            $5,322           $ 5,247            $5,745           $ 5,899
                                  ==============    ==============    ==============    ==============    ==============

The following tables set forth the Bank's percent of allowance for loan losses to total allowance for loan losses and the percent of loans to total loans in each of the categories listed at the dates indicated.

                                                                                At December 31,
                                                  -------------------------------------------------------------------------
                                                               1997                                   1996
                                                  ----------------------------------     ----------------------------------
                                                                         Percent of                             Percent of
                                                           Percent of     Loans in                Percent of     Loans in
                                                          Allowance to      Each                 Allowance to      Each
                                                              Total      Category to                 Total      Category to
                                                  Amount    Allowance    Total Loans     Amount    Allowance    Total Loans
                                                  ------  ------------   -----------     ------  ------------   -----------
                                                                            (Dollars in thousands)
One- to four-family.............................  $3,483         57.13%        82.28%    $3,641         68.42%        83.14%
Equity loans....................................     458          7.51          7.10        437           8.21         7.60
Construction....................................     894         14.66          2.96        577          10.84         2.50
Commercial real estate..........................     572          9.38          5.49        347           6.52         4.49
Multi-family....................................     109          1.79          1.04         89           1.67         1.15
                                                  ------  ------------   -----------     ------  ------------   -----------
 Total mortgage loans...........................   5,516         90.47         98.87      5,091          95.66        98.88
Consumer loans..................................     193          3.17          1.13        174           3.27         1.12
Other...........................................      65          1.07          -            13           0.24         -
Unallocated.....................................     323          5.30          -            44           0.83         -
                                                  ------  ------------   -----------     ------  ------------   -----------
 Total allowance for loan losses................  $6,097        100.00%       100.00%    $5,322         100.00%      100.00%
                                                  ======  ============   ===========     ======  ============   ===========

                                                                            At December 31,
                               ---------------------------------------------------------------------------------------------------
                                             1995                              1994                              1993
                               -------------------------------    ------------------------------    ------------------------------
                                                    Percent of                        Percent of                        Percent of
                                                     Loans in                          Loans in                          Loans in
                                        Percent of     Each               Percent of     Each               Percent of     Each
                                        Allowance    Category             Allowance    Category             Allowance    Category
                                         to Total    to Total              to Total    to Total              to Total    to Total
                                Amount   Allowance     Loans      Amount   Allowance     Loans      Amount   Allowance     Loans
                                ------  ----------  ----------    ------  ----------  ----------    ------  ----------  ----------
                                                                      (Dollars in thousands)
One- to four-family ........... $3,842       73.22%      84.20%   $4,408       76.73%      85.98%   $4,238       71.84%      86.56%
Equity loans...................    348        6.63        7.21       301        5.24        7.28       219        3.71        6.53
Construction...................    301        5.74        1.64       181        3.15        0.75       566        9.59        0.92
Commercial real estate.........    173        3.30        3.73       100        1.74        3.16        44        0.75        2.96
Multi-family...................     97        1.85        2.09        55        0.96        1.84        26        0.44        1.73
 A.I.D.........................                  -        0.04                     -        0.04         -           -        0.05
                                ------  ----------  ----------    ------  ----------  ----------    ------  ----------  ----------
  Total mortgage Loans.........  4,761       90.74       98.91     5,045       87.82       99.05     5,093       86.33       98.75
Consumer loans.................    147        2.80        1.09       208        3.62        0.95       263        4.46        1.25
Other..........................     49        0.93           -        14        0.24           -       145        2.46           -
Unallocated....................    290        5.53           -       478        8.32           -       398        6.75           -
                                ------  ----------  ----------    ------  ----------  ----------    ------  ----------  ----------
 Total allowance for
  loan losses.................. $5,247      100.00%     100.00%   $5,745      100.00%     100.00%   $5,899      100.00%     100.00%
                                ======  ==========  ==========    ======  ==========  ==========    ======  ==========  ==========

MORTGAGE-BACKED SECURITIES

Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which, in general, are passed from the mortgage originators, through intermediaries that pool and repackage the participation interest in the form of securities, to investors such as the Bank. Such intermediaries may be private issuers, or agencies of the U.S. Government, including Freddie Mac, FNMA and GNMA that guarantee the payment of principal and interest to investors.

Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages can be composed of either fixed- or ARM loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. As a result, the interest rate risk characteristics of the underlying pool of mortgages (e.g., fixed-rate or adjustable-rate) as well as prepayment, default and other risks associated with the underlying mortgages (see "Lending Activities") are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgage(s).

The actual maturity of a mortgage-backed security varies, depending on when the mortgagors repay or prepay the underlying mortgages. Prepayments of the underlying mortgages may shorten the life of the security, thereby affecting its yield to maturity and the related market value of the mortgage-backed security. The yield is based upon the interest income and the amortization of the premium or discount related to the mortgage-backed security. Premiums and discounts are amortized over the anticipated life of the loans. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield calculation of the mortgage-backed security, and these assumptions are reviewed periodically to reflect the actual prepayment. The actual prepayments of the underlying mortgages depend on many factors, including the type of mortgages, the coupon rates, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages, general levels of market interest rates, and general economic conditions. GNMA mortgage-backed securities that are backed by assumable Federal Housing Authority ("FHA") or Veterans Administration ("VA") loans generally have a longer life than conventional non-assumable loans underlying Freddie Mac and FNMA mortgages-backed securities. The difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates is an important determinant in the rate of prepayments. During periods of falling mortgage interest rates, prepayments generally increase, as opposed to periods of increasing interest rates whereby prepayments generally decrease. If the interest rate of underlying mortgages significantly exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages.
Prepayment experience is more difficult to estimate for adjustable-rate mortgage-backed securities, both convertible and non-convertible.

The Bank has significant investments in mortgage-backed securities and has utilized such investments to complement its mortgage lending activities. At December 31, 1997, mortgage-backed securities, net, including those available for sale, totaled $354.3 million, or 33.8% of total assets. The market value of such securities totaled approximately $357.8 million at December 31, 1997. The Bank invests in a large variety of mortgage-backed securities, including ARM, balloon and fixed-rate mortgage-backed securities, the majority of which are directly insured or guaranteed by Freddie Mac, GNMA and FNMA. At such date, the mortgage-backed securities portfolio had a weighted average interest rate of 7.09%. Fixed coupon rates ranged from 7.50% to 9.00% for GNMA, 6.00% to 10.00% for Freddie Mac, 6.00% to 8.00% for FNMA fixed-rate securities and 5.37% to 9.00% for fixed-rate CMOs. Variable rate coupon ranges were as follows: 7.00% to 7.38% for GNMA ARM mortgage-backed securities; 6.43% to 8.70% for Freddie Mac ARM mortgage-backed securities; 6.50% to 7.96% for FNMA ARM mortgage-backed securities; and 5.82% to 6.95% for adjustable rate CMOs.

Included in the total mortgage-backed securities portfolio are CMOs which had an amortized cost of $56.4 million. The Bank generally purchases short-term, straight sequential or planned amortization class ("PAC") CMOs. CMOs are securities created by segregating or portioning cash flows from mortgage pass-through securities or from pools of mortgage loans. CMOs provide a broad range of mortgage investment vehicles by tailoring cash flows from mortgages to meet the varied risk and return preferences of investors. These securities enable the issuer to "carve up" the cash flow from the underlying securities and thereby create multiple classes of securities with different maturity and risk characteristics. The CMOs and other mortgage-backed securities in which the Bank invests may have a multi-class structure ("Multi-Class Mortgage Securities"). Multi-Class Mortgage Securities issued by private issuers may be collateralized by pass-through securities guaranteed by GNMA or issued by FNMA or Freddie Mac, or they may be collateralized by whole loans or pass-through mortgage-backed securities of private issuers. Each class has a specified maturity or final distribution date. In one structure, payments of principal, including any principal prepayments, on the collateral are applied to the classes in the order of their respective stated maturities or final distribution dates, so that no payment of principal will be made on any class until all classes having an earlier stated maturity or final distribution date have been paid in full. In other structures, certain classes may pay concurrently, or one or more classes may have a priority with respect to payments on the underlying collateral up to a specified amount. The Bank's funds have not and will not be invested in any class with residual characteristics. The weighted average life of CMOs at December 31, 1997, was 2.64 years. The stated weighted average contractual maturity of the Bank's CMOs, at December 31, 1997, was 21.6 years.

The Bank only purchases CMOs and mortgage-backed securities that are rated "AA" or higher at the time of purchase. Prior to purchasing CMOs, each security is tested for Federal Financial Institutions Examination Council ("FFIEC") qualification. FFIEC qualification is no longer a regulatory requirement, however, the Bank continues to adhere to these requirements as part of its investment policy. A large percentage of the fixed-rate CMOs purchased have projected average durations of three years or less using current market prepayment assumptions prevalent at the time of purchase and projected average durations that do not exceed nine years in the event of a 300 basis point increase in market rates of interest. The Bank receives a detailed analysis from the broker/dealer or from the Bloomberg System on each security.

Management believes that the Bank is currently in full compliance with OTS guidelines governing securities, including Thrift Bulletin ("TB") 52, which became effective February 10, 1992. Among other things, TB 52 sets forth certain guidelines with respect to depository institutions' investments in certain "high-risk mortgage securities" that are not suitable investments. "High-risk mortgage securities" are defined as any mortgage derivative product that at the time of purchase, or at any subsequent date, meets any of the following three tests: (i) the expected remaining weighted average life (i.e., the expected time until repayment of principal on a mortgage-backed security) of the security exceeds 10 years; (ii) the expected remaining weighted average life of the security extends by more than four years in the event of an immediate and sustained parallel shift in the yield curve of plus 300 basis points; (iii) the expected remaining weighted average life of the security shortens by more than six years in the event of an immediate and sustained parallel shift in the yield curve of negative 300 basis points; or (iv) the estimated change in the price of the security is more than 17% in the event of an immediate and sustained paralleled shift in the yield curve of plus or minus 300 basis points. Additionally, floating-rate tranches that are tied to a conventional widely-used index are subject to reflecting the impact on lifetime caps and floors. High-risk mortgage securities may be purchased only in limited circumstances, and if held in portfolio, must be reported as either trading securities or as available for sale securities. As of December 31, 1997, the Bank had no securities that qualified as "high risk" mortgage securities under TB 52, subsequent to their acquisition.

The amortized cost and market value of mortgage-backed securities held to maturity at December 31, 1997 and 1996, by contractual maturity are shown below. Expected maturities will differ from contractual maturities due to borrowers having the right to call or prepay obligations, with or without penalties.

                                                     1997                          1996
                                         ---------------------------    ---------------------------
                                           Amortized        Market        Amortized        Market
                                              Cost          Value            Cost          Value
                                         ------------   ------------    ------------   ------------
                                                                (In thousands)
Mortgage-backed securities held to
 maturity due in:
     Less than one year.................     $  4,029       $  4,113        $ 13,678       $ 13,761
     One year through five years........       15,184         15,303          24,723         24,941
     Five years through ten years.......       16,087         16,326          17,643         17,818
     Greater than ten years.............      171,857        174,941         196,339        198,532
                                         ------------   ------------    ------------   ------------
                                             $207,157       $210,683        $252,383       $255,052
                                         ============   ============    ============   ============

Mortgage-backed securities available
 for sale due in:
     Less than one year.................     $      0       $      0        $      0       $      0
     One year through five years........        1,377          1,362           1,667          1,635
     Five years through ten years.......       22,704         22,862           7,010          6,947
     Greater than ten years.............      122,265        122,913         111,993        112,215
                                         ------------   ------------    ------------   ------------
                                             $146,346       $147,137        $120,670       $120,797
                                         ============   ============    ============   ============

Investment Activities

The Investment Policy of the Bank, which is established by the Board of Directors and reviewed by the Investment Committee, is designed primarily to provide and maintain liquidity, to generate a favorable return on investments without incurring undue interest rate and credit risk and to complement the Bank's lending activities. The Policy currently provides for held to maturity, available for sale and trading portfolios. In order to enhance the Bank's liquidity and flexibility, total return, or minimize interest rate risk, securities may be acquired for the available for sale portfolio. Investment securities and mortgage-backed securities, other than those designated as available for sale or trading, are comprised of debt securities that the Bank has the positive intent and ability to hold to maturity. Investment securities held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts using the level-yield method over the estimated lives of the securities. At December 31, 1997, the Bank had investment securities held to maturity in the aggregate amount of $31.0 million, with a market value of $31.2 million.

New Jersey state-chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and loans on federal funds. Subject to various restrictions, state-chartered savings institutions may also invest a portion of their assets in commercial paper, corporate debt securities and asset-backed securities.

In November 1995, the Financial Accounting Standards Board ("FASB") issued "Special Report--A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," which provided the Bank with an opportunity to reassess the appropriateness of the classifications of all its securities, and on December 15, 1995, the Bank reclassified $77.5 million in amortized cost of investment and mortgage-backed securities from held to maturity to available for sale. The net unrealized loss after tax effect as of the date of the transfer was $40,000. At December 31, 1997, investment securities available for sale had a net unrealized gain of $27,000.

Investments Available for Sale. The Bank maintains a portfolio of investments available for sale to minimize interest rate and market value risk. These investments, designated as available for sale at purchase, are marked to market in accordance with SFAS No. 115. The Bank's Investment Policy designates what type of securities may be contained in the available for sale portfolio. This portfolio of available for sale investments is reviewed and priced at least monthly. As of December 31, 1997, the market value of investment securities available for sale was $17.7 million, with an amortized cost basis of $17.7 million, and was composed of U.S. Treasury and agencies securities, and corporate debt obligations. The available for sale portfolio had a weighted average contractual maturity of 3.61 years. A substantial portion of the investment portfolio is comprised of callable agency notes, which have a variety of call options available to the issuer at predetermined dates. The investment portfolio's yield is enhanced by the addition of callable agency notes, due to the issuer's flexibility in repricing their funding source, while creating reinvestment risk to the Bank. At December 31, 1997, $39.7 million, or 81.4% of the total investment portfolio, including securities available for sale, were callable.

Investment Portfolio. The following table sets forth certain information regarding the carrying and market values of the Bank's investment portfolio at the dates indicated:

                                                                                At December 31,
                                        --------------------------------------------------------------------------------------------
                                                     1997                            1996                           1995
                                        -----------------------------   -----------------------------   ----------------------------
                                           Amortized        Market         Amortized        Market         Amortized       Market
                                             Cost            Value           Cost            Value           Cost          Value
                                        -------------   -------------   -------------   -------------   -------------   ------------
                                                                                 (In thousands)
Investment securities held to maturity:
 U.S. Government and agency
  obligations..........................     $28,966         $29,083         $38,955         $38,980         $39,003        $39,617
 State obligations.....................       2,065           2,067               -               -               -              -
                                            -------         -------         -------         -------         -------        -------
  Total investment securities
   held to maturity ...................     $31,031         $31,150         $38,955         $38,980         $39,003        $39,617
                                            =======         =======         =======         =======         =======        =======

Investment securities available for sale:
 U.S. Government and agency
  obligations..........................     $12,976         $13,016         $12,964         $12,836         $ 1,000        $   996
 Corporate obligations.................       4,698           4,685           2,000           1,995           1,041          1,062
                                            -------         -------         -------         -------         -------        -------
  Total investment securities
   available for sale .................     $17,674         $17,701         $14,964         $14,831         $ 2,041        $ 2,058
                                            =======         =======         =======         =======         =======        =======

Other income-earning investments:
 Federal Funds sold....................     $ 6,050         $ 6,050         $ 1,850         $ 1,850         $17,875        $17,875
 FHLB-NY stock.........................       8,045           8,045           7,428           7,428           6,276          6,276
                                            -------         -------         -------         -------         -------        -------
  Total other income-earning
   investments ........................     $14,095         $14,095         $ 9,278         $ 9,278         $24,151        $24,151
                                            =======         =======         =======         =======         =======        =======

The table below sets forth certain information regarding the contractual maturities, amortized costs, market values, and weighted average yields for the Bank's investment portfolio at December 31, 1997.

                                                                 At December 31, 1997
                                          ------------------------------------------------------------------------
                                                                  More than One Year to    More than Five Years to
                                             One Year or Less        Five Years                  Ten Years
                                          ---------------------  -----------------------   -----------------------
                                                       Weighted                 Weighted                  Weighted
                                          Amortized    Average   Amortized      Average    Amortized      Average
                                             Cost       Yield      Cost          Yield       Cost          Yield
                                          ----------  ---------  -----------  ----------   ----------  -----------
                                                                     (Dollars in thousands)
Investment securities held to
 maturity:
   U.S. Government and agency
      obligations..................       $        -          -% $    11,991        6.77%  $   13,976         7.32%
   State obligations...............                -          -          600        6.26          585         6.53
                                          ----------  ---------  -----------  ----------   ----------  -----------
   Total investment securities held
      To maturity..................       $        -          -% $    12,591        6.75%  $   14,561         7.29%
                                          ==========  =========  ===========  ==========   ==========  ===========

Investment securities available for
 sale:
   U.S. Government and agency
      obligations..................       $        -          -% $     9,976        6.22%  $    3,000         6.75%
   Corporate obligations...........            2,698       4.93        2,000        5.79            -            -
                                          ----------  ---------  -----------  ----------   ----------  -----------
   Total investment securities
      available for sale...........       $    2,698       4.93% $    11,976        6.15%  $    3,000         6.75%
                                          ==========  =========  ===========  ==========   ==========  ===========

Other income-earning investments:
   Federal funds sold..............       $    6,050       5.20% $         -           -%  $        -            -%
   FHLB-NY stock (1)...............            8,045       7.05            -           -            -            -
                                          ----------  ---------  -----------  ----------   ----------  -----------
   Total other income-earning
      investments..................       $   14,095       6.26% $         -           -%  $        -            -%
                                          ==========  =========  ===========  ==========   ==========  ===========

                                            More than Ten Years                           Total
                                          -----------------------    ----------------------------------------------
                                                       Weighted        Average                            Weighted
                                          Amortized    Average         Life in    Amortized     Market    Average
                                             Cost       Yield           Years       Cost        Value      Yield
                                          ----------  -----------    ----------  ----------  ----------  ----------
                                                                    (Dollars in thousands)
Investment securities held to
 maturity:
   U.S. Government and agency
      obligations..................       $    2,999         8.02%         6.28  $   28,966  $   29,083        7.16%
   State obligations...............       $      880         6.80          8.37       2,065       2,067        6.57
                                          ----------  -----------    ----------  ----------  ----------  ----------
   Total investment securities held
      To maturity..................       $    3,879         7.74%         6.42  $   31,031  $   31,150        7.12%
                                          ==========  ===========    ==========  ==========  ==========  ==========

Investment securities available for
 sale:
   U.S. Government and agency
      obligations..................       $        -            -%         4.23  $   12,976  $   13,016        6.34%
   Corporate obligations...........                -            -          1.91       4,698       4,685        5.30
                                          ----------  -----------    ----------  ----------  ----------  ----------
   Total investment securities
      available for sale...........       $        -            -          3.61  $   17,674  $   17,701        6.06%
                                          ==========  ===========    ==========  ==========  ==========  ==========

Other income-earning investments:
   Federal funds sold..............       $        -            -    $        -  $    6,050  $    6,050        5.20%
   FHLB-NY stock (1)...............                -            -             -       8,045       8,045        7.05
                                          ----------  -----------    ----------  ----------  ----------  ----------
   Total other income-earning
      investments..................       $        -            -    $        -  $   14,095  $   14,095        6.26%
                                          ==========  ===========    ==========  ==========  ==========  ==========
-------------------------------------

(1) FHLB-NY stock does not have a stated maturity.

SOURCES OF FUNDS

General. The Bank's primary source of funds are deposits; proceeds from principal and interest payments on loans and mortgage-backed securities; sales of loans, mortgage-backed securities and investments available for sale; maturities of investment securities and short-term investments; and, to an increasing extent, advances from the FHLB-NY, reverse repurchase agreements and other borrowed funds.

Deposits. The Bank offers a variety of deposit accounts having a range of interest rates and terms. The Bank's deposits principally consist of fixed-term certificates, passbook savings, money market, Individual Retirement Accounts ("IRAs") and Negotiable Order of Withdrawal ("NOW") accounts. The flow of deposits is significantly influenced by general economic conditions, changes in money market and prevailing interest rates and competition. The Bank's deposits are typically obtained from the areas in which its offices are located. The Bank relies primarily on customer service and long-standing relationships to attract and retain these deposits. At December 31, 1997, $121.0 million of the Bank's deposit balance consisted of IRAs. Also at that date, $74.7 million, or 9.2%, of the Bank's deposit balance consisted of deposit accounts with a balance greater than $100,000. The Bank does not currently accept brokered deposits.

The Bank seeks to maintain a high level of stable core deposits by providing convenient and high quality service through its extended branch network. To further this objective, the Bank acquired six branch offices from the RTC in 1991 for a deposit premium of $509,000, which was written off in 1996. As of December 31, 1997, the Bank continued to operate four of the offices, and transferred the deposits of the other two offices into existing First Savings branches. In February 1998, the Bank sold its Eatontown branch, with deposits of $25.2 million, to another financial institution. The Eatontown branch was one of the six acquired from the RTC in 1991. The Bank acquired two additional branches from the RTC in 1995 with deposits of approximately $112.8 million for a premium of $12.6 million. The Bank's strategy was to strengthen its market area within Middlesex County, and to provide better service to the communities within which these branches reside. During 1995, the Bank's deposit base grew $11.9 million, or 1.7%, excluding the $112.8 million in deposits acquired. During 1996, deposits decreased $11.7 million, or 1.5%, to $794.6 million. The decrease was due to increased competition and premium interest rates being paid by other institutions. For the year ended December 31, 1997, deposits increased $21.7 million, or 2.7%, due to partial retention of interest credited.

The following table presents the deposit activity of the Bank for the periods indicated:

                                                             Years Ended December 31,
                                          ---------------------------------------------------------------
                                               1997                   1996                   1995
                                          -----------------    -------------------    -------------------
                                                                  (In thousands)
Deposits ...............................        $ 1,647,809            $ 1,672,325            $ 1,374,946
Withdrawals.............................         (1,660,439)            (1,718,034)            (1,396,632)
Deposits acquired in purchase (1).......                  -                      -                112,785
                                          -----------------    -------------------    -------------------
Withdrawals less than
   (in excess of) deposits..............            (12,630)               (45,709)                91,099
Interest credited ......................             34,318                 33,966                 33,626
                                          -----------------    -------------------    -------------------
Total increase (decrease) in deposits...        $    21,688            $   (11,743)           $   124,725
                                          =================    ===================    ===================

------------------
(1)  Purchase of deposits from the Resolution Trust Corporation.

The following table presents, by various categories, the amount of certificate accounts outstanding at December 31, 1997 and 1996, and the time to maturity of the certificates accounts outstanding at December 31, 1997.

                                   At December 31,                                 Maturity at December 31, 1997
                         ---------------------------------    ---------------------------------------------------------------------
                                                                 Within One        One through
                               1997              1996               Year           Three Years      Thereafter           Total
                         ---------------   ---------------    ---------------   ---------------   ---------------   ---------------
                                                                        (In thousands)
Certificate accounts:
3.99% or less ............      $  2,279          $  2,750           $  2,279           $     -           $     -          $  2,279
4.00% to 4.49% ...........            59             6,095                 59                                                    59
4.50% to 4.99% ...........        22,485           115,608             20,676             1,809                              22,485
5.00% to 5.49%............       223,735           206,457            211,624             6,353             5,758           223,735
5.50% to 5.99%............       159,343            50,905            102,959            39,983            16,401           159,343
6.00% to 6.49%............        22,313            30,351              1,463             4,570            16,280            22,313
6.50% to 6.99%............        29,664            43,605              5,833            12,231            11,600            29,664
7.00% to 7.49%............         2,592             2,535              2,486                 0               106             2,592
7.50% to 7.99%............         2,888             2,811                349             1,396             1,143             2,888
8.00% and greater.........           380               664                173               207                 0               380
                                --------          --------           --------           -------           -------          --------
   Total..................      $465,738          $461,781           $347,901           $66,549           $51,288          $465,738
                                ========          ========           ========           =======           =======          ========

At December 31, 1997, the Bank had $43.1 million in certificate accounts in amounts of $100,000 or more maturing as follows:

                                                                             Amount
                                                                       ------------------
                                                                         (In thousands)
MATURITY PERIOD
---------------
Three months or less..................................................            $14,365
Over 3 through 6 months...............................................              9,915
Over 6 through 12 months..............................................              8,116
Over 12 months........................................................             10,712
                                                                       ------------------
     Total............................................................            $43,108
                                                                       ==================

The following table sets forth the distribution of the Bank's average accounts for the periods indicated and the weighted average nominal interest rates on each category of deposits presented.

                                                                          Years Ended December 31,
                               ----------------------------------------------------------------------------------------------------
                                              1997                           1996                            1995
                               --------------------------------   -----------------------------   ---------------------------------
                                           Percent of                      Percent of                      Percent of
                                              Total    Weighted               Total    Weighted               Total     Weighted
                                  Average    Average    Average   Average    Average    Average   Average    Average     Average
                                  Balance   Deposits     Rate     Balance   Deposits     Rate     Balance   Deposits      Rate
                               ----------------------------------------------------------------------------------------------------
                                                                           (Dollars in thousands)
Non-interest bearing demand...   $ 21,864     2.71%         -%    $ 19,491      2.42%        -%   $ 16,610      2.10%         -%
Money market accounts.........    135,931    16.83       3.31      124,097     15.40      3.28     129,426     16.37       3.20
Savings accounts..............    127,744    15.82       2.55      139,045     17.26      2.53     140,122     17.73       2.55
NOW accounts..................     57,832     7.16       1.87       54,079      6.71      1.96      50,552      6.40       1.89
                                 --------   ------      -----     --------    ------     -----    --------    ------      -----
     Sub-total................    343,371    42.52       2.57      336,712     41.79      2.57     336,710     42.60       2.57
                                 --------   ------      -----     --------    ------     -----    --------    ------      -----

Certificate accounts:
  Less than six months........    141,821    17.56       5.09      142,332     17.67      4.85     128,984     16.32       5.05
  Over 6 through 12 months....    171,859    21.29       5.32      166,356     20.65      5.34     157,267     19.90       5.51
  Over 12 through 36 months...     53,151     6.58       5.73       59,192      7.35      5.65      67,921      8.59       5.22
  Over 36 months..............     97,320    12.05       6.07      101,014     12.54      6.16      99,483     12.59       6.41
                                 --------   ------      -----     --------    ------     -----    --------    ------      -----
     Total certificate
      accounts ...............    464,151    57.48       5.46      468,894     58.21      5.39     453,655     57.40       5.53
                                 --------   ------      -----     --------    ------     -----    --------    ------      -----
     Total average deposits...   $807,522   100.00%      4.23%    $805,606    100.00%     4.22%   $790,365    100.00%      4.27%
                                 ========   ======      =====     ========    ======     =====    ========    ======      =====

BORROWINGS

The Bank's policy has been to utilize borrowings as an alternate and/or less costly source of funds. The bank obtains advances from the FHLB-NY, which are collateralized by the capital stock of the FHLB-NY held by the Bank, and certain mortgage loan and mortgage-backed securities of the Bank. The Bank also borrows funds via reverse repurchase agreements with the FHLB-NY and primary broker/dealers. Advances from the FHLB-NY are made pursuant to several different credit programs, each of which has its own interest rate and maturity. The maximum amount that the FHLB-NY will advance to member institutions, including the bank, for purposes other than withdrawals, fluctuates from time to time in accordance with the policies of the FHLB-NY and the OTS. The maximum amount of FHLB-NY advances permitted to a member institution generally is reduced by borrowings from any other source. At December 31, 1997, the Bank's FHLB-NY advances totaled $23.0 million, representing 2.4% of total liabilities.

During 1997, the Bank continued to borrow funds from the FHLB-NY and primary broker/dealers. The borrowings are collateralized by designated mortgage-backed and investment securities. The total of these borrowings at December 31, 1997 was $95.4 million, representing 10.1% of total liabilities.

The Bank also has an available overnight line-of-credit with the FHLB-NY for a maximum of $48.9 million. The fee for the line-of-credit for the year ended December 31, 1997 was $500. The Bank may continue to increase borrowings in the future to fund asset growth. To the extent it does so, the Bank may experience an increase in its cost of funds.

The Bank, as part of the 1992 MHC Reorganization, established, for eligible employees, an ESOP which became effective at the completion of the 1992 MHC Reorganization. As part of the initial minority stock offering conducted in connection with the 1992 MHC Reorganization, the Bank's ESOP borrowed funds totaling $700,000 from an unrelated third party lender and used the funds to purchase 7% or 70,000 shares, of the common stock issued in the offering. On September 30, 1994, the third party lender was repaid by the Mutual Holding Company, which refinanced the ESOP loan at the same interest rate. The ESOP debt as of December 31, 1997 and 1996, was $546,000 and $646,000, respectively, and bears an interest rate equal to the prime rate less 1.50%, as published in the Wall Street Journal, with principal and interest payable in quarterly installments over a ten-year period. During each of the years ended December 31, 1997 and 1996, $25,000 of dividends paid on ESOP shares were used to pay down ESOP debt. Total interest paid on ESOP debt for the years ended December 31, 1997 and 1996, was $43,000 and $48,000, respectively. In July, 1995, the
Bank completed a secondary stock offering, whereby the ESOP purchased an additional 42,000 shares of common stock at $13.00 per share, totaling $546,000. The funds to purchase the shares were borrowed from the Mutual Holding Company. As of December 31, 1997, the borrowing is secured by 50,820 shares (as adjusted for stock dividends) of the Bank's common stock.

The following table sets forth certain information regarding the Bank's borrowed funds on the dates indicated:

                                                                      At or For the Years Ended December 31,
                                                             -----------------------------------------------------
                                                                    1997               1996               1995
                                                             ---------------    ---------------    ---------------
                                                                             (Dollars in thousands)
FHLB-NY advances:
   Average balance outstanding...............................       $ 33,308            $21,846            $21,231
   Maximum amount outstanding at any month-end
        during the period....................................         40,000             30,000             34,000
   Balance outstanding at end of period......................         23,000             30,000             19,000
   Weighted average interest rate during the period..........           6.20%              6.13%              5.72%
   Weighted average interest rate at end of period...........           6.28%              6.06%              6.13%

Reverse repurchase agreements:
   Average balance outstanding...............................       $ 80,662            $32,691            $11,834
   Maximum amount outstanding at any month-end
        during the period....................................        105,894             57,994             24,865
   Balance outstanding at end of period......................         95,444             57,994             19,750
   Weighted average interest rate during the period..........           6.08%              6.05%              6.50%
   Weighted average interest rate at end of period...........           5.96%              6.02%              6.13%

ESOP debt:
   Average balance outstanding...............................       $    604            $   704            $   510
   Maximum amount outstanding at any month-end
        during the period....................................            646                746                796
   Balance outstanding at end of period......................            546                646                746
   Weighted average interest rate during the period .........           7.07%              7.74%              8.08%
   Weighted average interest rate at end of period...........           7.00%              6.75%              7.00%

Total borrowings:
   Average balance outstanding...............................       $114,574            $55,241            $33,575
   Maximum amount outstanding at any month-end
        during the period....................................        131,465             88,640             59,661
   Balance outstanding at end of period......................        118,990             88,640             39,496
   Weighted average interest rate during the period..........           6.13%              6.10%              6.06%
   Weighted average interest rate at end of period...........           6.03%              6.04%              6.15%

SUBSIDIARY ACTIVITIES

FSB Financial Corp. FSB Financial Corp. is a wholly owned subsidiary of the Bank and provides a line of fixed and variable rate annuity products, along with mutual funds and term life insurance. For the year ended December 31, 1997, FSB Financial Corp. had net income of $189,000.

1000 Woodbridge Center Drive, Inc. 1000 Woodbridge Center Drive, Inc. is a wholly owned subsidiary of the Bank. 1000 Woodbridge Center Drive, Inc. is the owner of the Bank's corporate center. The subsidiary was inactive in 1997.

PERSONNEL

As of December 31, 1997, the Bank had 214 full-time employees and 28 part-time employees. The employees are not represented by a collective bargaining unit, and the Bank considers its relationship with its employees to be good.

                           FEDERAL AND STATE TAXATION

Federal Taxation

General. The Mutual Holding Company and the Bank report their income on an unconsolidated basis. The Bank and the Company will report their income on a calendar year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Bank, the Mutual Holding Company or the Company. The Bank was last audited by the IRS in 1984 and has not been audited by the New Jersey Division of Taxation ("DOT") in the past five years.

Bad Debt Reserve. Historically, savings institutions such as the Bank which met certain definitional tests primarily related to their assets and the nature of their business ("qualifying thrifts") were permitted to establish a reserve for bad debts and to make annual additions thereto, which may have been deducted in arriving at their taxable income. The Bank's deductions with respect to "qualifying real property loans," which are generally loans secured by certain interest in real property, were computed using an amount based on the percentage of taxable income method.

In August 1996, the provisions repealing the current thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996." The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Bank has previously recorded a deferred tax liability equal to the bad debt recapture and as such, the new rules will have no effect on net income or federal income tax expense.

For the tax years beginning after December 31, 1995, the Bank is not permitted to maintain a tax reserve for bad debts. As of December 31, 1997, the Bank had an excess amount subject to recapture equal to $12.7 million. The new rules allow an institution to suspend the bad debt reserve recapture for the 1996 and 1997 tax years if the institution's lending activity for those years is equal to or greater than the institution's average mortgage lending activity for the six taxable years preceding 1996. For this purpose, only home purchase and home improvement loans are included and the institution can elect to have the tax years with the highest and lowest lending activity removed from the average calculation. If an institution is permitted to postpone the reserve recapture, it must begin its six year recapture no later than the 1998 tax year. The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continue to be subject to provisions of present law referred to below that require recapture in the case of certain excess distributions to shareholders.

Distributions. To the extent that the Bank makes "non-dividend distributions" to the Mutual Holding Company and, in the future, to the Company that are considered as made (i) from the reserve for losses on qualifying real property loans, or (ii) from the supplemental reserve for losses on loans ("Excess Distributions"), then an amount based on the amount distributed will be included in the Bank's taxable income. Non-dividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of the Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Bank's bad debt reserve. Thus, any dividends to the Mutual Holding Company or to the Company that would reduce amounts appropriated to the Bank's bad debt reserve and deducted for federal income tax purposes would create a tax liability for the Bank. The amount of additional taxable income created from an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion and Reorganization, the Bank makes a "non-dividend distribution," then approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, assuming a 34% corporate income tax rate (exclusive of state and local taxes). The Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserve.

Corporate Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the "Code") imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carryovers of which the Bank currently has none. AMTI is increased by an amount equal to 75% of the amount by which the Bank's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). The Bank does not expect to be subject to the AMT.

Dividends Received Deduction and Other Matters. The Mutual Holding Company and, in the future, the Company may exclude from income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations, except that if the Mutual Holding Company, the Company or the Bank own more than 20% of the stock of a corporation distributing a dividend then 80% of any dividends received may be deducted.

STATE AND LOCAL TAXATION

State of New Jersey. The Bank and the Mutual Holding Company file New Jersey income tax returns. For New Jersey income tax purposes, savings institutions are presently taxed at a rate equal to 3% of taxable income. For this purpose, "taxable income" generally means federal taxable income, subject to certain adjustments (including the addition of net interest income on state and municipal obligations). The Bank is not currently under audit with respect to its New Jersey income tax returns.

The Company will be required to file a New Jersey income tax return because it will be doing business in New Jersey. For New Jersey tax purposes, regular corporations are presently taxed at a rate equal to 9% of taxable income. For this purpose, "taxable income" generally means Federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligations).

Delaware Taxation. As a Delaware holding company not earning income in Delaware, the Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

                                   REGULATION

General

The Bank is subject to extensive regulation, examination and supervision by the New Jersey Department of Banking ("the "Department"), as its chartering agency, the OTS, as its federal banking regulator, and the FDIC, as the deposit insurer. The Bank is a member of the FHLB System. The Bank's deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. The Bank must file reports with the Commissioner of the Department (the "Commissioner"), the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Department, the OTS and the FDIC to test the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Department, the OTS, the FDIC or the Congress, could have a material adverse impact on the Mutual Holding Company , the Company, the Bank and their operations. The Company, as a savings and loan holding company, will also be required to file certain reports with, and otherwise comply with the rules and regulations of the OTS and of the Securities and Exchange Commission (the "SEC") under the federal securities laws.

Any change in the regulatory structure or the applicable statutes or regulations, whether by the Department, the OTS, the FDIC or the Congress, could have a material impact on the Mutual Holding Company , the Company, the Bank, their operations or the Conversion and Reorganization. Congress has been considering various proposals to eliminate the federal thrift charter and abolish the OTS. The outcome of such legislation is uncertain. Therefore, the Bank is unable to determine the extent to which legislation, if enacted, would affect its business and what charter alternatives will be available at that time.

Certain of the regulatory requirements applicable to the Bank and to the Mutual Holding Company and/or the Company are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings associations set forth in this Form 10-K does not purport to be a complete description of such statutes and regulations and their effects on the Bank, the Mutual Holding Company and/or the Company and is qualified in its entirety by reference to such statutes and regulations.

FEDERAL REGULATION OF SAVINGS INSTITUTIONS

Business Activities. The activities of savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which savings associations may engage.

Loans-to-One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limit on loans-to-one borrower. Generally, this limit is 15% of the Bank's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. At December 31, 1997, the Bank's general policy is to limit loans-to-one borrower to $13.8 million. At December 31, 1997, the Bank's largest aggregate amount of loans-to-one borrower totaled $10.7 million.

QTL Test. The HOLA requires savings institutions to meet a QTL test. Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least nine months out of each 12 month period. A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of December 31, 1997, the Bank maintained 90.8% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered as "qualified thrift investments."

Limitation on Capital Distributions. OTS regulations impose limitations upon all capital distributions by a savings institution, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level and supervisory condition. An institution, such as the Bank, that exceeds all fully phased-in regulatory capital requirements before and after a proposed capital distribution ("Tier 1 Bank") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice to, but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. In the event the Bank's capital fell below its minimum capital requirements or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

Liquidity. The Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 4%) of its net withdrawable deposit accounts plus short-term borrowings. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank's average liquidity ratio at December 31, 1997 was 39.4%, which exceeded the applicable requirements. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Assessments. Savings institutions are required by regulation to pay assessments to the FDIC, the OTS and the New Jersey Department of Banking to fund the various agency's operations and periodic Bank examinations. The assessments paid by the Bank to these agencies for years ended December 31, 1997, 1996 and 1995 totaled $251,000, $271,000 and $217,000, respectively.

Transactions with Related Parties. The Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Mutual Holding Company, the Company and any non-savings institution subsidiaries that the Mutual Holding Company or the Company may establish) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A restricts the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A and the purchase of low quality assets from affiliates is generally prohibited.
Section 23B generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

The Bank's authority to extend credit to executive officers, directors and 10% shareholders ("insiders"), as well as entities such persons control, is governed by Sections 22(g) and 22(h) of the FRA, and Regulation O thereunder. Among other things, these regulations require such loans to be made on terms and conditions substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Recent legislation created an exception for loans to insiders made pursuant to a benefit or compensation program that are widely available to all employees of the institution and do not give preference to insiders over other employees. Regulation O also places individual and aggregate limits on the amounts of loans the Bank may make to insiders based, in part, on the Bank's capital position, and requires certain board approval procedures to be followed.

Enforcement. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal and state law also establishes criminal penalties for certain violations.

Standards for Safety and Soundness. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness ("Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

Capital Requirements. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3% leverage (core capital) ratio and an 8% risk based capital standard. Core capital is defined as common stockholder's equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights ("MSRs") and credit card relationships. The OTS regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "Prompt Corrective Regulatory Action."

The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

At December 31, 1997, the Bank met each of its capital requirements, in each case on a fully phased-in basis. The following table presents the Bank's capital position at December 31, 1997.

                                                                                             Excess (Deficiency)
                                            Bank Actual         Minimum Capital Adequacy           Amount
                                         ----------------------------------------------------------------------
                                         Amount   Ratio (%)      Amount       Ratio (%)       Amount   Ratio (%)
                                         -------  ---------    -----------  -------------    --------  --------
                                                                (Dollars in thousands)
December 31, 1997
-------------------------------------
Tangible capital.....................    $92,344     8.86          $15,625         1.50       $76,719      7.36
Core (leverage) capital .............     92,344     8.86           31,250         3.00        61,094      5.86
Risk-based capital ..................     97,797    22.44           34,866         8.00        62,931     14.44

THRIFT RECHARTERING

Recently enacted legislation provides that the Bank Insurance Fund ("BIF") (the deposit insurance fund that covers most commercial bank deposits) and the SAIF will merge on January 1, 1999, if there are no more savings associations as of that date. Several bills have been introduced in the current Congress that would eliminate the federal thrift charter and the OTS. A bill recently reported by the House Banking Committee would require federal thrifts to become national banks or state banks or savings banks within two years after enactment or they would, by operation of law, become national banks. A national bank resulting from a converted federal thrift could continue to engage in activities, including holding any assets, in which it was lawfully engaged on the day before the date of enactment. Branches operated on the day before enactment could be retained regardless of their permissibility for national banks. Subject to a grandfathering provision, all savings and loan holding companies would become subject to the same regulation and activities restrictions as bank holding companies. The grandfathering could be lost under certain circumstances, such as a change in control of the holding company. The legislative proposal would also abolish the OTS and transfer its functions to the federal bank regulators with respect to the institutions and to the Board of Governors of the Federal Reserve Board with respect to the regulation of holding companies. The Bank is unable to predict whether the legislation will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect its business. The Bank is also unable to predict whether the SAIF and BIF will eventually be merged.

PROMPT CORRECTIVE REGULATORY ACTION

Under the OTS prompt corrective action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has a total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has a total risk-based capital less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions may become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth, and capital distributions and limitations on expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

INSURANCE OF DEPOSIT ACCOUNTS

The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period. The capital categories are (1) well capitalized, (2) adequately capitalized or (3) undercapitalized. An institution is also placed in one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned with the most well capitalized, healthy institutions receiving the lowest rates.

Deposits of the Bank are presently insured by the SAIF. Both the SAIF and the BIF are statutorily required to be recapitalized to a 1.25% of insured reserve deposits ratio. Until recently, members of the SAIF and BIF were paying average deposit insurance assessments of between 24 and 25 basis points. The BIF met the required reserve in 1995, whereas the SAIF was not expected to meet or exceed the required level until 2002 at the earliest. This situation was primarily due to the statutory requirement that SAIF members make payments on bonds issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the predecessor to the SAIF.

In view of the BIF's achieving the 1.25% ratio, the FDIC ultimately adopted a new assessment rate schedule from 0 to 27 basis points under which 92% of BIF members paid an annual premium of only $2,000. With respect to SAIF member institutions, the FDIC adopted a final rule retaining the previously existing assessment rate schedule applicable to SAIF member institutions of 23 to 31 basis points. As long as the premium differential continued, it may have had adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, SAIF members, such as the Bank, could have been placed at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs.

On September 30, 1996, the President of the United States signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Bank, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a Special Assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996. The SAIF Special Assessment was recognized by the Bank as an expense in the quarter ended September 30, 1996 and was tax deductible. The SAIF Special Assessment recorded by the Bank totaled $5.2 million on a pre-tax basis, or $3.3 million on an after-tax basis.

The Funds Act also spread the obligations for payment of the FICO bonds across all SAIF and BIF members. Beginning on January 1, 1997, BIF deposits were assessed for a FICO payment of 1.3 basis points, while SAIF deposits pay 6.48 basis points. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged.

As a result of the Funds Act, the FDIC voted to effectively lower SAIF assessments to 0 to 27 basis points as of January 1, 1997, a range comparable to that of BIF members. SAIF members will also continue to make the FICO payments described above. The FDIC also lowered the SAIF assessment schedule for the fourth quarter of 1996 to 18 to 27 basis points. Management cannot predict the level of FDIC insurance assessments on an on-going basis, whether the federal thrift charter will be eliminated or whether the BIF and SAIF will eventually be merged.

The Bank's assessment rate for the year ended December 31, 1997 was 6.48 basis points and the regular premium expense for the year ended December 31, 1997 was $414,000.

The FDIC is authorized to raise the assessment rates in certain circumstances. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Bank.

Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

FEDERAL HOME LOAN BANK SYSTEM

The Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or /1//20 of its advances (borrowings) from the FHLB, whichever is greater. The Bank was in compliance with this requirement with an investment in FHLB stock at December 31, 1997, of $8.0 million. FHLB advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance. At December 31, 1997, the Bank had $23.0 million in FHLB advances and $47.8 million in repurchase agreements with the FHLB.

The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the years ended December 31, 1997, 1996 and 1995, dividends from FHLB stock to the Bank amounted to $525,000, $469,000 and $475,000, respectively. If dividends were reduced, the Bank's net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent or future legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the Bank.

FEDERAL RESERVE SYSTEM

The Federal Reserve Board regulations require savings institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $47.8 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $47.8 million, the reserve requirement is $1.3 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $47.8 million. The first $4.7 million of otherwise reservable balances (subject to adjustment by the Federal Reserve Board) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement reduces the Bank's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

NEW JERSEY LAW

The Commissioner regulates, among other things, the Bank's internal business procedures as well as its deposits, lending and investment activities. The Commissioner must approve changes to the Bank's

Certificate of Incorporation, establishment or relocation of branch offices, mergers and the issuance of additional stock. In addition, the Commissioner conducts periodic examinations of the Bank. Certain of the areas regulated by the Commissioner are not subject to similar regulation by the FDIC.

Recent federal and state legislative developments have reduced distinctions between commercial banks and SAIF-insured savings institutions in New Jersey with respect to lending and investment authority, as well as interest rate limitations. As federal law has expanded the authority of federally chartered savings institutions to engage in activities previously reserved for commercial banks, New Jersey legislation and regulations ("parity legislation") have given New Jersey chartered savings institutions, such as the Bank, the powers of federally chartered savings institutions.

New Jersey law provides that, upon satisfaction of certain triggering conditions, as determined by the Commissioner, insured institutions or savings and loan holding companies located in a state which has reciprocal legislation in effect on substantially the same terms and conditions as stated under New Jersey law may acquire, or be acquired by, New Jersey insured institutions or holding companies on either a regional or national basis. New Jersey law explicitly prohibits interstate branching.

HOLDING COMPANY REGULATION

The Mutual Holding Company is, and the Company will be, a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Mutual Holding Company is, and the Company will be, subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Mutual Holding Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. The Bank must notify the OTS 30 days before declaring any dividend to the Mutual Holding Company or the Company.

As a unitary savings and loan holding company, the Mutual Holding Company generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that the Bank continues to be a QTL. See "Federal Regulation of Savings Institutions-QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the Mutual Holding Company of another savings association, the Mutual Holding Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company ("BHC") Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. Recently proposed legislation would treat all savings and loan holding companies as bank holding companies and limit the activities of such companies to those permissible for bank holding companies.

The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings institution, or holding company thereof, without prior written approval of the OTS and from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association. The HOLA also prohibits a savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for savings and loan holding companies by the HOLA, or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and
(ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.


ITEM 2.  PROPERTIES
-------------------

The Bank conducts its business through its main office and 16 full service branch offices (one branch location was sold in February 1998, reducing the current number of full service branch offices from 17 at December 31, 1997), all located in central New Jersey. The following table sets forth certain information concerning the main office and each branch office of the Bank at December 31, 1997. The aggregate net book value of the Bank's premises and equipment was $13.1 million at December 31, 1997.

                                                          Net Book
                                                          Value at
                                         Date Leased    December 31,       Leased or
Location                                 or Acquired        1997             Owned
-------------------------------------    -----------    ---------------    ---------
MAIN OFFICE:
339 State Street                            4/29          $1,293,304         Owned
Perth Amboy, NJ 08861(1)

CORPORATE HEADQUARTERS:                     5/94           5,482,962         Owned
1000 Woodbridge Center Drive
Woodbridge, NJ 07095

BRANCH OFFICES:
158 Wyckoff Road                            7/93             102,595         Leased
Eatontown, NJ 07724 (2)

980 Amboy Avenue                            6/74             666,498         Owned
Edison, NJ 08837

2100 Oak Tree Road                          4/84             309,783         Owned
Edison, NJ 08820

206 South Avenue                            9/91             361,865         Owned
Fanwood, NJ 07023

Lafayette Road & Ford Avenue                4/84              52,915         Leased
Fords, NJ 08863

Rt. 35 & Bethany Road                       1/91              14,761         Leased
Hazlet, NJ 07730

101 New Brunswick Avenue                    6/76              62,478         Leased
Hopelawn, NJ 08861

1220 Green Street                          11/84             634,869         Owned
Iselin, NJ  08830

599 Middlesex Avenue                        1/95              42,812         Leased
Metuchen, NJ  08840 (3)

1580 Rt. 35 South                           4/95             233,442         Leased
Middletown, NJ 07748

97 North Main Street                        1/95           1,045,256         Owned
Milltown, NJ 08850 (3)

Rt. 9 & Ticetown Road                       6/79               6,973         Leased
Old Bridge, NJ  08857

100 Stelton Road                            9/91             298,195         Leased
Piscataway, NJ  08854 (4)

325 Amboy Avenue                            1/70             230,329         Owned
Woodbridge, NJ  07095

Rt. 1 & St. Georges Avenue                  6/80                 511         Leased
Woodbridge, NJ  07095

---------------------------------------------------

(1) Includes an adjacent administrative building with a net book value of $934,000.
(2) The Eatontown branch was sold in February 1998. The assets of the branch were sold for their net book value as of the sale date.
(3) Acquired/leased in conjunction with the purchase of deposits from the RTC on January 20, 1995.
(4)  Includes property acquired in 1994 for future branch.

ITEM 3.  LEGAL PROCEEDINGS

    The Bank is involved in various legal actions arising in the normal course of its business. In the opinion of management, the resolution of these legal actions is not expected to have a material adverse effect on the Bank's results of operations.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    None.

                                    PART II

ITEM 5.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The information contained on the inside cover under the section captioned "Market Information for Common Stock" in the 1997 Annual Report to Stockholders is incorporated herein by reference. At December 31, 1997, 8,016,352 shares of the Bank's outstanding common stock was held of record by approximately 1,076 persons or entities, not including the number of persons or entities holding stock in nominee or stock name through various brokers or banks. Of those shares outstanding, 4,134,813 shares of common stock are currently held by First Savings Bancshares, MHC, the Bank's mutual holding company.

ITEM 6.  SELECTED FINANCIAL DATA

    The information is contained in the tables under Item I, on pages 6 and 7 of this Form 10-K Report under the caption "Consolidated Financial Highlights."

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The information contained in the section captioned "Management's Discussion and Analysis of Financial Condition and Comparison of Operating Results" on pages 5 through 10 of the 1997 Annual Report to Stockholders is incorporated herein by reference.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    Disclosure relating to market risk is included in "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained at
Item I of this Form 10-K.

ITEM 8.  FINANCIAL STATEMENTS

    The Bank's consolidated financial statements listed in Item 14 herein, together with the report thereon by KPMG Peat Marwick LLP, are found in the 1997 Annual Report to Stockholders on pages 11 through 35 and are incorporated herein by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    None.

                                    PART III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT OF THE REGISTRANT

DIRECTORS

  The following table sets forth certain information regarding the Board of Directors of the Bank.

                                                                                                    Director       Term
NAME                                   AGE(1)             POSITION(S) HELD WITH THE BANK             SINCE        EXPIRES
-----------------------------------  -----------  ----------------------------------------------  ------------  -----------
Walter K. Timpson..................        75     Chairman of the Board                                   1964         2000
Donald T. Akey, M.D................        75     Director                                                1979         2000
Harry F. Burke.....................        90     Director                                                1970         1999
Keith H. McLaughlin................        62     Director                                                1983         1999
John P. Mulkerin...................        60     President, Chief Executive Officer, General
                                                  Counsel and Director                                    1996         1998
Philip T. Ruegger, Jr..............        71     Director                                                1983         2000
Jeffries Shein.....................        58     Director                                                1985         1998
Christopher P. Martin..............        41     Executive Vice President, Chief Financial
                                                  and Operating Officer, Corporate
                                                  Secretary and Director                                  1997         1998

(1)    As of February 28, 1998.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

  The following table sets forth certain information regarding the executive officers of the Bank who are not also directors.

NAME                                   Age(1)           POSITION(S) HELD WITH THE BANK
-----------------------------------  -----------  -------------------------------------------
John F. Cerulo, Jr.................        47     Senior Vice President/Retail Banking
Karen I. Martino...................        38     Senior Vice President/Audit and Compliance
Richard Spengler...................        36     Senior Vice President/Chief Lending Officer

(1)    As of February 28, 1998.

       Executive officers are subject to re-election by the Board of Directors annually.

BIOGRAPHICAL INFORMATION

 Directors

  John P. Mulkerin was named President and Chief Executive Officer and a member of the Board of Directors of the Bank in June 1996. Mr. Mulkerin joined the Bank in 1987 as Executive Vice President, Chief Operating Officer and Corporate Secretary. He was named General Counsel of the Bank in 1993. Mr. Mulkerin also serves as President and Chief Executive Officer of the Mutual Holding Company and is a director of FSB Financial Corp., a wholly owned subsidiary of the Bank. Mr. Mulkerin is also a member of the Board of Directors of Middlesex Water Company, Raritan Bay Medical Center and Daytop Village Foundation, headquartered in New York.

  Christopher P. Martin joined the Board of First Savings in 1997. Mr. Martin is the Executive Vice President, Chief Financial and Operating Officer and Corporate Secretary. He joined the Bank in 1984 and served as Controller of the Bank until 1989, when he was named Senior Vice President and Chief Financial Officer. He was named Executive Vice President in 1994. Mr. Martin is also the Executive Vice President and Chief Financial Officer of the Mutual Holding Company and he serves as Treasurer and a director of FSB Financial Corp.

  Donald T. Akey, M.D. joined the Board of First Savings in 1979. Dr. Akey is a surgeon who had practiced in Metuchen, New Jersey, for over forty years. Dr. Akey retired from active practice in 1993.

  Harry F. Burke joined the Board of First Savings in 1970. Mr. Burke owned and operated a general insurance agency in Woodbridge, New Jersey prior to the sale of said business in 1980.

  Keith H. McLaughlin joined the Board of First Savings in 1983. He is the President and Chief Executive Officer of Raritan Bay Medical Center, which operates acute care hospitals in Perth Amboy and Old Bridge, New Jersey. Mr. McLaughlin also serves as a director of the Princeton Insurance Company.

  Philip T. Ruegger, Jr. joined the Board of First Savings in 1983. Mr. Ruegger is now an investor. Previously, he was President of Northwest Construction Co., a real estate construction and management firm. Mr. Ruegger served as director of the National Bank of New Jersey, a commercial bank, from 1968 through 1981.

  Jeffries Shein joined the Board of First Savings in 1985. He is a partner with Jacobson, Goldfarb and Tanzman Associates, L.L.C., a commercial real estate brokerage firm. Mr. Shein serves on the Board of Directors of Middlesex Water Co. and is Chairman of the Board of Raritan Bay Medical Center.

  Walter K. Timpson joined the Board of First Savings in 1964 and was appointed Chairman of the Board of Directors in June 1996. Mr. Timpson has operated a real estate appraisal firm in Metuchen, New Jersey, for over forty years.

  Each director named is also a director of the Mutual Holding Company.

 Executive Officers Who Are Not Directors

  John F. Cerulo, Jr. joined the Bank in 1988 as Senior Vice President-Retail Banking. Prior to First Savings, Mr. Cerulo worked for another savings institution for 16 years as a Branch Administrator.

  Karen I. Martino joined the Bank in 1984. She is now Senior Vice President and Auditor, a position she has held since 1990.

  Richard Spengler joined the Bank in 1983. He was appointed Assistant Vice President in 1990, and Vice President of Mortgage Operations in 1991. In January 1995, Mr. Spengler was named Senior Vice President-Chief Lending Officer.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS OF THE BANK AND THE MUTUAL HOLDING COMPANY

  The business of the Bank's Board of Directors is conducted through meetings and activities of the Board and its committees. During the year ended December 31, 1997, the Board of Directors held 13 regular meetings, including the annual organization meeting, and eight special meetings. During the year ended December 31, 1997, no director attended fewer than 75% of the total meetings of the Board of Directors of the Bank and committees on which such director served.

  The Audit Committee consists of Directors Akey (Chairman), Burke, McLaughlin, Ruegger and Timpson. The Audit Committee met five times during the year ended December 30, 1997. The Audit Committee reviews audit programs and results of audits of compliance, departmental internal controls and operating procedures.

  The Nominating Committee consists of the entire Board of Directors except those directors standing for election. The Nominating Committee meets annually to select the nominees for the Board of Directors. The Board of Directors met once in its capacity as a nominating committee during the year ended December 31, 1997.

  The Compensation Committee consists of Directors Timpson (Chairman), McLaughlin, Ruegger and Shein. The Compensation Committee meets at least annually to review the performance and remuneration of the officers and employees of the Bank. The committee reviews and approves all compensation programs to be implemented by the Bank. The Compensation Committee met three times during the year ended December 31, 1997.

DIRECTOR COMPENSATION

Non-employee directors receive $750 for each Board of Directors meeting attended, plus a $1,750 monthly retainer. Non-employee directors serving on the committees are paid $300 for each meeting attended.

  Directors' Deferred Fee Plan. Directors may elect to defer all or part of their fees under the Agreement for Deferment of Directors' Fees (the "Deferral Fee Agreement"). The fees so deferred are recorded on the books of the Bank as a liability in the year the fees are earned; however, the Bank does not specifically fund the amount so deferred. The Bank pays the deferred fees to the directors not earlier than the time they cease to be a director, retirement or when they attain age 65 (or some other age specifically elected by the director), unless the Bank determines it serves its best interests or the best interests of the director to disburse these funds at an earlier date.

  The Bank also maintains the First Savings Bank, SLA Directors' Deferred Fee Stock Unit Plan (the "Deferred Fee Stock Unit Plan"). During the Bank's 1992 and 1995 stock offerings and in connection with the Conversion and Reorganization, Directors who had deferred fees under the Deferred Fee Agreement had the opportunity to elect to defer the fees under the Deferred Fee Stock Unit Plan. Each Director who elected to participate in the Deferred Fee Stock Unit Plan had his deferred fees credited with a number of shares of Common Stock based on the fair market value of the stock. Messrs. Burke, McLaughlin, Martin, Ruegger, Shein and Timpson currently participate in the Plan.

  Retirement Plan. First Savings also maintains a nonqualified, unfunded retirement plan for directors who are not employees, have served as a director for five (5) years, and who retire from the Board of Directors within the time specified under the Retirement Plan. Benefits, in general, are equal either to all or a portion of the current annual retainer received by Board members, depending upon the director's age and length of service at retirement. Benefits are paid monthly, commencing in the month following the director's retirement from the Board and ending in the month following the director's death.

  Stock Option Plan for Outside Directors. During 1992, the Board of Directors adopted the First Savings Bank, SLA 1992 Stock Option Plan for Outside Directors (the "Directors' Stock Option Plan") of the Bank and its affiliates. Under the terms of the Director's Stock Option Plan, 100,399 shares of the Common Stock were reserved for issuance to directors who are not employees of the Bank. The Directors' Stock Option Plan is a self administering plan and provides that each member of the Board of Directors of the Bank who is not an officer or employee of the Bank or the Mutual Holding Company is granted non-statutory stock options to purchase 16,733 shares of the Common Stock (based on adjustments for four 10% stock dividends and a two-for-one stock split). All stock options granted under this plan are currently exercisable at an exercise price of $3.413 per share, as adjusted the four 10% stock dividends and the stock split. As of December 31, 1997, 33,466 options had been exercised under this plan.

  1996 Incentive Plan. During 1996, the Board of Directors adopted the First Savings Bank, SLA 1996 Omnibus Incentive Plan for directors, officers and certain employees of the Bank and its affiliates. Under the terms of the Incentive Plan, 21,780 shares of the Common stock were reserved for issuance to directors who are not employees of the Bank. The portion of the Incentive Plan granting awards to directors is self administering and provides that each member of the Board of Directors who is not an officer or employee of the Bank or the Holding Company is granted non-statutory options to purchase 3,630 shares of the Bank's Common Stock at an exercise price of $13.02 per share. Stock options granted under this plan vest in equal installments over a three-year period from the date of issuance.

ITEM 11.  EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth certain information as to the total remuneration paid by the Bank to the Chief Executive Officer and other executive officers who received salary and bonuses in excess of $100,000 during the year ended December 31, 1997 ("Named Executive Officers"). In addition, the table sets forth information regarding total remuneration for the years ended December 31, 1997, 1996 and 1995.

                                                                                                  LONG-TERM COMPENSATION
                                                                                           ------------------------------------
                                                          ANNUAL COMPENSATION(1)                     AWARDS            PAYOUTS
                                                  ---------------------------------------  --------------------------  --------
                                                                                 RESTRICTED    SECURITIES
                                                                   OTHER ANNUAL   STOCK       UNDERLYING     LTIP      ALL OTHER
                                                SALARY    BONUS    COMPENSATION   AWARDS     OPTIONS/SARS   PAYOUTS   COMPENSATION
 NAME AND PRINCIPAL POSITIONS           YEAR    (1)(2)     (3)         (4)          (5)            (6)       (7)            (8)(9)
--------------------------------------  ----   --------  -------   ------------   ---------  -------------  -------   ------------
John P. Mulkerin(10)..................  1997   $257,250  $70,875       $ --       $     --       $     --     $  --      $  52,004
 President, Chief Executive Officer     1996    202,250   67,500         --         66,138         13,915        --         19,813
 and General Counsel                    1995    152,000   30,400         --             --             --        --         17,062

Christopher P. Martin(11).............  1997    201,250   56,700         --             --             --        --         52,004
 Executive Vice President, Chief        1996    160,460   54,000         --         66,138         13,915        --         18,905
 Financial Officer, Chief Operating     1995    125,000   25,000         --             --             --        --         14,168
 Officer and Corporate Secretary

Richard Spengler......................  1997    105,000   15,750         --             --             --        --         34,176
 Senior Vice President,                 1996    100,000   15,000         --         17,875          2,420        --         13,042
 Chief Lending Officer                  1995     74,480   11,250         --             --             --        --          7,995

(1) Includes directors' fees paid to Mr. Mulkerin in 1997 and 1996, and paid to Mr. Martin for 1997.

(2) Includes amounts of salary deferred pursuant to the Bank's Incentive Savings Plan for Employees of First Savings Bank, SLA 401(k).

(3) Includes bonuses granted pursuant to the Bank's Annual Incentive Plan. Under this plan, bonuses are awarded by the Compensation Committee of the Board of Directors based upon achieving certain predetermined profit levels and other identifiable goals.

(4) The Bank provides certain executive officers with the use of an automobile, club dues and certain other benefits, which, in the aggregate, do not exceed the lesser of either $50,000, or 10% of the total annual salary and bonus reported for any of the named executive officers.

(5) Pursuant to the 1996 Incentive Plan, Messrs. Mulkerin, Martin and Spengler were awarded 4,477 shares, 4,477 shares and 1,210 shares of Common stock, respectively, in November 1996, as adjusted for a 10% stock dividend paid on October 30, 1997, which had a market value of $219,373, $219,373 and $59,290, respectively, at December 31, 1997. The dollar amounts set forth in the table represent the market value of the shares awarded on the date of grant. A committee of non-employee directors determines the date on which plan share awards vest. Pursuant to the award agreements, the awards will vest over a three-year period from the date of grant.

(6) The Bank maintains the 1992 Incentive Stock Option Plan for the benefit of officers and employees. All options granted pursuant to the 1992 Incentive Stock Option Plan became exercisable as of July 10, 1993. The Bank also maintains the 1996 Incentive Plan for the benefit of officers and directors. Messrs. Mulkerin, Martin and Spengler were awarded 13,915 shares, 13,915 shares and 2,420 shares subject to options, respectively, under the 1996 Incentive Plan, as adjusted for a 10% stock dividend paid on October 30, 1997. Options granted become exercisable in equal installments at an annual rate of 33 1/3% beginning November 19, 1997.

(7) For 1997, 1996 and 1995, the Bank had no long-term incentive plan; accordingly, there were no payouts or awards under any long-term incentive plan.

(8) Includes $4,725, $4,725 and $3,150 contributed by the Bank in 1997 to the accounts of Messrs. Mulkerin, Martin and Spengler, respectively, under the Incentive Savings Plan for Employees of First Savings Bank, SLA 401(k).

(9) Includes $47,279, $47,279 and $31,026, contributed by the Bank pursuant to the Bank's ESOP in 1997 allocated for the benefit of Messrs. Mulkerin, Martin and Spengler.

(10) Mr. Mulkerin was appointed to the positions of President and Chief Executive Officer on June 12, 1996.

(11) Mr. Martin was appointed to the added positions of Chief Operating Officer and Corporate Secretary on June 12, 1996.

  1996 Incentive Plan. On April 24, 1996, the Bank's stockholders approved the First Savings Bank, SLA 1996 Omnibus Incentive Plan under which all employees of the Bank are eligible to receive awards. The 1996 Incentive Plan provides discretionary awards to officers and key employees, as determined by a committee of non-employee directors. Stock options were awarded to officers under the 1996 Incentive Plan on November 19, 1996. There were no stock options under the Incentive Plan granted to Named Executive Officers for the year ended December 31, 1997.

  The following table provides certain information with respect to the number of shares of Common Stock acquired upon exercise of stock options and the value realized thereon. Also reported is the number of shares of Common Stock represented by outstanding stock options at December 31, 1997, held by Named Executive Officers and the values for "in-the-money" options which represent the positive spread between the exercise price of any existing stock option and the year-end price of the Common Stock.

                       FISCAL YEAR-END OPTION/SAR VALUES

                                                            NUMBER OF
                                                      SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                                       DECEMBER 31, 1997(1)              DECEMBER 31, 1997(1)(2)
                                                  ------------------------------  -------------------------------------
NAME                                               EXERCISABLE    UNEXERCISABLE      EXERCISABLE        UNEXERCISABLE
------------------------------------------------  --------------  --------------  ------------------  -----------------
John P. Mulkerin................................       6,768           9,277            $255,845           $300,410
Christopher P. Martin...........................       4,638           9,277             158,745            300,410
Richard Spengler................................         807           1,613              27,621             55,208

(1) All options granted under the 1992 Incentive Stock Option Plan were issued on July 10, 1992, and exercisable on July 10, 1993, at an option price of $3.413 per share. All options granted under the 1996 Incentive Plan were issued on November 19, 1996, at an option price of $14.773 per share. Options granted to Messrs. Mulkerin and Martin are exercisable at the rate of 4,638 shares per year commencing on November 19, 1997. Options granted to Mr. Spengler are exercisable at the rate of 807 shares per year commencing on November 19, 1997. All options will immediately vest upon a change in control.
(2) The market value of the Common Stock at December 31, 1997, was $49.00 per share.

A Committee of the Board of Directors of the Bank and the Mutual Holding Company comprised of non employee directors administers the 1996 Incentive Plan, and makes awards to executive officers pursuant to the Plan. Awards under the 1996 Incentive Plan become immediately vested in the event of death, disability, retirement or a change in control of the Bank or its successors.

EMPLOYMENT AGREEMENTS

  The Mutual Holding Company and the Bank currently have Employment Agreements with Messrs. Mulkerin and Martin. The Employment Agreements are intended to ensure that the Bank and the Mutual Holding Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Mutual Holding Company depends to a significant degree on the skills and competence of Messrs. Mulkerin and Martin.

  The Employment Agreements provide for a three-year term for the Named Executives, with annual renewals upon written approval of the Board of Directors. The Employment Agreements provide for the payment of compensation in the event of a change in control of the Bank or the Mutual Holding Company, and in certain other events. The Employment Agreements provide for termination by the Bank or the Mutual Holding Company for "cause," as defined in the agreements, at any time. In the event the Bank or the Mutual Holding Company would choose to terminate the Executive's employment for reasons other than for "cause," or in the event of the Executive's resignation from the Bank and the Mutual Holding Company upon: (i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Bank or the Mutual Holding Company; or (v) a breach of the agreement by the Bank or the Mutual Holding Company, the Executive or, in the event of death, his beneficiary, would be entitled to receive the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Bank or the Mutual Holding Company during the remaining term of the agreement. The Bank and the Mutual Holding Company would also continue and pay for the Executive's life, health and disability coverage for the remaining term of the Employment Agreements. In no event will such payments made under the employment contracts constitute an excess parachute payment under Section 280G of the Internal Revenue Code. The employment contracts will not result in a material change in compensation levels.

  Under the Employment Agreements, if voluntary or involuntary termination follows a "change in control" of the Bank or the Mutual Holding Company, as defined in the Employment Agreements, the Executive or, in the event of death, his beneficiary, would be entitled to a payment equal to three times the average of the three preceding taxable years' compensation. The Bank would continue the Executive's life, health, and disability coverage for 36 months. In the event of a "change in control" of the Bank, the total amount of payments that would be due under the Employment Agreements, based solely on cash compensation paid to Messrs. Mulkerin and Martin in the past fiscal year and excluding any benefits under any employee benefit plan which may be payable, would be approximately $709,000 and $567,000, respectively.

  Upon the Conversion and Reorganization, the Bank intends to enter into Change in Control Agreements ("CIC Agreements") with certain other officers of the Bank. Such agreements will have terms ranging from one to three years. The proposed CIC Agreements are expected to provide that commencing on the first anniversary date and continuing on each anniversary thereafter, the Bank's CIC Agreements may be renewed by the Board of Directors for an additional year. It is also expected that the CIC Agreements with the Bank will provide that in the event voluntary or involuntary termination follows a change in control of the Bank or the Company, the officer would be entitled to receive a severance payment equal to one to three times the officer's average annual compensation for the five years preceding termination, depending on the term of the officers' CIC Agreement. The Bank would also continue, and pay for, the officer's life, health and disability coverage for 12 to 36 months following termination. Payments to the officer under the Bank's CIC Agreements would be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. In the event of a change in control of the Bank or the Company, the total payments that would be due under the CIC Agreements, based solely on the cash compensation paid to the officers covered by the CIC Agreements over the past three fiscal years and excluding any benefits under any employee benefit plan which may be payable, would be approximately $2.0 million.

EMPLOYEE SEVERANCE COMPENSATION PLAN

  It is anticipated that the Bank's Board of Directors will, subsequent to the Conversion and Reorganization, establish the First Savings Bank, SLA Employee Severance Compensation Plan ("Severance Plan") which would provide eligible employees with severance pay benefits in the event of a change in control of the Bank or the Company following Conversion and Reorganization. Management personnel with Employment or CIC Agreements would not be eligible to participate in the Severance Plan. Generally, all employees would be eligible to participate in the Severance Plan. It is expected that under the Severance Plan, in the event of a change in control of the Bank or the Company, eligible employees who are terminated from or terminate their employment within one year of the change in control (for reasons specified under the Severance Plan), would be entitled to receive a severance payment. The participant would be entitled to a cash severance payment equal to one-twelfth of then-current annual compensation for each year of service up to a maximum of 100% of annual compensation. Such payments may tend to discourage takeover attempts by increasing costs to be incurred by the Bank in the event of a takeover. In the event the provisions of the Severance Plan were triggered, the total amount of payments that would be due thereunder, based solely upon salary levels at December 31, 1996, would be approximately $2.5 million.

BENEFITS

  Pension Plan. On January 1, 1993, the Bank became a participant in the Financial Institutions Retirement Fund, a multiple-employer defined benefit plan. All employees who attain the age of 21 years and complete one year of service are eligible to participate in this Plan. Retirement benefits are based upon a formula utilizing years of service and average compensation. Participants are vested 100% upon the completion of five years of service.

  Financial Institutions Retirement Fund does not segregate its assets, liabilities or costs by participating employer. Therefore, disclosure of the accumulated benefit obligations, plan assets and the components of annual pension expense attributable to the Bank cannot be ascertained.

  The following table illustrates annual pension benefits at age 65 under the most advantageous plan provisions available at various levels of compensation and years of service. The benefits listed in the table are not subject to a deduction for Social Security or any other offset amount.

                                                                               Years of Service
                                                       -----------------------------------------------------------------
       Average                                                  10            15               20       25 AND OVER
-----------------------------------------------------      -------       -------         --------     ---------------
      $ 20,000.......................................      $ 4,000       $ 6,000         $  8,000            $ 10,000
      $ 30,000.......................................        6,000         9,000           12,000              15,000
      $ 50,000.......................................       10,000        15,000           20,000              25,000
      $ 75,000.......................................       15,000        22,500           30,000              37,500
      $100,000.......................................       20,000        30,000           40,000              50,000
      $150,000.......................................       30,000        45,000           60,000              75,000
      $200,000.......................................       40,000        60,000           80,000             100,000
      $300,000 and over(1)...........................       60,000        90,000          130,000(2)          130,000(2)

(1) Under current law, the average final compensation for computing benefits under the Pension Plan cannot exceed $160,000 (indexed for inflation). However, benefits are not reduced below the level of benefits accrued as of December 31, 1992.
(2) Under current law, the maximum benefit is limited to $130,000 per year beginning in 1998.
(3) The compensation utilized for formula purposes include salary amounts listed under "Summary Compensation Table."

  The following table sets forth the years of credited service as of December 31, 1997, for each of the individuals named in the Executive Compensation Table.

                                                                                              YEARS OF
                                                                                          CREDITED SERVICE
                                                                                          -----------------
   John P. Mulkerin.....................................................................                 10
   Christopher P. Martin................................................................                 14
   Richard Spengler.....................................................................                 15

  Supplemental Executive Retirement Plan. Effective as of January 1, 1994, the Board of Directors revised a previously existing plan entitled the Retirement Benefit Maintenance Plan (the "Maintenance Plan") and restated it as the First Savings Bank, SLA Supplemental Executive Retirement Plan ("SERP"). The SERP provides a post-employment supplemental retirement benefit for participants who retire on or after their "Normal Retirement Age" (age 65) equal to (i) seventy-five percent (75%) of the participant's base salary during the twelve months prior to retirement, (ii) less the amount of the participant's "Pension Plan

Annual Benefit" and "Primary Social Security Benefit," as defined in the plan. The plan allows for benefits, reduced according to actuarial considerations, for early retirement. The SERP is not a tax-qualified employee benefit plan. Pursuant to the SERP, the estimated additional annual benefits payable upon retirement at normal retirement age for Messrs. Mulkerin and Martin are $107,600 and $47,900, respectively.

  The Bank intends to implement an additional supplemental executive retirement plan to provide for supplemental benefits to certain employees whose benefits under the ESOP and/or 401(k) Plan are reduced by limitations imposed by the Code. From time to time, the Board will designate which employees may participate in this additional supplemental executive retirement plan. This supplemental executive retirement plan will also be an "unfunded" promise to pay supplemental benefits in the future and any amount set aside to pay the benefits under the plan remains subject to the claims of the Bank's general creditors until they are paid to plan participants. The Bank may establish a grantor trust in connection with the plan to satisfy the obligations of the Bank under the plan. The grantor trust would be permitted to invest in a wide-variety of investments, including Company Common Stock.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
------------------------------------------------------------------------

(A) & (B) BENEFICIAL OWNERSHIP OF BANK COMMON STOCK

  The following table includes, as of February 28, 1998, certain information as to the Bank Common Stock beneficially owned by (i) the only persons or entities, including any "group" as that term issued in Section 13(d)(3) of the Exchange Act, who or which was known to the Bank to be the beneficial owner of more than 5% of the issued and outstanding Bank Common Stock, (ii) the directors of the Bank, (iii) certain executive officers of the Bank, and (iv) all directors and executive officers of the Bank as a group.

                                                                      Amount and Nature of
                                                                   Beneficial Ownership as of
                       Name of Beneficial Owner                           February 28,          Percent of Bank
                     or Number of Persons in Group                      1998(1)(3)(4)(5)          Common Stock
-----------------------------------------------------------------  ---------------------------  ----------------
First Savings Bancshares, MHC(2).................................          4,134,812                 51.57%
Walter K. Timpson................................................            135,980                  1.70
Donald T. Akey, M.D..............................................             29,531                  0.69
Harry F. Burke...................................................             55,005                  0.81
Keith H. McLaughlin..............................................             65,167                  0.81
Philip T. Ruegger, Jr............................................            153,760                  1.92
Jeffries Shein...................................................            206,565                  2.58
John P. Mulkerin.................................................             88,558                  1.10
Christopher P. Martin............................................             51,560                  0.64
John F. Cerulo, Jr...............................................             13,033                  0.16
Karen I. Martino.................................................              9,585                  0.12
Richard Spengler.................................................             24,335                  0.30
All Directors and Executive Officers as a Group (11 persons).....            833,079                 10.39

(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of Common Stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as to which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(2) The Bank's executive officers and directors are also executive officers and directors of First Savings Bancshares, MHC.
(3) Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals.
(4) Under applicable regulations, a person is deemed to have beneficial ownership of any shares of Bank Common Stock which may be acquired within 60 days of February 28, 1998 pursuant to the exercise of outstanding stock options. Shares of Bank Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding Bank Common Stock owned by such person or group or group but not deemed outstanding for the purpose of computing the percentage of Bank Common Stock owned by any other person or group.

(5) Includes the following amount of unvested shares of restricted stock awarded under the 1996 Incentive Plan which may be voted by the recipient pending vesting and distribution: 726 shares to each of Messrs. Akey, Burke, McLaughlin, Ruegger and Shein; 2,985 shares to both Messrs. Mulkerin and Martin; and 807 shares to each of Mr. Cerulo, Ms. Martino and Mr. Spengler. Includes options to purchase stock pursuant to the Bank's 1992 Stock Option Plans which were vested as of November 30, 1997: 17,943 shares to each of Messrs. Timpson, McLaughlin, Ruegger and Shein, 1,210 shares to each of Messrs. Akey and Burke; 6,768 shares to Mr. Mulkerin; 4,638 shares to Mr. Martin; and 807 shares to each of Messrs. Cerulo, Spengler and Ms. Martino.

(c)  Changes in Control

Pursuant to the Bank's and the Mutual Holding Company's Plan of Conversion and Agreement and Plan of Reorganization, and subject to the approval of the Bank's stockholders and the Mutual Holding Company's members, the Mutual Holding Company will be merged out of existence and the bank will become the wholly owned subsidiary of First Source Bancorp, Inc. The Conversion and reorganization id expected to be consummated in April, 1998. For further information concerning the transaction, see Item I of this Form 10-K.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") required that all loans or extensions of credit to executive officers and directors be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000, or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must have been approved in advance by a majority of the disinterested members of the Board of Directors.

  The Bank currently makes loans to executive officers and directors on the same terms and conditions offered to the general public. The Bank's policy provides that all loans made by the Bank to its executive officers and directors be made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and may not involve more than the normal risk of collectibility or present other unfavorable features

  Prior to the enactment of FIRREA, the Bank provided loans to directors and executive officers at reduced rates and/or with points waived or reduced. There were no loans to the Bank's current executive officers and directors that exceeded $500,000 as of December 31, 1997. Set forth below is certain information as of December 31, 1997, as to loans made by the Bank prior to the enactment of FIRREA (August 9, 1989), to any director or executive officer and associates of directors and executive officers whose aggregate indebtedness to the Bank exceeded $60,000 at any time since January 1, 1997, and who were extended accommodations on origination fees and application fees on first mortgage loans and as to rate on home equity credit lines.


                                                                              OUTSTANDING
                                                            ORIGINAL          BALANCE AT
NAME OF OFFICER OR DIRECTOR             DATE ORIGINATED  AMOUNT OF LOAN    DECEMBER 31, 1997   INTEREST RATE     LOAN TYPE
---------------------------             ---------------  --------------    -----------------   -------------     ---------
Keith H. McLaughlin, Director .......         11/87         $100,000             $ 23,261           9.50% (1)    Home Equity
John F. Cerulo, Sr. V.P. ............          4/88          165,000              149,108           8.00         Credit Line
                                                            --------             --------                        Mortgage
                                                            $265,000             $172,369
                                                            ========             ========


(1)  Home equity credit lines are 1.0% over the prime rate.

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)  The following documents are filed as part of this report:

     (1)  Financial statements.

The Consolidated Financial Statements and Independent Auditors' Report for the year ended December 31, 1997, included in the Annual Report, listed below, are incorporated herein by reference.

          Consolidated Statements of Financial Condition at December 31, 1997 and 1996 (Annual Report Page 11).
          Consolidated Statements of Income for the Years Ended December 31, 1997, 1996 and 1995 (Annual Report Page 12).
          Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1997, 1996, and 1995 (Annual Report Page 13). Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and 1995 (Annual Report Page 14).
          Notes to Consolidated Financial Statements (Annual Report Page 15 through 34).
          Independent Auditors' Report (Annual Report  Page 35).

          The remaining information appearing in the Annual Report of Stockholders is not deemed to be filed as part of this report, except as provided herein.

     (2)  Financial Statement Schedules.

          All schedules have been omitted because the required information is either inapplicable or included in the Notes to Consolidated Financial Statements.

(3)  Exhibits.


          Exhibit
          Number              Description                                         Reference
----------------------------  --------------------------------------------------  ------------
          3.1                 Certificate of Incorporation of First Savings            *
                              Bank, SLA
          3.2                 Bylaws of First Savings Bank, SLA                        *
          4.0                 Stock Certificate of First Savings Bank, SLA             *
         10.1                 Form of Employment Agreement between
                              the Bank and Certain Executive Officers,
                              including John P. Mulkerin and Christopher P. Martin    **
         10.2                 Form of Special Termination Agreement between the        *
                              Bank and Certain Executive Officers
         10.3                 First Savings Bank, SLA Employee Stock                   *
                              Ownership Plan and Trust
         10.4                 Form of First Savings Bank, SLA 1992                     *
                              Incentive Stock Option Plan
         10.5                 Form of First Savings Bank, SLA 1992 Stock               *
                              Option Plan for Outside Directors
         10.6                 First Savings Bank, SLA 1992 Recognition and             *
                              Retention Plan and Trust
         10.7                 First Savings Bank, SLA Incentive Savings Plan           *
         10.8                 First Savings Bank, SLA Omnibus Incentive Plan           *
         11.0                 Computation of per share earnings                   Filed herein
         13.0                 1997 Annual Report to Stockholders                  Filed herein
         21.0                 Subsidiary of Registrant incorporated by reference
                              herein to Part I - Subsidiaries
         23.0                 Consent of KPMG Peat Marwick LLP                    Filed herein

* Incorporated herein by reference into this document from the Application for Conversion on Form AC and exhibits thereto of First Savings Bancshares, MHC, and any amendments or supplements thereto filed with the OTS on December 19, 1997 and amended on February 9, 1998, Docket No. 05056.

** Incorporated herein by reference into this document from the Exhibits 10.1 to the Registrant's Form 10-K for the year ended December 31, 1996, filed with the OTS on March 27, 1997.

(b)  Reports on Form 8-K.

     Form 8-K, dated September 24, 1997, incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  March 25, 1998                   FIRST SAVINGS BANK, SLA



                                        /s/ John P. Mulkerin
                                        --------------------
                                        John P. Mulkerin
                                        President, Chief Executive Officer
                                        and Director

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated.

Signature                      Title                         Date
---------                      -----                         ----

/s/ John P. Mulkerin           President, Chief Executive      March 25, 1998
--------------------           Officer and Director
John P. Mulkerin


/s/Harry F. Burke              Director                        March 25, 1998
-----------------
Harry F. Burke


/s/Jeffries Shein              Director                        March 25, 1998
-----------------
Jefferies Shein


/s/Donald T. Akey, M.D.        Director                        March 25, 1998
-----------------------
Donald T. Akey, M.D.


/s/Keith H. McLaughlin         Director                        March 25, 1998
----------------------
Keith H. McLaughlin


/s/Philip T. Ruegger, Jr.      Director                        March 25, 1998
-------------------------
Philip T. Ruegger, Jr.


/s/Walter K. Timpson           Chairman of the Board           March 25, 1998
--------------------
Walter K. Timpson


/s/Christopher P. Martin       Executive Vice President,       March 25, 1998
------------------------       Chief Operating and Financial
Christopher P. Martin          Officer and Director

                                  EXHIBIT 11

                            First Savings Bank, SLA
                       Computation of Earnings Per Share

                                                      Year Ended December 31,
                                                      -----------------------
                                                         1997         1996
                                                      ----------   ----------
Net income applicable to common stock
 and common stock equivalents (in thousands)          $    9,295   $    4,710
                                                      ==========   ==========

Basic Earnings Per Share
------------------------

  Average shares of common stock outstanding           7,916,932    7,828,399
                                                      ==========   ==========

  Basic Earnings Per Share                                 $1.17        $0.60
                                                      ==========   ==========

Diluted Earnings Per Share
--------------------------

  Average shares of common stock outstanding           7,916,932    7,828,399
  Common stock equivalents of stock options               90,383      155,400
                                                      ==========   ==========
                                                       8,007,315    7,983,799
                                                      ==========   ==========

  Diluted Earnings Per Share                               $1.16        $0.59
                                                      ==========   ==========

EXHIBIT 13.0 1997 ANNUAL REPORT TO STOCKHOLDERS OF FIRST SAVINGS BANK, SLA

CORPORATE PROFILE

First Savings Bank has been serving the banking needs of central New Jersey residents since its founding in Perth Amboy in 1901 as the Modern Building and Loan Association. Currently, we have 16 retail banking offices in Middlesex, Monmouth and Union Counties where our customers are offered a full range of banking services.

Our mission is to provide our stockholders with an above- market rate of return, to provide our customers with the highest level of service while meeting their needs for financial products and services, and to be a positive economic, civic and social force in our communities.

To achieve this, we:

*Consistently evaluate the needs of our customers to provide the most appropriate products, services, and delivery systems.

*Practice prudent lending, investing and pricing policies to maintain profitability and enhance stockholder value.

*Maintain a work environment which will attract and retain a highly competent, dedicated and motivated staff.

*Identify and develop new markets to achieve consistent, controlled and profitable growth.

*Promote and participate in community affairs.

MARKET INFORMATION FOR COMMON STOCK

First Savings Bank Common Stock is traded over-the-counter and is listed on The Nasdaq Stock Market under the symbol "FSLA." At December 31, 1997, there were 1,076 holders of record of First Savings Bank's Common Stock. The following table sets forth the high and low sales prices per share of the Bank's Common Stock, as reported on the Nasdaq National Market.

                                         High      LOW
                                       --------  --------
Year Ending December 31, 1997:
-------------------------------------
Fourth Quarter.......................    $54.50    $32.27
Third Quarter........................     32.50     26.88
Second Quarter.......................     29.25     21.00
First Quarter........................     23.50     18.25


YEAR ENDING DECEMBER 31, 1996:
-------------------------------------
Fourth Quarter.......................    $19.50    $16.50
Third Quarter........................     17.00     15.50
Second Quarter.......................     16.25     14.50
First Quarter........................     16.50     15.00

The Bank issued 10% stock dividends on October 30, 1997 and December 16, 1996.

The Bank paid a quarterly cash dividend of $0.12 per share for the quarter ended December 31, 1997; $0.11 per share for the quarters ended September 30, 1997, and June 30, 1997; $0.09 per share for the quarter ended March 31, 1997 and $0.08 per share during each quarter of 1996. These amounts have been adjusted for the 10% stock dividends described above.


TABLE OF CONTENTS
Message from the Chairman and President ............      2
Consolidated Financial Highlights...................      4
Management's Discussion and Analysis................      5
Consolidated Financial Statements...................     11
Notes to Consolidated Financial Statements .........     15
Independent Auditors' Report........................     35
Directors and Officers..............................     36
Corporate and Stockholders' Information............. Inside Cover

MESSAGE FROM OUR CHAIRMAN AND PRESIDENT


  To Our Stockholders:

     1997 was another successful year for First Savings Bank. Our net earnings of $9.3 million made it one of the most profitable years in our 96-year history.

     A highlight of the year was our move to our new corporate headquarters in Woodbridge at 1000 Woodbridge Center Drive. The move brought together our employees from various sites, enabling us to create a centralized department for loan services and to operate all of our administrative departments more efficiently. A full service branch was also opened in our corporate building to serve neighboring residents.

     One of the past year's most significant developments occurred in October, when we announced our intention to apply for regulatory approvals to undertake a second step conversion of our Mutual Holding Company and conduct an offering of common stock. Pursuant to our Plan of Conversion and Agreement and Plan of Reorganization, a holding company, First Source Bancorp, Inc., a Delaware corporation, was formed and shares of common stock of the holding company are being offered for sale. Shares of existing stockholders of First Savings Bank, SLA, will be exchanged for shares in First Source Bancorp, Inc. The Plan is subject to the approvals of both our members and stockholders. Regulatory approvals were received in February, 1998, and the stock offering has commenced. The transaction is expected to be completed early in the second quarter of 1998.

     As previously mentioned, 1997 was a profitable year for us, with net income of $9.3 million, or $1.16 per diluted share, representing an increase of 97% from 1996 net income of $4.7 million, or $.59 per diluted share. Earnings for 1997 included an impairment writedown of the core deposit intangible, resulting in an after-tax charge of $867,000. Excluding this charge, net income for 1997 was $10.2 million, or $1.27 per diluted share. Earnings for 1996 were impacted by several non-recurring items, the largest of which was a one-time charge of $3.3 million (net of tax) assessed as a result of legislation to recapitalize the Savings Association Insurance Fund (SAIF).

     During 1997, we reached an important milestone in our growth when our assets exceeded $l.0 billion. On December 31, 1997, our assets totaled $1.0 billion and deposits were $816.3 million. Stockholders' equity increased to $101.7 million from $92.9 million last year. Our capital levels continue to exceed all ratios required by regulatory agencies.

     This past year we expanded our customers' access to their accounts with 24-hour "Bank-by-Phone" service, which gained immediate popularity with our convenience-oriented customers. We also began originating Automated Clearing House (ACH) transactions so that all of our loan customers could have their payments made automatically, whether they maintained their checking account here or at another bank. On the commercial side, we enhanced our competitive position when we expanded our services to include merchant processing services for credit card transactions.

     During 1997 interest rates remained relatively low, and loan demand relatively steady. In the past year, we originated $158.5 million in loans, compared to $130.9 million in 1996. In 1998, in order to make applying for a loan with us as convenient as possible, we will be launching a 24-hour "Loan-by-Phone" service.

     In support of our affordable housing initiatives, our Board of Directors committed another $5 million to our "Great Start" mortgage program for lower-income home buyers, raising our total commitment to date to $15 million. During the year, we also continued to sponsor the First Home Club, a program from the Federal Home Loan Bank of New York (FHLB-NY) for low-to-moderate income first-time home buyers. During the year, six members of the Club were able to purchase homes with the aid of the $5,000 grant each received from FHLB-NY to match their savings as members of the First Savings First Home Club.

     Sales in 1997 of our uninsured products, including fixed rate annuities, variable annuities and mutual funds, continued to grow as more of our branch employees became licensed representatives of our subsidiary, FSB Financial Corp. At year-end we expanded our product line in this area with the introduction of low-cost term life insurance.

     In the second quarter of last year our Board of Directors increased stockholders' quarterly cash dividend by 20%, from $0.10 per share to $0.12 per share. Also, the Board authorized a 10% stock dividend which was distributed to stockholders in the fourth quarter. In addition to our two-for-one stock split in December, 1994, this was our fourth 10% stock dividend since our reorganization in 1992.

     Our customers have relied on us, their local community bank since 1901, for quality service and personalized attention for all their banking needs. Thanks to our dedicated employees, we have not only continued to fulfill their expectations but most often exceeded them.

We truly appreciate the support that you, our stockholders, have given us in the past year. On behalf of our Board of Directors, officers and staff, we thank you for your investment in First Savings Bank.

                                        Sincerely,


                                        /s/ Walter K. Timpson
                                        Walter K. Timpson
                                        Chairman of the Board


                                        /s/ John P. Mulkerin
                                        John P. Mulkerin
                                        President

The following selected financial data and selected operating data should be read in conjunction with the consolidated financial statements of the Bank and accompanying notes thereto, which are presented elsewhere herein.

                       CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                                                     December 31,
                                                           --------------------------------------------------------------
                                                               1997         1996         1995         1994        1993
                                                           --------------------------------------------------------------
                                                                               (Dollars in thousands)
SELECTED FINANCIAL DATA:
Total assets.............................................   $ 1,049,316   $ 987,115    $  945,012   $ 798,350   $ 783,846
Loans receivable, net....................................       588,500     509,627       457,756     415,902     415,010
Loans available for sale.................................            --         287           424         148       1,595
Investment securities....................................        31,031      38,955        39,003      23,997      19,019
Investment securities available for sale.................        17,701      14,831         2,058      13,206      41,064
Other interest-earning assets (1)........................        14,095       9,278        24,151      10,066       9,967
Mortgage-backed securities, net..........................       207,157     252,383       288,143     283,263     244,187
Mortgage-backed securities available for sale............       147,137     120,797        89,339      24,367      28,314
Deposits.................................................       816,283     794,595       806,338     681,613     678,961
Borrowed funds...........................................       118,990      88,640        39,496      34,300      26,400
Stockholders' equity.....................................       101,686      92,863        89,713      74,064      68,809
                                                           --------------------------------------------------------------
                                                                                Year Ended December 31,
                                                           --------------------------------------------------------------
                                                               1997         1996         1995         1994        1993
                                                           --------------------------------------------------------------
                                                                    (Dollars in thousands, except per share data)
SELECTED OPERATING DATA:
Interest income.........................................     $ 73,222   $  68,039    $ 64,573    $ 52,909    $ 54,665
Interest expense........................................       41,183      37,264      35,691      25,135      26,448
                                                             --------   ---------    --------    --------    --------
  Net interest income...................................       32,039      30,775      28,882      27,774      28,217
Provision for loan losses...............................        1,200         550         310         300       1,200
                                                             --------   ---------    --------    --------    --------
  Net interest income after provision for loan losses...       30,839      30,225      28,572      27,474      27,017
Other operating income..................................        2,801       1,995       2,171       1,734       2,791
Operating expenses (2)..................................       18,863      24,701      17,830      16,021      15,551
                                                             --------   ---------    --------    --------    --------
  Income before income taxes and accounting changes.....       14,777       7,519      12,913      13,187      14,257
Income taxes............................................        5,482       2,809       4,611       4,912       5,352
                                                             --------   ---------    --------    --------    --------
  Income before accounting changes......................        9,295       4,710       8,302       8,275       8,905
Cumulative effect of accounting changes(3)..............           --          --          --          --         398
                                                             --------   ---------    --------    --------    --------
  Net income............................................     $  9,295   $   4,710    $  8,302    $  8,275    $  9,303
                                                             ========   =========    ========    ========    ========

Basic earnings per share before cumulative effect of
 accounting changes(4)(5)...............................     $   1.17   $    0.60    $   1.06    $   1.06    $   1.14
Cumulative effect of accounting changes(3)(4)...........           --          --          --          --        0.05
                                                             --------   ---------    --------    --------    --------
Basic earnings per share after cumulative effect of
 accounting changes(4)(5)...............................     $   1.17   $    0.60    $   1.06    $   1.06    $   1.19
                                                             ========   =========    ========    ========    ========
Diluted earnings per share(4)(5)........................     $   1.16   $    0.59    $   1.04    $   1.03    $   1.17
                                                             ========   =========    ========    ========    ========

Dividends per share, as adjusted(5)(6)..................     $   0.43   $    0.33    $   0.30    $   0.27    $   0.27
                                                             ========   =========    ========    ========    ========
                                                          -----------------------------------------------------------



























                                                                       At or For the Year Ended December 31,
                                                             --------------------------------------------------------
                                                                 1997        1996        1995        1994        1993
                                                             --------------------------------------------------------
SELECTED FINANCIAL RATIOS:
Return on average assets(2)(3)............................       0.90  %     0.49%       0.91%       1.04%       1.20%
Return on average stockholders' equity(2)(3)..............       9.58        5.12       10.14       11.63       14.70
Average stockholders' equity to average assets............       9.34        9.52        8.95        8.92        8.19
Stockholders' equity to total assets......................       9.69        9.41        9.49        9.28        8.78


(1)  Includes federal funds sold and investment in the stock of the FHLB-NY.
(2) Includes the effect of non-recurring items in 1997 and 1996. The non-recurring item for 1997 was an impairment writedown of core deposit goodwill totaling $1.3 million, or $867,000 net of tax. Non-recurring items for 1996 included the SAIF assessment of $5.2 million, or $3.3 million net of tax, a writedown of $334,000 of core deposit goodwill, and a provision for benefits payable as a result of the passing of the Bank's long-time President.
(3) Reflects the implementation of Statement of Financial Accounting Standards ("SFAS") No 106 "Accounting for Postretirement Benefits" and SFAS No 109 "Accounting for Income Taxes."
(4) Per share data reflects a 10% stock dividend paid July 1, 1993, April 1, 1994, December 16, 1996 and October 30, 1997, as well as a 2-for-1 stock split on December 1, 1994, adjusted retroactively.
(5) Earnings per share amounts have been adjusted to reflect the adoption of SFAS No 128 "Earnings Per Share."
(6) Excludes shares owned by the MHC, for which cash dividends were waived with regulatory approval, after giving effect to prior stock dividends and split.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND COMPARISON OF OPERATING RESULTS

GENERAL

First Savings Bank, SLA ("the Bank"), is a community-oriented financial institution offering a variety of financial services in its market area. The Bank is engaged primarily in the business of attracting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in single-family residential mortgage loans, real estate construction loans, commercial real estate loans and home equity loans and lines of credit. The Bank also invests in U.S. Government and federal agency securities and other marketable securities. The Bank reorganized from a mutual to a stock form of ownership in July, 1992. The Bank is currently in the process of undergoing a "second step" transaction, see Note 2 to the Consolidated Financial Statements for additional information.

The Bank's net income is primarily dependent on its net interest income, which is the difference between interest income earned on its loans, mortgage-backed securities, investment securities, and other interest-earning assets, and its cost of funds, consisting of interest paid on its deposits and borrowings. The Bank's net income is also affected by other factors, including non-interest income from net gains and losses on sales of loans, mortgage-backed securities, and investment securities, and also income from fees and service charges. These are offset by non-interest expenses, consisting of compensation and employee benefits, occupancy and equipment expenses, federal deposit insurance premiums, loan loss provisions and other general and administrative expenses. The Bank's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies, and actions of regulatory authorities.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

ASSETS. Total assets increased by $62.2 million, or 6.3%, to $1.0 billion at December 31, 1997, from $987.1 million at December 31, 1996. Cash and cash equivalents increased $5.4 million, or 59.6%, to $14.4 million as of December 31, 1997, from $9.0 million at December 31, 1996. The increase was due primarily to a temporary increase in the balance of federal funds sold. These funds were subsequently invested in longer term, higher yielding assets. Investment securities, including those available for sale, decreased $5.1 million, or 9.4%, to $48.7 million as of December 31, 1997, from $53.8 million at December 31, 1996. Mortgage-backed securities, including those available for sale, decreased $18.9 million, or 5.1%, to $354.3 million at December 31, 1997, from $373.2 million at December 31, 1996. Net loans receivable, inclusive of those available for sale, grew by $78.6 million, or 15.4%, to $588.5 million at December 31, 1997, from $509.9 million at December 31, 1996. The increase in loans was due to management's strategic decision to maintain a higher percentage of loans as a balance sheet component. Management emphasized the origination of single family residential five year adjustable-rate mortgages and construction loans. Loan originations totaled $158.5 million for the year ended December 31, 1997, as compared to $130.9 million for the same period in 1996. Repayment of principal on loans totaled $83.9 million for the year ended December 31, 1997, as compared to $79.7 million for the same period in 1996. During 1997, period, principal repayments and sales of mortgage backed securities were primarily used to fund loan growth. Premises and equipment, net, increased $2.7 million to $13.1 million at December 31, 1997, from $10.4 million at December 31, 1996.
The increase was primarily due to costs capitalized in conjunction with the completion of the Bank's new corporate headquarters in Woodbridge, New Jersey. Excess of cost over fair value of net assets acquired decreased $2.1 million to $8.8 million at December 31, 1997, from $11.0 million at December 31, 1996. Normal amortization accounted for $850,000 of the decrease. In addition, an impairment writedown of the core deposit intangible totaling $1.3 million was recognized as of September 30, 1997, on deposits acquired from the Resolution Trust Company ("RTC") in 1995.

LIABILITIES. Deposits increased $21.7 million, or 2.7%, to $816.3 million at December 31, 1997, from $794.6 million at December 31, 1996. Borrowed funds increased $30.5 million, or 34.6%, to $118.4 million at December 31, 1997, from $88.0 million at December 31, 1996. The increased deposits and borrowed funds were used primarily to fund the asset growth detailed previously as well as for normal operations. Advances by borrowers for taxes and insurance increased $844,000, or 18.4%, to $5.4 million at December 31, 1997, from $4.6 million at December 31, 1996, primarily due to the timing of these payments as well as an increase in the residential loan portfolio. The Bank entered into an agreement to sell the branch deposits of its Eatontown location, which totaled $27.6 million at December 31, 1997, for approximately $1.1 million. This transaction was completed on February 26, 1998.

STOCKHOLDERS' EQUITY. The Bank's stockholders' equity increased $8.8 million for the year ended December 31, 1997, due primarily to earnings of $9.3 million, partially offset by cash dividends of $1.7 million declared and paid during 1997. Stockholder's equity was also positively affected by an increase in the market value of securities available for sale which resulted in an increase in the value of such investments of $527,000, net of applicable income tax effect. Stock options exercised during 1997 totaled $463,000. Common Stock, Paid-in Capital and Retained Earnings were all adjusted to reflect the 10% stock dividend paid on October 30, 1997.

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996.

RESULTS OF OPERATIONS. Net income for the year ended December 31, 1997 was $9.3 million compared with $4.7 million for the corresponding 1996 period. Basic earnings per share were $1.17 for 1997 and $0.60 for 1996, while diluted earnings per share were $1.16 for 1997 and $0.59 for 1996. The earnings for 1997 were affected by an impairment writedown of the core deposit intangible recognized as of September 30, 1997. An after-tax charge of $867,000 was incurred due to this writedown. Net income for the year ended December 31, 1997, excluding this charge, was $10.2 million. The 1996 earnings were affected by non-recurring charges incurred due to the special assessment to recapitalize the SAIF and also due to benefits payable as a result of the passing of the Bank's long-time President. Normalized earnings for 1996 would have been $9.0 million without these non-recurring charges.

INTEREST INCOME. Interest income increased $5.2 million, or 7.6%, to $73.2 million for the year ended December 31, 1997, compared to $68.0 million for 1996. Interest on loans increased $5.0 million, or 13.0%, to $43.6 million for the year ended December 31, 1997, compared to $38.6 million for 1996. The increase was due primarily to an increase in the average size of the loan portfolio to $551.1 million for the year ended December 31, 1997, from $487.6 million for the same period in 1996. Interest on mortgage-backed securities held to maturity decreased $2.8 million, or 14.7%, to $16.3 million for the year ended December 31, 1997, compared to $19.1 million for 1996. The decrease was due to the decreased average balance of the mortgage-backed securities held to maturity portfolio for 1997 to $236.4 million, from $282.0 million for 1996, partially offset by an increase in the yield on the portfolio to 6.91% for 1997, from 6.79% for 1996. The decrease in mortgage-backed securities held to maturity was due primarily to principal repayments on existing mortgage-backed securities being utilized to fund loan production. In addition, the majority of mortgage-backed securities purchased in 1997 were classified as available for sale. Interest on investment securities held to maturity decreased $197,000, or 4.8%, to $3.9 million for the year ended December 31, 1997, compared to $4.1 million for 1996. The decrease was due to the decreased average balance of the investment securities held to maturity portfolio and other interest-earning investments for 1997 to $56.2 million, from $60.3 million for 1996, partially offset by an increase in the yield on the portfolio to 7.06% for 1997 from 6.79% for 1996. Interest on investments and mortgage-backed securities available for sale increased $3.2 million, or 51.1%, to $9.4 million for the year ended
December 31, 1997, compared to $6.2 million for 1996.   The increase was due to
an increase in the average balance of the available for sale portfolio to $149.5 million for the year ended December 31, 1997, from $101.2 million for the same period of 1996, along with an increase in the yield on the portfolio from 6.27% for 1997, from 6.13% in 1996.

INTEREST EXPENSE. Interest expense increased $3.9 million, or 10.5%, to $41.2 million for the year ended December 31, 1997, compared to $37.3 million for 1996. Interest expense on deposits increased $269,000, or 0.8%, to $34.2 million for the year ended December 31, 1997, compared to $33.9 million for 1996. The increase was primarily due to an increase in the average balance of deposits during the final quarter of 1997. The average balance for the three months ended December 31, 1997, was $787.3 million, as compared to $778.2 million for the comparable 1996 period. Interest expense on borrowed funds increased $3.7 million, or 108.2%, to $7.0 million for the year ended December 31, 1997, compared to $3.4 million for 1996. The increase was due primarily to the growth in the average balance of borrowings of $114.6 million for the year ended December 31, 1997, as compared to $55.2 million for the comparable 1996 period. This increase was attributable to management's strategy to fund the purchase of investment and mortgage-backed securities through the use of borrowed funds, where accretive to earnings. The interest expense on borrowings was also affected by a slight increase in the average cost of borrowings to 6.13% for the year ended December 31, 1997, from 6.10% for the comparable 1996 period.

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. Net interest income before provision for loan losses increased $1.3 million, or 4.1%, to $32.0 million for the year ended December 31, 1997, compared to $30.8 million for 1996. The increase was due to the changes in interest income and interest expense described previously.

PROVISION FOR LOAN LOSSES. The provision for loan losses increased $650,000, or 118.2%, to $1.2 million for the year ended December 31, 1997, compared to $550,000 for 1996. The increase in the provision was primarily due to the increase in the size of the loan portfolio. Net loans increased $78.6 million for 1997. The provision was based upon management's review and evaluation of the loan portfolio, level of delinquencies, general market and economic conditions, and asset classification review. In management's opinion, the allowance for loan losses, totaling $6.1 million, is adequate to cover losses inherent in the portfolio. Although management considers the allowance for loan losses to be adequate, management recognizes that additional problems could develop and lead to additional loan loss provisions and asset write-downs.

OTHER OPERATING INCOME. Other operating income, consisting primarily of deposit product fees, loan servicing fees, gains and losses on loans and securities sold, and real estate owned operating income and expenses, increased $806,000, or 40.4%, to $2.8 million for the year ended December 31, 1997, compared to $2.0 million for 1996. Fees and service charges increased $287,000, or 18.4%, to $1.8 million for the year ended December 31, 1997, compared to $1.6 million for 1996. The increase was due primarily to a higher number of demand deposit accounts along with higher service fees. Net gain on loans and securities available for sale increased $357,000, or 151.3%, to $593,000 for the year ended December 31, 1997, as compared to $236,000 for 1996. The increase was due primarily to net gains of $545,000 realized in the third quarter of 1997, and such gains were principally attributable to sales of mortgage-backed securities available for sale. The "Other, net" category of Other operating income increased $162,000, or 80.2%, to $364,000 for the year ended December 31, 1997, compared to $202,000 for 1996. The increase was due to increased income of $123,000 realized by the Bank's wholly owned subsidiary, FSB Financial Corp., reduced expenses of $32,000 associated with REO operations and increased rental income of $19,000. FSB Financial Corp. markets annuities and other non-insured financial products to customers of the Bank and receives commissions on the sales.

OPERATING EXPENSES. Operating expenses decreased $5.8 million, or 23.6%, to $18.9 million for the year ended December 31, 1997, compared to $24.7 million for 1996. The decrease was primarily due to the one-time special SAIF assessment in 1996 of $5.2 million. Compensation and employee benefits decreased $753,000, or 7.3%, to $9.5 million for the year ended December 31, 1997, compared to $10.3 million for 1996. The year ended December 31, 1996 included a non-recurring charge for benefits payable as a result of the passing of the Bank's long-time Chairman and President. Equipment expense increased $392,000, or 37.9%, to $1.4 million for the year ended December 31, 1997, compared to $1.0 million for 1996. The increase was due to the write off of certain equipment determined to be obsolete, and increased depreciation expense incurred due to an upgrade of the Bank's computer equipment and corporate headquarters. The Bank incurred reduced FDIC insurance premiums in 1997. On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposed a one-time special assessment on SAIF member institutions, including the Bank, to recapitalize the SAIF. The Bank's special assessment was reflected as an expense in the 1996 period of $5.2 million. As a result of the Funds Act, the FDIC substantially lowered the SAIF insurance assessments on SAIF member institutions. The Bank's assessment rate has been reduced to 6.4 basis points from 23 basis points and the corresponding FDIC expense decreased $1.4 million, or 77.7%, to $414,000 for the year ended December 31, 1997, from $1.9 million for 1996. Amortization of intangibles increased $795,000, or 58.9%, to $2.1 million for the year ended December 31, 1997, from $1.3 million for 1996. Impairment writedowns of the core deposit intangible totaling $1.3 million and $334,000 were recognized for the years ended December 31, 1997 and 1996, respectively, with respect to deposits acquired from the RTC. General and administrative expenses increased $319,000, or 13.0%, to $2.8 million for the year ended December 31, 1997, compared to $2.5 million for 1996. The increase was due primarily to increased expenses associated with legal and consulting fees, check processing and postage.

INCOME TAX EXPENSE. Income tax expense increased $2.7 million, or 95.2%, to $5.5 million for the year ended December 31, 1997, compared to $2.8 million for 1996. The increase was due primarily to an increase in taxable income. Taxable income was affected in the 1996 period by several non-recurring charges.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

RESULTS OF OPERATIONS.   Net income for the year ended December 31, 1996,
totaled $4.7 million, a decrease from the $8.3 million earned in 1995. The decrease was primarily attributable to non-recurring charges for the special assessment to recapitalize the SAIF and the expenses resulting from the sudden passing of the Bank's long-time President.

INTEREST INCOME. Interest income for the year ended December 31, 1996, totaled $68.0 million, an increase of $3.5 million, or 5.4%, from $64.6 million for the year ended December 31, 1995. The increase was due primarily to an increase in the average balance of interest-earning assets to $931.2 million for 1996, from $897.8 million for 1995. Interest income on loans increased $3.4 million, or 9.5%, to $38.6 million for the year ended December 31, 1996, compared to $35.2 million for 1995. The increase was due primarily to the increase in the average balance of the loan portfolio to $487.6 million for the year ended December 31, 1996, from $457.8 million for 1995. Interest on mortgage-backed securities held to maturity decreased $3.0 million, or 13.5%, to $19.1 million for the year ended December 31, 1996, from $22.1 million for 1995. The decrease was due primarily to a reduction in the average size of the mortgage-backed securities held to maturity portfolio to $282.0 million for the year ended December 31, 1996, from $332.2 million for 1995, as the cash flows from mortgage-backed securities held to maturity were used to provide funding for loan production and the purchase of investment securities and mortgage-backed securities available for sale. Interest on investment securities decreased $577,000, or 12.4%, to $4.1 million for the year ended December 31, 1996, from $4.7 million for 1995. The decrease was due primarily to a reduction in the average size of the investment securities portfolio to $36.8 million for the year ended December 31, 1996, from $44.3 million in 1995, offset slightly by an increase in the average yield on the investment portfolio to 7.45% for 1996, from 7.15% for 1995. Interest on investment securities and mortgage-backed securities available for sale increased $3.7 million, or 146.4%, to $6.2 million for the year ended December 31, 1996, from $2.5 million for 1995. The increase was due primarily to the increased average size of the available for sale portfolio to $101.2 million for 1996, from $42.4 million for 1995, accompanied by an increase in the average yield to 6.13% for 1996, from 5.93% for 1995. The increased average size was due to the reclassification from held to maturity to available for sale of $77.5 million in investment and mortgage-backed securities in December 1995, accompanied by the Bank's positioning more securities in the available for sale category to manage the portfolio more effectively.

INTEREST EXPENSE. Total interest expense increased $1.6 million, or 4.4%, to $37.3 million for the year ended December 31, 1996, compared to $35.7 million for 1995. Interest expense on deposits increased $237,000, or 0.7%, to $33.9 million for the year ended December 31, 1996. Interest expense on borrowed funds increased $1.3 million, or 65.6%, to $3.4 million for the year ended December 31, 1996, from $2.0 million for 1995. The increase was due primarily to an increase in the average balance of FHLB-NY advances and other borrowings to $55.2 million for 1996, from $33.6 million for 1995, accompanied by a slight increase in the average rate paid on borrowings to 6.10% for 1996, from 6.06% for 1995. The Bank continued to utilize borrowings for funding of loan production and investment securities purchases.

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. Net interest income increased $1.9 million, or 6.6%, totaling $30.8 million for the year ended December 31, 1996, compared to $28.9 million for 1995. The average interest rate spread for the year ended December 31, 1996, was 2.88%, compared to 2.77% for 1995. The average yield on interest-earning assets increased 12 basis points, while average interest expense increased only 1 basis point from 1995 to 1996.

PROVISION FOR LOAN LOSSES. The Bank provided $550,000 for possible loan losses in 1996, as compared to $310,000 in 1995. The provision was based upon management's review and evaluation of the loan portfolio, level of delinquencies, general market and economic conditions, and asset classification review. The related allowance for loan losses totaled $5.3 million and was 112.8% of nonaccrual loans at December 31, 1996. This compares to a $5.2 million allowance for loan losses at December 31, 1995, which was 89.9% of nonaccrual loans. Substantially all of the nonaccrual loans are secured by first mortgage liens on single-family residential properties. Non-performing loans decreased $1.2 million, or 20.3%, to $4.8 million at December 31, 1996, compared to $6.0 million at December 31, 1995.

OTHER OPERATING INCOME. Other operating income totaled $2.0 million for the year ended December 31, 1996, compared to $2.2 million for 1995, which represented a decrease of $176,000, or 8.1%. Net gains on sales of loans and securities available for sale totaled $236,000 for the year ended December 31, 1996, from $751,000 for 1995. Although volume of sales increased during 1996, the Bank continued to minimize its exposure to rising rates by limiting the duration of the available for sale portfolio, in order to provide a consistent funding source for continued loan production. Other income, consisting primarily of income from the Bank's operating subsidiaries, FSB Financial Corp. and 1000 Woodbridge Center Drive, Inc., gains and losses on sales of REO, rental income, and REO expenses, totaled $202,000 for the year ended December 31, 1996, compared to a net expense of $184,000 for the year ended December 31, 1995, representing an increase of $386,000, or 209.8%. The increase was due to decreased REO expenses and provisions for possible losses on REO, increased income from operating subsidiaries, and increased profits on the sale of REO.

OPERATING EXPENSE. Operating expenses increased $6.9 million, or 38.5%, to $24.7 million for the year ended December 31, 1996, from $17.8 million in 1995. There were several non-recurring expenses during 1996. Compensation and employee benefit expense increased $1.8 million, or 20.5%, to $10.3 million for the year ended December 31, 1996, from $8.5 million for 1995. The increase was primarily due to a non-recurring charge for benefits payable as a result of the sudden passing of the Bank's long-time President, accompanied by increased salary and benefit costs. Occupancy expense decreased $8,000 to $2.0 million for the year ended December 31, 1996. Equipment expense decreased $153,000, or 12.9%, to $1.0 million for the year ended December 31, 1996. Advertising expense decreased $118,000, or 21.0%, to $445,000 for the year ended December 31, 1996, from $563,000 for 1995. The decrease was due primarily to reduced generic marketing as loan production was attained without additional marketing efforts. Federal deposit insurance increased $159,000, or 9.3%, to $1.9 million for the year ended December 31, 1996, from $1.7 million for 1995. The increase was due primarily to an increase in the average level of insurance-assessable deposits to $813.3 million for 1996, from $796.1 million for 1995. The Funds Act, which was signed into law on September 30, 1996, imposed a one-time special assessment of $5.2 million on the Bank to recapitalize the SAIF (see Note 15, "Special SAIF Assessment" in the consolidated financial statements). Amortization of intangibles increased $283,000, or 26.5%, to $1.3 million for the year ended December 31, 1996, from $1.1 million for 1995. The increase was due primarily to an impairment writedown of the core deposit intangible totaling $334,000 with respect to deposits acquired from the RTC in 1991. General and administrative expenses decreased $264,000, or 9.7%, to $2.5 million for the year ended December 31, 1996, from $2.7 million for 1995. The decrease was due primarily to lower outside service bureau expenses.

INCOME TAX EXPENSE. Income tax expense totaled $2.8 million for the year ended December 31, 1996, compared to $4.6 million for 1995, which represented a decrease of $1.8 million, or 39.1%. The decrease was due primarily to a reduction in taxable income due to the special SAIF assessment and one-time charges resulting from the passing of the Bank's President in 1996.

LIQUIDITY AND CAPITAL RESOURCES

The Bank's liquidity is a measure of its ability to generate sufficient cash flows to meet all of its current and future financial obligations and commitments. The Bank's primary sources of funds are deposits; proceeds from principal and interest payments on loans and mortgage-backed securities; sales of loans, mortgage-backed securities and investments available for sale; maturities of investment securities and short-term investments; and, to an increasing extent, advances from the FHLB-NY, reverse repurchase agreements, and other borrowed funds. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by interest rates, economic conditions, and competition.

The primary investing activity of the Bank is the origination of single family residential mortgage loans. During the years ended December 31, 1997, 1996 and 1995, the Bank originated mortgage loans in the amounts of $153.6 million, $127.1 million and $98.5 million, respectively. The Bank originated other loans totaling $4.9 million, $3.8 million and $3.8 million for the years ended December 31, 1997, 1996 and 1995, respectively. The Bank also purchased loans and mortgage-backed and investment securities to reduce excess liquidity not otherwise utilized for lending activities. Purchases of mortgage loans totaled $10.7 million, $10.1 million and $5.2 million in 1997, 1996 and 1995, respectively. Purchases of mortgage-backed securities, including those available for sale, totaled $198.3 million, $191.3 million and $215.3 million in 1997, 1996 and 1995, respectively. Purchases of investment securities, including those available for sale, totaled $30.8 million, $52.7 million and $48.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. Other investing activities include investment in FHLB-NY stock and federal funds. The investing activities were funded primarily by principal repayments on loans and mortgage-backed securities of $175.2 million, $178.1 million and $119.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. Additionally, proceeds from sales of loans, mortgage-backed and investment securities totaling $142.2 million, $124.2 million and $114.8 million for 1997, 1996 and 1995, and, to a lesser extent, called or maturing investment securities totaling $26.0 million, $19.0 million and $19.0 million for the years ended December 31, 1997, 1996 and 1995, respectively, provided additional liquidity.

The Bank had several other sources of liquidity, including FHLB-NY advances which, at December 31, 1997, totaled $23.0 million, of which $10.0 million are due in 1998. If necessary, the Bank has additional borrowing capacity with the FHLB-NY, including an available overnight line of credit of up to $48.9 million. The Bank also had other borrowings that provided additional liquidity, totaling $95.4 million at December 31, 1997, $25.4 million of which is due in 1998.
Other sources of liquidity are investment and mortgage-backed securities available for sale, totaling $164.8 million at December 31, 1997.

The Bank is required to maintain minimum levels of liquid assets as defined by the Office of Thrift Supervision ("OTS") regulations. This requirement is based upon a percentage of deposits and short-term borrowings. The regulation was amended by the OTS in 1997 to increase the type of assets that qualify as "liquid assets" and to reduce the required percentage. The required minimum ratio was 4.00% and 5.00% at December 31, 1997 and 1996, respectively. The Bank's liquidity ratios were 39.39% and 10.28% at December 31, 1997 and 1996, respectively. The Bank's liquid assets at December 31, 1997, consist of cash and cash equivalents, and most investment and mortgage-backed securities (excluding securities that have been pledged for repurchase agreements). The level of these assets depends upon the Bank's operating, financing and investing activities during any given period. At December 31, 1997, 1996 and 1995, cash, cash equivalents, and investments qualifying for liquidity purposes totaled $319.4 million, $72.2 million and $110.5 million, respectively.

The Bank anticipates that it will have sufficient funds available to meet its current commitments. At December 31, 1997, the Bank had commitments to originate and purchase mortgage loans of $31.5 million, there were no commitments to purchase mortgage-backed or investment securities. The Bank is obligated to pay $1.3 million under its lease agreements for branch and administrative facilities, of which $361,000 is due in 1998. Certificates of deposit which are scheduled to mature in one year or less totaled $347.9 million at December 31, 1997. Based upon historical experience, management estimates that a significant portion of such deposits will remain with the Bank.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and notes presented herein have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

YEAR 2000 COMPLIANCE

First Savings Bank has adopted a Year 2000 Compliance Plan. This plan was approved by the Board of Directors and has been submitted to the OTS. First Savings has also established a Year 2000 Compliance Committee, which includes members of senior management from all operating areas. The objectives of the plan and the committee are to ensure that the Bank will be prepared for the new millenium. As recommended by the Federal Financial Institutions Examination Council, the Year 2000 Compliance Plan encompasses the following phases:
Awareness, Assessment, Renovation, Validation and Implementation. Execution of the plan is currently on target and no material expenses have been identified to date. The Bank is currently in Phase 2 Assessment, which will identify and inventory all hardware, software, networks and forms affected by the Year 2000 change. Prioritization of the most critical applications have been addressed, along with contract and service agreements. The Renovation Phase will include code enhancements, program changes, hardware and software upgrades, and system replacements, if necessary. The Validation Phase involves testing of changes to hardware and software, accompanied by monitoring and testing with vendors. The Implementation Phase is to certify that systems are Year 2000 compliant, along with assurances that any new systems are compliant on a going-forward basis. While the Bank has not determined the final cost of compliance, it currently anticipates such costs to be immaterial.

FIRST SAVINGS BANK, SLA AND SUBSIDIARIES
------------------------------------------------------------------------------
Consolidated Statements of Financial Condition
(Dollars in thousands)

                                                                                                           DECEMBER 31
                                                                                             -------------------------------------
                                                                                                   1997                  1996
                                                                                             ---------------         -------------
ASSETS
Cash and due from banks................................................................        $    8,377              $  7,192
Federal funds sold.....................................................................             6,050                 1,850
                                                                                             ---------------         -------------
Total cash and cash equivalents........................................................            14,427                 9,042
Federal Home Loan Bank of New York (FHLB-NY) stock, at cost (note 10)..................             8,045                 7,428
Investment securities, at amortized cost (estimated fair value of $31,150 and
 $38,980 at 12/31/97 and 12/31/96, respectively) (notes 4 and 10)......................            31,031                38,955
Investment securities available for sale (notes 4 and 10)..............................            17,701                14,831
Mortgage-backed securities, net (estimated fair value of $210,683 and
 $255,052 at 12/31/97 and 12/31/96, respectively) (notes 5 and 10).....................           207,157               252,383
Mortgage-backed securities available for sale (notes 5 and 10).........................           147,137               120,797
Loans receivable, net (notes 6 and 10).................................................           588,500               509,627
Loans available for sale (notes 6 and 10)..............................................                 -                   287
Interest and dividends receivable (note 7).............................................             7,882                 7,415
Premises and equipment, net (note 8)...................................................            13,087                10,356
Excess of cost over fair value of net assets acquired..................................             8,806                10,950
Other assets (note 12).................................................................             5,543                 5,044
                                                                                             ---------------         -------------
   Total assets........................................................................        $1,049,316              $987,115
                                                                                             ===============         =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits (note 9)......................................................................        $  816,283              $794,595
Borrowed funds (note 10)...............................................................           118,444                87,994
Employee Stock Ownership Plan (ESOP) debt (note 11)....................................               546                   646
Advances by borrowers for taxes and insurance..........................................             5,444                 4,600
Other liabilities (notes 12 and 13)....................................................             6,913                 6,417
                                                                                             ---------------         -------------
Total liabilities......................................................................           947,630               894,252
                                                                                             ---------------         -------------
Commitments and contingencies (note 14)


STOCKHOLDERS' EQUITY
Preferred stock; authorized 1,000,000 shares; issued and outstanding - none
Common stock, $.01 par value, 10,000,000 shares authorized;
8,016,352 and 7,903,719 shares issued and outstanding
at 12/31/97 and 12/31/96, respectively (note 13).......................................                80                    72
Paid-in capital (note 13)..............................................................            43,302                27,427
Retained earnings (note 12)............................................................            58,509                66,299
Net unrealized gain (loss) on securities available for sale (notes 4 and 5)............               524                    (3)
Less: Common stock acquired by the ESOP (note 13)......................................              (546)                 (646)
Common stock acquired by the Recognition and
Retention Plan (RRP) (note 13).........................................................              (183)                 (286)
                                                                                             ---------------         -------------
Total stockholders' equity (notes 2 and 3).............................................           101,686                92,863
                                                                                             ---------------         -------------
Total liabilities and stockholders'equity..............................................        $1,049,316              $987,115
                                                                                             ===============         =============



-------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

FIRST SAVINGS BANK, SLA AND SUBSIDIARIES
--------------------------------------------------------------------------------
Consolidated Statements of Income
(Dollars in thousands, except per share data)

                                                                                  Year Ended December 31,
                                                                         -----------------------------------------
                                                                             1997           1996          1995
                                                                         -----------     -----------   -----------
INTEREST INCOME:
  Loans.............................................................      $   43,622      $   38,596    $   35,245
  Mortgage-backed securities........................................          16,333          19,147        22,140
  Investment securities.............................................           3,968           4,094         4,671
  Investment and mortgage-backed securities and
   loans available for sale.........................................           9,299           6,202         2,517
    Total interest income...........................................          73,222          68,039        64,573
                                                                         -----------     -----------   -----------

INTEREST EXPENSE:
Deposits:
  NOW and money market demand.......................................           5,579           5,122         5,090
  Savings...........................................................           3,253           3,514         3,568
  Certificate of deposit............................................          25,329          25,256        24,997
                                                                         -----------     -----------   -----------
                                                                              34,161          33,892        33,655
Borrowed funds......................................................           7,022           3,372         2,036
                                                                         -----------     -----------   -----------
  Total interest expense............................................          41,183          37,264        35,691
                                                                         -----------     -----------   -----------
  Net interest income...............................................          32,039          30,775        28,882
Provision for loan losses (note 6)..................................           1,200             550           310
                                                                         -----------     -----------   -----------
  Net interest income after provision for loan losses...............          30,839          30,225        28,572
                                                                         -----------     -----------   -----------

OTHER OPERATING INCOME:
  Fees and service charges (note 6).................................           1,844           1,557         1,604
  Net gain on sales of loans and securities (notes 4 and 5).........             593             236           751
  Other, net........................................................             364             202          (184)
                                                                         -----------     -----------   -----------
    Total other operating income....................................           2,801           1,995         2,171
                                                                         -----------     -----------   -----------

OPERATING EXPENSES:
Compensation and benefits (note 13).................................           9,530          10,283         8,531
Occupancy (note 14).................................................           1,967           2,048         2,056
Equipment...........................................................           1,425           1,033         1,186
Advertising.........................................................             601             445           563
Federal deposit insurance...........................................             414           1,860         1,701
Special SAIF assessment (note 15)...................................               -           5,220             -
Amortization / writedowns of intangibles............................           2,144           1,349         1,066
General and administrative..........................................           2,782           2,463         2,727
                                                                         -----------     -----------   -----------
    Total operating expenses........................................          18,863          24,701        17,830
                                                                         -----------     -----------   -----------

    Income before income tax expense................................          14,777           7,519        12,913

Income tax expense (note 12)........................................           5,482           2,809         4,611
                                                                         -----------     -----------   -----------
    Net income......................................................      $    9,295      $    4,710    $    8,302
                                                                         ===========     ===========   ===========

Basic earnings per share............................................      $     1.17      $     0.60    $     1.06
                                                                         ===========     ===========   ===========
Weighted average shares outstanding.................................       7,916,932       7,828,399     7,821,269
                                                                         ===========     ===========   ===========

Diluted earnings per share..........................................      $     1.16      $     0.59    $     1.04
                                                                         ===========     ===========   ===========
Weighted average shares outstanding
including common stock equivalents..................................       8,007,315       7,983,799     7,974,549
                                                                         ===========     ===========   ===========

--------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

FIRST SAVINGS BANK, SLA AND SUBSIDIARIES
--------------------------------------------------------------------------------
Consolidated Statements of Stockholders' Equity
(Dollars in thousands, except per share data)


                                                                           NET UNREALIZED
                                                                            GAIN/(LOSS)
                                                                          ON SECURITIES       COMMON       COMMON
                                                                             AVAILABLE         STOCK        STOCK          TOTAL
                                          COMMON   PAID IN    RETAINED      FOR SALE,        ACQUIRED     ACQUIRED   STOCKHOLDERS'
                                          STOCK    CAPITAL    EARNINGS      NET OF TAX       BY ESOP       BY RRP       EQUITY
                                          ------   -------    --------    --------------     --------     --------   -------------
Balance at December 31, 1994 ........        $65   $14,772    $ 60,924           ($1,397)       ($300)           -        $ 74,064

Net income for the year
 ended December 31, 1995 ............          -         -       8,302                 -           -            -            8,302
Net proceeds from stock offering ....          -     7,205           -                 -           -            -            7,205
Stock acquired by ESOP ..............          -         -           -                 -         (546)          -             (546)
Cash dividends - $0.28/share ........          -         -      (1,004)                -            -           -           (1,004)
Net change in unrealized gain/loss...          -         -           -             1,562            -           -            1,562
Principal payments on ESOP loan .....          -         -           -                 -          100           -              100
Exercise of stock options ...........          -        30           -                 -            -           -               30
                                          ------   -------    --------    --------------     --------     --------     ------------

Balance at December 31, 1995 ........         65    22,007      68,222               165         (746)           -           89,713

Net income for the year
 ended December 31, 1996 ............          -         -       4,710                 -            -            -            4,710
Issuance of 10% stock dividend ......          7     5,388      (5,395)                -            -            -
Cash in lieu of fractional shares ...          -        (3)          -                 -            -            -               (3)
Stock acquired by RRP ...............          -         -           -                 -            -         (310)            (310)
Cash dividends - $0.32/share.........          -         -      (1,238)                -            -            -           (1,238)
Net change in unrealized gain/loss ..          -         -           -              (168)           -            -             (168)
Amortization of RRP .................          -         -           -                 -            -           24               24
Principal payments on ESOP loan .....          -         -           -                 -          100            -              100
Exercise of stock options ...........          -        35           -                 -            -            -               35
                                          ------   -------    --------    --------------     --------     --------     ------------

Balance at December 31, 1996 ........         72    27,427      66,299                (3)        (646)        (286)          92,863

Net income for the year
 ended December 31, 1997 ............          -         -       9,295                 -            -            -            9,295
Issuance of 10% stock dividend ......          7    15,422     (15,429)                -            -            -                -
Cash in lieu of fractional shares ...          -        (9)          -                 -            -            -               (9)
Cash dividends - $0.43/share ........          -         -      (1,656)                -            -            -           (1,656)
Net change in unrealized gain/loss ..          -         -           -               527            -            -              527
Amortization of RRP .................          -         -           -                 -            -          103              103
Principal payments on ESOP loan .....          -         -           -                 -          100            -              100
Exercise of stock options ...........          1       462           -                 -            -            -              463
                                          ------   -------    --------    --------------     --------     --------    -------------

Balance at December 31, 1997 ........        $80   $43,302    $ 58,509           $   524        ($546)       ($183)        $101,686
                                          ======   =======    ========    ==============     ========     ========    =============

--------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

FIRST SAVINGS BANK, SLA AND SUBSIDIARIES
--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows
(Dollars in thousands)

                                                                                                   Years ended December 31,
                                                                                       ---------------------------------------------
                                                                                             1997          1996          1995
                                                                                          ---------     ---------     ---------
Cash flows from operating activities:
Net income.........................................................................       $   9,295     $   4,710     $   8,302
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation of premises and equipment...........................................           1,006           842         1,018
  Amortization of excess of cost over fair value of assets acquired................           2,144         1,349         1,066
  Amortization of ESOP.............................................................             100           100           100
  Amortization of RRP..............................................................             103            24
  Net  accretion and amortization of deferred loan fees............................            (502)         (284)         (335)
  Provision for loan losses........................................................           1,200           550           310
  Provision for losses on real estate owned........................................              81           105           222
  Net (gain) loss on sales of investment securities available for sale.............            (129)         (114)          104
  Net loss on trading account securities ..........................................              29             -             -
  Loans originated for sale........................................................          (4,708)       (6,798)       (6,619)
  Proceeds from sales of mortgage loans available for sale.........................           5,011         6,892         6,358
  Net (gain) loss on sales of mortgage loans available for sale....................             (18)           40           (15)
  Net gain on sales of mortgage-backed securities available for sale...............            (475)         (162)         (840)
  Net gain on sales of real estate owned...........................................             (88)         (183)          (52)
  Investment securities purchased for trading......................................          (1,989)            -             -
  Proceeds from sales of investment securities held for trading....................           1,971             -             -
  Net accretion of premiums and amortization of discounts..........................             (89)        1,191          (467)
  Increase in interest and dividends receivable....................................            (467)         (622)       (1,552)
  Increase in other liabilities....................................................             496           765         1,011
  (Decrease) increase in other assets..............................................            (941)            5          (461)
                                                                                         ----------    ----------    ----------
    Net cash provided by operating activities......................................          12,030         8,410         8,150
                                                                                         ----------    ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of investment securities available for sale..................          10,128        20,978        25,823
  Proceeds from sales of mortgage-backed securities available for sale.............         127,058        96,309        82,632
  Proceeds from sale of real estate owned..........................................           1,277         4,351         3,299
  Investment securities purchased for sale.........................................         (12,694)      (31,808)       (1,016)
  Purchases of mortgage-backed securities available for sale.......................        (168,025)     (136,935)      (86,767)
  Purchases of investment securities...............................................         (18,062)      (20,937)      (47,002)
  Maturities of investment securities..............................................          25,994        19,000        19,000
  Origination of loans.............................................................        (153,841)     (124,134)      (95,674)
  Purchases of mortgage loans......................................................         (10,733)      (10,118)       (5,181)
  Purchases of mortgage-backed securities..........................................         (30,278)      (54,392)     (128,524)
  Principal repayments on loans....................................................          83,872        79,703        54,185
  Principal payments on mortgage-backed securities.................................          91,324        98,392        64,785
  Purchase of FHLB-NY stock........................................................            (617)       (1,152)         (585)
  Purchases of premises and equipment..............................................          (3,737)       (1,849)       (2,065)
  Cost in excess of fair value of assets acquired..................................               -             -       (12,640)
                                                                                         ----------    ----------    ----------
    Net cash used in investing activities..........................................         (58,334)       62,592)     (129,730)
                                                                                         ----------    ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from stock offering.................................................               -             -         7,205
  Proceeds from ESOP debt..........................................................               -             -           546
  Payment on ESOP debt.............................................................            (100)         (100)         (100)
  Cost of stock contributed to RRP.................................................               -          (310)            -
  Purchase of ESOP shares..........................................................               -             -          (546)
  Stock options exercised..........................................................             463            35            30
  Cash dividends paid..............................................................          (1,656)       (1,238)       (1,004)
  Proceeds from acquisition of deposits............................................               -             -       112,784
  Net increase (decrease) in deposits..............................................          21,688       (11,743)       11,941
  Net increase in borrowed funds...................................................          30,450        49,244         4,750
  Net increase in advances by borrowers for taxes and insurance....................             844           787            80
                                                                                         ----------    ----------    ----------
    Net cash provided by financing activities......................................          51,689        36,675       135,686
                                                                                         ----------    ----------    ----------
    Net increase (decrease) in cash and cash equivalents...........................           5,385       (17,507)       14,106
Cash and cash equivalents at beginning of year.....................................           9,042        26,549        12,443
                                                                                         ----------    ----------    ----------
Cash and cash equivalents at end of year ..........................................       $  14,427     $   9,042    $   26,549
                                                                                         ==========    ==========    ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest.......................................................................       $  40,723    $   36,967    $   35,409
    Income taxes...................................................................           5,505         3,831         4,495
  Non cash investing and financing activities for the period:
    Transfer of loans to real estate owned.........................................           1,133         2,535         4,960
    Transfer of investment and mortgage-backed securities from held
     to maturity to available for sale.............................................               -             -        77,549
                                                                                         ==========    ==========    ==========

See accompanying notes to the consolidated financial statements.

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a description of the more significant accounting policies used in preparation of the accompanying consolidated financial statements of First Savings Bank, SLA and Subsidiaries ("the Bank").

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements are comprised of the accounts of the Bank and its wholly owned subsidiaries, FSB Financial Corp. and 1000 Woodbridge Center Drive, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses, management generally obtains independent appraisals for significant properties.

CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, cash equivalents consist of interest-bearing deposits in other financial institutions and loans of federal funds.

INVESTMENT AND MORTGAGE-BACKED SECURITIES

Management determines the appropriate classification of investment and mortgage-backed securities as either available for sale, held to maturity, or held for trading at the purchase date. Securities available for sale include debt, mortgage-backed, and marketable equity securities that are held for an indefinite period of time and may be sold in response to changing market and interest rate conditions. These securities are reported at fair value with unrealized gains and losses, net of tax, included as a separate component of stockholders' equity. Upon realization, such gains and losses will be included in earnings using the specific identification method.

Trading account securities are adjusted to market value through earnings. Gains and losses from adjusting trading account securities to market value and from the sale of these securities are included in noninterest income. There were no trading account securities outstanding at December 31, 1997 or 1996.

Investment securities, other than those designated as available for sale or trading, are carried at amortized historical cost and consist of those securities for which there is a positive intent and ability to hold to maturity. Investment securities are adjusted for amortization of premiums and accretion of discounts using the level-yield method over the estimated lives of the securities.

Mortgage-backed securities, other than those designated as available for sale or trading, are carried at their outstanding principal balance, adjusted for amortization of premiums and accretion of discounts using the level-yield method over the estimated lives of the securities.

On December 15, 1995, the Bank reassessed its held to maturity and available for sale classifications for investments and mortgage-backed securities and, in accordance with accounting standards, transferred $77.5 million in amortized cost of investment and mortgage-backed securities to the available for sale classification. The related net unrealized loss after tax effect as of the date of the transfer was $40,000.

FEDERAL HOME LOAN BANK OF NEW YORK STOCK

The Bank, as a member of the FHLB-NY, is required to hold shares of capital stock in the FHLB-NY in an amount equal to 1% of the Bank's outstanding balance of residential mortgage loans or 5% of its outstanding advances from the FHLB-NY, whichever is greater.

LOANS RECEIVABLE, NET

Loans receivable, other than loans available for sale, are stated at the unpaid principal balance, net of premiums, unearned discounts, net deferred loan origination and commitment fees, and the allowance for loan losses.

Loans are classified as non-accrual when they are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collectibility. However, if a loan meets the above criteria but a current appraisal of the property indicates that the total outstanding balance is less than 55% of the appraised value, the loan is not classified as non-accrual. At the time a loan is place on non-accrual status, previously accrued and uncollected interest is reversed against interest income. Interest received on non-accrual loans is generally credited to interest income for the current period. If principal and interest payments are brought contractually current and future collectibility is reasonably assured, loans are returned to accrual status. Discounts are accreted and premiums amortized to income using the level yield method over the estimated lives of the loans. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in interest income using the level-yield method over the contractual life of the individual loans, adjusted for actual prepayments.

The Bank has defined the population of impaired loans to be all non-accrual commercial real estate, multi-family and land loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and installment loans are specifically excluded for the impaired loan portfolio. There were no impaired loans at December 31, 1997 or 1996.

Loans available for sale are carried at the lower of cost or market using the aggregate method. Valuation adjustments, if applicable, are reflected in current operations. Gains and losses on sales are recorded using the specific identification method. Management determines the appropriate classification of loans as either held to maturity or available for sale at origination, in conjunction with the Bank's overall asset/liability management strategy.

The Bank capitalizes the rights to service mortgage loans for others, whether those rights are acquired through purchase or origination. The Bank determines the value of servicing rights through an evaluation of prepayment trends, the market for purchased servicing and underlying interest rate of the loans. All capitalized mortgage servicing rights, both originated and purchased, are evaluated for impairment on a quarterly basis with any adjustments recognized through a valuation allowance. The balance of capitalized mortgage servicing rights was $116,000 and $81,000 at December 31, 1997 and 1996, respectively.
The Bank amortizes mortgage servicing rights over the estimated life of the loans on a straight line basis. The Bank recognized amortization of $16,000 and $8,000 for the years ended December 31, 1997 and 1996, respectively.

A substantial portion of the Bank's loans are secured by real estate in the State of New Jersey. Accordingly, as with most financial institutions in the market area, the collectibility of a substantial portion of the carrying value of the Bank's loan portfolio and real estate owned is susceptible to changes in market conditions.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is based on management's evaluation of the adequacy of the allowance, including an assessment of known and inherent risks in the portfolio, review of individual loans for adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and consideration of current economic conditions.

Additions to the allowance arise from charges to operations through the provision for loan losses or from the recovery of amounts previously charged off. The allowance is reduced by loan charge-offs.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions in the Bank's market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

REAL ESTATE OWNED, NET

Real estate owned is recorded at the fair value at the date of acquisition, with a charge to the allowance for loan losses for any excess of cost over fair value. Subsequently, real estate owned is carried at the lower of cost or fair value, as determined by current appraisals, less estimated selling costs. Certain costs incurred in preparing properties for sale are capitalized, and expenses of holding foreclosed properties are charged to operations as incurred. There was $1.4 million and $1.5 million in real estate owned included in Other Assets at December 31, 1997 and 1996, respectively.


EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED

The excess of cost over fair value of net assets acquired from the acquisition of deposits is amortized to expense over the expected life of the acquired deposit base (7 to

15 years) using the straight-line method. During 1995, the Bank acquired the deposits and former branch locations of two offices of the former Carteret Savings for a premium of $12.6 million. Core deposit studies regarding the retention of the deposits acquired are performed by the Bank on an annual basis. After reviewing the results of the core deposit studies, a writedown of the core deposit premium may be recognized if the current balance of the core deposit premium is overstated. The Bank recognized impairment writedowns of $1.3 million and $334,000 for the years ended December 31, 1997 and 1996, respectively.

PREMISES AND EQUIPMENT

Premises and equipment, including leasehold improvements, are stated at cost, less accumulated amortization and depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives, ranging from three years to forty years depending on the asset or lease. Repair and maintenance items are expensed and improvements are capitalized. Upon retirement or sale, any gain or loss is charged to operations.

STOCK OPTION PLANS

The Bank applies the "intrinsic value based method" as described in Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock based compensation. Accordingly, no compensation cost has been recognized for the stock option plan.

RECOGNITION AND RETENTION PLAN ("RRP")

RRP awards are granted in the form of shares of common stock held by the RRP, and are payable over a three year period at a rate of 33.3% per year, commencing on the date of the award grant. Compensation expense is recorded at the fair value of the shares at the grant date ratably over the vesting period.

INCOME TAXES

The Bank accounts for income taxes according to the asset and liability method deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates applicable to taxable income for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

PENSION PLAN

Pension plan costs based on actuarial computation of current and future benefits for employees are charged to expense and are funded based on the maximum amount that can be deducted for Federal income tax purposes.

POST-RETIREMENT BENEFITS

The Bank accrues the expected cost of providing health care and other benefits to employees subsequent to their retirement during the service periods of the employees.

EARNINGS PER SHARE

Basic and diluted earnings per share are presented in accordance with the provisions on Statement of Financial Accounting Standards ("SFAS") 128, "Earnings Per Share." SFAS 128 was adopted by the Bank effective December 31, 1997, and all prior earnings per share have been restated to conform with SFAS 128.

Basic earnings per share is calculated by dividing net income by the daily average number of common shares outstanding during the period. Common stock equivalents are not included in the calculation.

Diluted earnings per share is computed similar to that of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potential dilutive common shares were issued.

Per share data reflects 10% stock dividends paid on December 16, 1996, and October 30, 1997, applied retroactively.

RECLASSIFICATIONS

Certain reclassifications have been made to the 1996 and 1995 amounts to conform to the 1997 presentation.

(2)  REORGANIZATION AND STOCK ISSUANCE

On July 10, 1992, the Office of Thrift Supervision ("OTS") approved the Plan of Reorganization adopted by the Board ("the Reorganization"), whereby the Bank was reorganized into a federal mutual holding company. At that time, First Savings Bank, SLA, reorganized from a New Jersey-chartered mutual savings association into a federal mutual holding company, First Savings Bancshares, MHC ("Holding Company"). The Bank has continued to operate under the mutual holding company regulations as proscribed by the OTS.

As part of the Reorganization, a minority stock offering was completed on July 10, 1992, whereby 1,000,000 shares were sold at a price of $10 per share, for gross proceeds of $10.0 million, which represented a minority ownership of 37.6% of the Bank. On July 11, 1995, the Bank completed a secondary stock offering of 600,000 shares of common stock at $13 per share for gross proceeds of $7.8 million, offset by offering-related expenses totaling $595,000. The net proceeds were used to purchase investment and mortgage-backed securities. The total minority ownership, after the secondary stock offering, totaled 47.5% at December 31, 1995. At December 31, 1997, the total minority ownership was 48.4%.

On October 27, 1997, the Boards of Directors for First Savings Bank, SLA, and First Savings Bancshares, MHC, the mutual holding company of the Bank, announced that a Plan of Conversion and Reorganization (the "Plan") was adopted to convert First Savings Bancshares, MHC to stock form and to reorganize First Savings Bancshares, MHC, and First Savings Bank, SLA, into the stock holding company structure by forming a new stock Delaware corporation to become the parent holding company for the Bank. Pursuant to the Plan, the new Delaware corporation will exchange certain shares of its common stock for the outstanding common stock of the Bank and will issue and offer for sale certain additional shares of its common stock. The Plan has received regulatory approvals from the OTS has been declared effective by the United States Securities and Exchange Commission, but still must be ratified by the members of First Savings Bancshares, MHC, and the Bank's stockholders. The transaction is expected to be completed during the second quarter of 1998, assuming receipt of such approvals.


(3)  REGULATORY MATTERS

Capital distributions, in the form of any dividend paid or other distribution in cash or in kind, are limited by the OTS. A "Tier 1" association, which is defined as an association that has capital immediately prior to a proposed capital distribution that is equal to or greater than the amount of its fully phased-in capital requirement, is authorized to make capital distributions during a calendar year up to the higher of 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, or 75% of its net income over the most recent four-quarter period. The Bank is a Tier 1 association.

OTS regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1997 and 1996, the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1 (core) capital to total adjusted assets of 3.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

Under the prompt corrective action regulations, the OTS is required to take certain supervisory actions and may take additional discretionary actions with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier 1 (core) capital ratio of at least 5.0%; a Tier 1 risk-based capital ration of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

Management believes that, as of December 31, 1997, the Bank meets all capital adequacy requirements to which it is subject. Further, the most recent OTS notification categorized the Bank as a well capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 1997 and 1996, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well-capitalized institution:


                                                                                OTS Requirements
                                                          ----------------------------------------------------------
                                                           Minimum Capital Adequacy         For Classification as
                                       Bank Actual                                             Well-Capitalized
                                 ------------------------------------------------------------------------------------
                                    Amount   Ratio (%)      Amount       Ratio (%)         Amount         Ratio (%)
                                    -------  ---------    -----------  -------------    -------------  -------------
                                                                 (Dollars in thousands)
DECEMBER 31, 1997
--------------------------------
Tangible capital ...............    $92,344     8.86          $15,625         1.50
Tier 1 (core) capital...........     92,344     8.86           31,250         3.00            $52,084           5.00
Risk-based capital:
 Tier 1.........................     92,344    21.19                                           26,149           6.00
 Total..........................    $97,797    22.44          $34,866         8.00            $43,582          10.00
                                    =======    =====          =======         ====            =======          =====

December 31, 1996
--------------------------------
Tangible capital................    $81,909     8.38          $14,670         1.50
Tier 1 (core) capital...........     81,909     8.38           29,340         3.00            $48,900           5.00
Risk-based capital:
 Tier 1.........................     81,909    20.85                                           23,571           6.00
 Total..........................    $86,822    22.10          $31,428         8.00            $39,286          10.00
                                    =======    =====          =======         ====            =======          =====


(4)    INVESTMENT SECURITIES

A summary of investment securities at December 31, 1997 and 1996, is as follows (in thousands):

                                                                                     1997
                                                          --------------------------------------------------------
                                                                           GROSS            GROSS        ESTIMATED
                                                                        UNREALIZED       UNREALIZED       MARKET
                                                             COST          GAINS           LOSSES          VALUE
                                                          --------   ---------------   ------------    -----------
INVESTMENTS HELD TO MATURITY
U.S. Government and Agency obligations...............     $ 28,966   $           129   $        (12)   $    29,083
State obligations....................................        2,065                 6             (4)         2,067
                                                          --------   ---------------   ------------    -----------
Total investment securities held to maturity.........     $ 31,031   $           135   $        (16)   $    31,150
                                                          ========   ===============   ============    ===========

INVESTMENTS AVAILABLE FOR SALE
U.S. Government and Agency obligations...............     $ 12,976   $            57   $        (17)   $    13,016
Corporate obligations................................        4,698                 -            (13)         4,685
                                                          --------   ---------------   ------------    -----------
Total investment securities available for sale.......     $ 17,674   $            57   $        (30)   $    17,701
                                                          ========   ===============   ============    ===========

                                                                                   1996
                                                          -----------------------------------------------------
                                                                         GROSS           GROSS        ESTIMATED
                                                                       UNREALIZED     UNREALIZED       MARKET
                                                             COST        GAINS          LOSSES          VALUE
                                                          --------   ------------   ------------    -----------
INVESTMENTS HELD TO MATURITY
U.S. Government and Agency obligations.................   $ 38,955   $        247   $       (222)   $    38,980
                                                          ========   ============   ============    ===========

INVESTMENTS AVAILABLE FOR SALE
U.S. Government and Agency obligations.................   $ 12,964   $          4   $       (132)   $    12,836
Corporate obligations..................................      2,000              -             (5)         1,995
                                                          --------   ------------   ------------    -----------
Total investment securities available for sale.........   $ 14,964   $          4   $       (137)   $    14,831
                                                          ========   ============   ============    ===========

The cost and estimated fair value of investment securities at December 31, 1997, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because issuers may have the right to call or repay obligations at par value without prepayment penalties.

                                                                                                        Estimated
                                                                                          Amortized      market
INVESTMENTS HELD TO MATURITY                                                                cost          value
                                                                                        -----------   -----------
Due in:
One to five years....................................................................       $12,591       $12,628
Five to ten years....................................................................        14,561        14,612
Ten to fifteen years.................................................................         3,879         3,910
                                                                                        -----------   -----------
                                                                                            $31,031       $31,150
                                                                                        ===========   ===========
                                                                                                        Estimated
                                                                                          Amortized      market
INVESTMENTS AVAILABLE FOR SALE                                                              cost          value
                                                                                        -----------   -----------
Due in:
Less than one year...................................................................       $ 2,698       $ 2,690
One to five years....................................................................        11,976        11,995
Five to ten years....................................................................         3,000         3,016
                                                                                        -----------   -----------
                                                                                        $    17,674   $    17,701
                                                                                        ===========   ===========

Proceeds from sales of investment securities and the realized gross gains and losses from those sales are as follows (in thousands):

                                                                                                  YEAR ENDED DECEMBER 31,
                                                                                            --------------------------------
                                                                                               1997        1996        1995
                                                                                            --------    --------    --------
Proceeds from sales of investment securities available for sale and held for trading ....   $ 12,099    $ 20,978    $ 25,823
                                                                                            ========    ========    ========

Gross realized gains.....................................................................   $    184    $    147    $     94
Gross realized losses....................................................................        (84)        (33)       (198)
                                                                                            --------    --------    --------
                                                                                            $    100    $    114    $   (104)
                                                                                            ========    ========    ========

Investment securities with an amortized cost of $16.0 million at December 31, 1997, respectively, are pledged as collateral for other borrowings. Pursuant to a collateral agreement with the FHLB-NY, all unpledged, qualifying investment securities, including those available for sale, are pledged to secure advances from the FHLB-NY (see Note 10).

(5)  MORTGAGE-BACKED SECURITIES

A summary of mortgage-backed securities at December 31, 1997 and 1996, is as follows (in thousands):

                                                                                          1997
                                                              -----------------------------------------------------------
                                                                                   GROSS           GROSS        ESTIMATED
                                                                 AMORTIZED       UNREALIZED     UNREALIZED       MARKET
                                                                    COST           GAINS          LOSSES          VALUE
                                                              --------------   ------------   ------------    -----------
MORTGAGE-BACKED SECURITIES HELD TO MATURITY
FHLMC......................................................    $     120,132   $      2,725   $        (23)   $   122,834
GNMA.......................................................           17,599            512              -         18,111
FNMA.......................................................           30,436            355            (14)        30,777
Collateralized mortgage obligations........................           38,990            109           (138)        38,961
                                                              --------------   ------------   ------------    -----------
Total mortgage-backed securities held to maturity..........   $      207,157   $      3,701   $       (175)   $   210,683
                                                              ==============   ============   ============    ===========

MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE
FHLMC......................................................   $       89,503   $        634   $       (174)   $    89,963
FNMA.......................................................           39,407            138              -         39,545
Collateralized mortgage obligations........................           17,436            233            (40)        17,629
                                                              --------------   ------------   ------------    -----------
Total mortgage-backed securities available for sale........   $      146,346   $      1,005   $       (214)   $   147,137
                                                              ==============   ============   ============    ===========
                                                                                          1996
                                                              -----------------------------------------------------------
                                                                                   Gross           Gross        Estimated
                                                                 Amortized       unrealized     unrealized       market
                                                                    cost           gains          losses          value
                                                              --------------   ------------   ------------    -----------
MORTGAGE-BACKED SECURITIES HELD TO MATURITY
FHLMC......................................................    $     161,180    $     2,663    $      (187)    $  163,656
GNMA.......................................................           20,851            398              -         21,249
FNMA.......................................................           32,225            217           (115)        32,327
Collateralized mortgage obligations........................           38,127             75           (382)        37,820
                                                              --------------   ------------   ------------    -----------
Total mortgage-backed securities held to maturity..........    $     252,383    $     3,353    $      (684)    $  255,052
                                                              ==============   ============   ============    ===========

MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE
FHLMC......................................................    $      88,818    $       505    $      (343)    $   88,980
GNMA.......................................................            7,320             17            (23)         7,314
FNMA.......................................................           22,528             53            (73)        22,508
Collateralized mortgage obligations........................            2,004              -             (9)         1,995
                                                              --------------   ------------   ------------    -----------
Total mortgage-backed securities available for sale........    $     120,670    $       575    $      (448)    $  120,797
                                                              ==============   ============   ============    ===========


Proceeds from sales of mortgage-backed securities and the realized gross gains and losses from those sales are as follows (in thousands)

                                                                                        Years ended December 31,
                                                                                  ------------------------------------
                                                                                       1997        1996        1995
                                                                                    ---------   ---------   ----------
Proceeds from sales..........................................................       $ 127,058    $ 96,309    $ 82,632
                                                                                    =========    ========    ========
Gross realized gains.........................................................       $     528    $    324    $    986
Gross realized losses........................................................             (53)       (162)       (146)
                                                                                    ---------    --------    --------
                                                                                    $     475    $    162    $    840
                                                                                    =========    ========    ========

Mortgage-backed securities with an amortized cost of $289,000 at December 31, 1997, were pledged as collateral to secure deposits held for municipalities within the State of New Jersey. Mortgage-backed securities with an amortized cost of $89.8 million at December 31, 1997, were pledged as collateral for other borrowings. Pursuant to a collateral agreement with the FHLB-NY, all unpledged, qualifying mortgage-backed securities are pledged to secure advances from the FHLB-NY (see Note 10). Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

(6)   LOANS RECEIVABLE, NET

A summary of loans receivable at December 31, 1997 and 1996, is as follows (in thousands):


                                                                                                  1997         1996
                                                                                              ---------    ---------
LOANS RECEIVABLE
  Real estate mortgages:
    One- to four-family....................................................................   $ 486,453    $ 425,175
    Multi-family and commercial............................................................      38,808       29,085
    Home equity............................................................................      42,185       39,139
    FHA-insured and VA-guaranteed..........................................................       2,410        3,002
                                                                                              ---------    ---------
                                                                                                569,856      496,401
  Real estate construction.................................................................      44,320       25,124
  Consumer.................................................................................       6,725        5,772
                                                                                              ---------    ---------
    Total Loans............................................................................     620,901      527,297
                                                                                              ---------    ---------
  Loans in process.........................................................................     (26,712)     (12,253)
  Net deferred expenses....................................................................         411           19
  Net unearned discount....................................................................          (3)        (114)
  Allowance for loan losses................................................................      (6,097)      (5,322)
                                                                                              ---------    ---------
                                                                                                (32,401)     (17,670)
                                                                                              ---------    ---------
    Loans receivable, net..................................................................   $ 588,500    $ 509,627
                                                                                              =========    =========

LOANS AVAILABLE FOR SALE
  Real estate mortgages - one-to-four family ..............................................   $       -    $     287
                                                                                              =========    =========

The Bank serviced loans for others in the amount of $93.7 million, $101.2 million and $106.9 million at December 31, 1997, 1996 and 1995, respectively. Related servicing income earned on loans serviced for others totaled $288,000, $325,000 and $350,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

Loans in the amount of $1.6 million, and $1.9 million were outstanding to directors and executive officers of the Bank at December 31, 1997 and 1996, respectively. The loans consist primarily of loans secured by mortgages on residential properties.

The Bank has pledged, under a blanket assignment, its unpledged and qualifying mortgage portfolio to secure advances from the FHLB-NY (see Note 10).

A summary of nonperforming assets at December 31, 1997 and 1996, is as follows (in thousands):

                                                                                                   1997               1996
                                                                                              -------------      -------------
Nonaccrual loans........................................................................      $       3,735      $       4,720
Loans 90 days or more delinquent and still accruing.....................................                597                 93
                                                                                              -------------      -------------
     Total nonperforming loans..........................................................              4,332              4,813
Real estate owned (included in other assets) ...........................................              1,380              1,517
                                                                                              -------------      -------------
     Total nonperforming assets ........................................................      $       5,712      $       6,330
                                                                                              =============      =============

If interest income on nonaccrual loans had been current in accordance with their original terms, approximately $326,000, $364,000 and $579,000 of interest income for the years ended December 31, 1997, 1996 and 1995, respectively, would have been recorded. Interest income recognized on nonaccrual loans totaled $84,000, $105,000 and $114,000 for the years ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997, there were no commitments to lend additional funds to borrowers whose loans are classified as nonperforming.

An analysis of the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995, is as follows (in thousands):

                                                                                     1997       1996       1995
                                                                                  -------    -------    --------
Balance at beginning of period................................................    $ 5,322    $ 5,247    $  5,745
Provision charged to operations...............................................      1,200        550         310
                                                                                  -------    -------    --------
                                                                                    6,522      5,797       6,055
Charge-offs....................................................................      (425)      (585)     (1,044)
Recoveries.....................................................................         -        110         236
                                                                                  -------    -------    --------
Balance at end of period ......................................................   $ 6,097    $ 5,322    $  5,247
                                                                                  =======    =======    ========


(7)   INTEREST AND DIVIDENDS RECEIVABLE, NET

A summary of interest and dividends receivable, net of allowance for uncollected interest of $344,000 and $440,000 at December 31, 1997 and 1996, respectively, is as follows (in thousands):

                                                                                                 1997      1996
                                                                                               -------   -------
Loans......................................................................................    $ 3,304   $ 2,868
Investment securities......................................................................        890       908
Mortgage-backed securities.................................................................      3,688     3,639
                                                                                               -------   -------
                                                                                               $ 7,882   $ 7,415
                                                                                               =======   =======


(8)  PREMISES AND EQUIPMENT, NET

Premises and equipment at December 31, 1997 and 1996, are summarized as follows (in thousands):

                                                                                                   1997        1996
                                                                                                --------    --------
Land ........................................................................................   $  2,235    $  1,423
Buildings and improvements ..................................................................     10,913       7,977
Leasehold improvements ......................................................................      1,405       1,967
Furnishings, equipment and automobiles ......................................................      4,746       3,265
Construction in progress.....................................................................        123       1,788
                                                                                                --------    --------
    Total                                                                                         19,422      16,420
Accumulated depreciation and amortization....................................................     (6,335)     (6,064)
                                                                                                --------    --------
                                                                                                $ 13,087    $ 10,356
                                                                                                ========    ========

(9)   DEPOSITS

Deposits at December 31, 1997 and 1996, are summarized as follows (dollars in thousands):

                                                              1997                              1996
                                                -------------------------------       ----------------------------------
                                                            INTEREST    WEIGHTED                  Interest     Weighted
                                                              RATE       AVERAGE                    rate        average
                                                  AMOUNT     RANGES       RATE          Amount     ranges        rate
                                                ---------  -----------  ---------     ---------  ----------    ---------
Non-interest bearing demand .................   $  26,440            -%         -%    $  19,888             -%        -%
NOW and money market ........................     201,559     0 - 3.41       2.91       181,499      0 - 5.43      2.90
Savings......................................     122,546     0 - 4.11       2.51       131,427      0 - 2.50      2.50
Certificates of deposit                           465,738  3.45 - 9.34       5.54       461,781   3.69 - 9.34      5.38
                                                ---------                             ---------
                                                $ 816,283                   4.25%     $ 794,595                    4.20%
                                                =========               ========      =========                ========

The scheduled maturities of certificates of deposit at December 31, 1997 are as follows (in thousands):

One year or less............................................................................................    $     347,901
After one to two years......................................................................................           44,976
After two to three years....................................................................................           21,573
After three to four years ..................................................................................           11,482
After four to five years....................................................................................           16,238
After five years............................................................................................           23,568
                                                                                                                -------------
                                                                                                                $     465,738
                                                                                                                =============

Included in deposits at December 31, 1997 and 1996, are $74.7 million and $62.5 million of deposits of $100,000 and over, and $392,000 and $331,000, respectively, of accrued interest payable on deposits.


(10)  BORROWED FUNDS

Advances from the FHLB-NY at December 31, 1997 and 1996, are summarized as follows (dollars in thousands):

                                                               1997                              1996
                                                    ------------------------          ------------------------
                                                                   WEIGHTED                           Weighted
                                                                    AVERAGE                           Average
                                                                   INTEREST                           Interest
Maturity                                               AMOUNT        RATE                Amount         Rate
--------                                            ----------   -----------          ----------   -----------
1997.........................................       $        -             -  %       $   12,000          5.80%
1998.........................................           10,000          6.71              10,000          6.56
1999.........................................            6,000          5.87               6,000          5.87
2000.........................................            2,000          5.76               2,000          5.76
2002.........................................            5,000          6.10                   -             -
                                                    ----------                        ----------
                                                    $   23,000          6.28  %       $   30,000          6.06%
                                                    ==========   ===========          ==========   ===========

The Bank has entered into FHLB-NY advances that have call features that may be exercised by the FHLB-NY at predetermined dates. The total of such advances at December 31, 1997 and 1996, totaled $5.0 million and $10.0 million, respectively. The maximum amount of FHLB-NY advances outstanding at any month-end during the years ended December 31, 1997 and 1996 was $40.0 million and $30.0 million, respectively. The average amount of FHLB-NY advances outstanding during the years ended December 31, 1997 and 1996 was $33.3 million and $21.8 million, respectively. At December 31, 1997 and 1996, $10.0 million and $5.0 million of FHLB-NY advances had adjustable rates, respectively.

Advances from the FHLB-NY are secured by pledges of FHLB-NY stock of $8.0 million and $7.4 million at December 31, 1997 and 1996, respectively, and a blanket assignment of the Bank's unpledged, qualifying mortgage loans, mortgage-backed securities and investment securities.

The Bank has an available overnight line of credit with the FHLB-NY for a maximum of $48.9 million at December 31, 1997.

OTHER BORROWINGS

The following is a summary of other borrowings at December 31, 1997 and 1996 (dollars in thousands):

                                                        1997                                 1996
                                         -------------------------------         --------------------------
                                                           WEIGHTED                                Weighted
                                                            AVERAGE                                 Average
                                                           INTEREST                                Interest
Contractual Maturity                         AMOUNT          RATE                    Amount          Rate
--------------------                     ------------    -----------             ------------    ----------
1997.................................    $          -              -  %          $     13,750          5.93 %
1998.................................          25,444           6.32                   24,244          6.35
1999.................................          15,000           5.71                   15,000          5.71
2000.................................          20,000           6.05                        -             -
2001.................................           5,000           5.55                    5,000          5.55
2002.................................          20,000           5.70                        -             -
2004.................................          10,000           5.97                        -             -
                                         ------------                            ------------
                                         $     95,444           5.96  %          $     57,994          6.02 %
                                         ============    ===========             ============    ==========

The maximum amount of other borrowings outstanding at any month-end during the years ended December 31, 1997 and 1996 was $105.9 million and $58.0 million, respectively. The average amount of other borrowings outstanding during the years ended December 31, 1997 and 1996 was $80.7 million and $32.7 million, respectively. Securities underlying other borrowings included mortgage-backed and investment securities, which had an amortized cost of $105.8 million and $63.7 million, and market values of $106.8 million and $63.8 million at December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, $70.0 million and $20.0 million, respectively, of other borrowings are callable at defined dates and at the lender's discretion prior to the contractual maturity of the borrowings.


(11) EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP") DEBT

The ESOP debt as of December 31, 1997 and 1996, was $546,000 and $646,000, respectively, and bears an interest rate equal to the prime rate less 1.50%, as published in the Wall Street Journal, with principal and interest payable in quarterly installments over a ten-year period. During the years ended December 31, 1997 and 1996, $25,000 and $25,000 of dividends paid on ESOP shares were used to pay down ESOP debt. Total interest paid on ESOP debt for the years ended December 31, 1997 and 1996, was $43,000 and $48,000, respectively. In July, 1995, the Bank completed a secondary stock offering, whereby the ESOP purchased an additional 42,000 shares of common stock at $13.00 per share, totaling $546,000. The funds to purchase the shares were obtained from the parent company. The maturity date of the loan is September 30, 2005. The borrowing is secured by 50,820 shares of the Bank's common stock.


(12)    INCOME TAXES

Under tax law that existed prior to 1996, the Bank was generally allowed a special bad debt deduction in determining income for tax purposes. The deduction was based on either a specified experience formula or a percentage of taxable income before such deduction. The percentage of taxable income method was used in preparing the income tax return for 1995. Legislation was enacted in August 1996, which repealed for tax purposes the percentage of taxable income bad debt reserve method. As a result, the Bank must instead use the direct charge-off method to compute its bad debt deduction. The legislation also requires the Bank to recapture its post-1987 net additions to the tax bad debt reserves. The Bank has previously provided for this liability in the financial statements. The Bank's federal tax returns have been audited through December 31, 1984.

Retained earnings at December 31, 1997 and 1996, includes approximately $12.7 million for which no provision for income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions, excess distributions to shareholders or a change in federal tax law. At December 31, 1997 and 1996, the Bank had an unrecognized tax liability of $4.6 million with respect to this reserve.

Income tax expense applicable to income for the years ended December 31, 1997, 1996 and 1995, consists of the following (in thousands):

                                                                        DECEMBER 31,
                                                    ---------------------------------------------------
                                                          1997               1996              1995
                                                    -------------      -------------      -------------
FEDERAL:
  Current......................................     $       5,231      $       3,183      $       3,671
  Deferred.....................................              (200)              (603)               545
                                                    -------------      -------------      -------------
                                                            5,031              2,580              4,216
                                                    -------------      -------------      -------------
STATE:
  Current......................................               469                282                365
  Deferred.....................................               (18)               (53)                30
                                                    -------------      -------------      -------------
                                                              451                229                395
                                                    -------------      -------------      -------------
                                                    $       5,482      $       2,809      $       4,611
                                                    =============      =============      =============

The effective tax rates for years ended December 31, 1997, 1996 and 1995, the rates were 37.1%, 37.4%, and 35.7%, respectively.

A reconciliation between the effective income tax expense and the amount computed by multiplying the applicable statutory federal income tax rate for the years ended December 31, 1997, 1996 and 1995, is as follows (in thousands):

                                                                                     DECEMBER 31,
                                                                ---------------------------------------------------
                                                                      1997               1996               1995
                                                                -------------      -------------      -------------
Income before income taxes.................................     $      14,777      $       7,519      $      12,913
Applicable statutory federal tax rate .....................                35%                35%                35%
                                                                -------------      -------------      -------------
Computed "expected" federal income tax expense.............             5,172              2,632              4,520
Increase in federal income tax expense resulting from:
  State income taxes, net of federal benefit ..............               293                151                257
  Other items, net.........................................                17                 26               (166)
                                                                -------------      -------------      -------------
                                                                $       5,482      $       2,809      $       4,611
                                                                =============      =============      =============


The tax effects of temporary differences that give rise to a significant portion of deferred tax assets and liabilities at December 31, 1997 and 1996, are as follows (in thousands):

                                                                                        DECEMBER 31,
                                                                              -------------------------------
                                                                                   1997              1996
                                                                              -------------     -------------
DEFERRED TAX ASSETS
Provision for loan losses-book.............................................    $      2,277  $          1,980
Postretirement benefits....................................................             376               350
Cash to accrual adjustment.................................................               -                 1
Excess pension expense.....................................................             304               670
Deferred directors' fees...................................................              98                63
Unrealized loss on securities available for sale...........................               -                 2
Goodwill...................................................................             482                 -
Other......................................................................              11                 2
                                                                              -------------     -------------
    Total gross deferred tax assets (included in Other assets).............           3,548             3,068
                                                                              -------------     -------------
DEFERRED TAX LIABILITIES
Provision for loan losses-tax..............................................           1,161             1,161
Unrealized gain on securities available for sale...........................             295                 -
Tax depreciation less than book depreciation...............................             210               179
Excess sum-of-year discount over straight line.............................              81                90
Amortization of core deposit premium.......................................               -                55
Net mortgage premium accretion.............................................              65                66
Deferred points............................................................             138                 -
Other......................................................................             160                 -
                                                                              -------------     -------------
    Total gross deferred tax liabilities (included in Other liabilities)...           2,110             1,551
                                                                              -------------     -------------
Net deferred tax asset....................................................     $      1,438   $         1,517
                                                                              =============     =============

Management has determined that it is more likely than not that it will realize the deferred tax assets based upon the nature and timing of the items listed above. There can be no assurances, however, that there will be no significant differences in the future between taxable income and pre-tax book income if circumstances change. In order to fully realize the net deferred tax asset, the Bank will need to generate future taxable income. Management has projected that the Bank will generate sufficient taxable income to utilize the net deferred tax asset; however, there can be no assurance as to such levels of taxable income generated.


(13)   EMPLOYEE BENEFIT PLANS

The Bank is a participant in the Financial Institutions Retirement Fund, a multi-employer defined benefit plan. All employees who attain the age of 21 years and complete one year of service are eligible to participate in this plan. Retirement benefits are based upon a formula utilizing years of service and average compensation, as defined. Participants are vested 100% upon the completion of five years of service. Pension expense was $190,000, $320,000 and $330,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

Financial Institutions Retirement Fund does not segregate its assets, liabilities or costs by participating employer. Therefore, disclosure of the accumulated benefit obligations, plan assets and the components of annual pension expense attributable to the Bank cannot be ascertained.

The Bank has a Supplemental Executive Retirement Plan ("SERP"), which provides a post-employment supplemental retirement benefit equal to seventy-five percent of the participant's base salary during the twelve months prior to retirement less the amount of the participant's Pension Plan Annual Benefit and primary Social Security Benefit due at the participant's normal retirement age. The SERP is non-qualified employee benefit plan. SERP expenses due to normal accruals were $680,000, $550,000 and $200,000 for the years ended December 31, 1997, 1996 and
1995, respectively.

Due to the sudden death of the Bank's President, an additional one-time expense of $600,000 was incurred in 1996 to fund the related SERP liability.

The Bank also maintains an incentive savings plan for eligible employees. Employees may make contributions to the plan of 2% to 12% of their compensation. For the first 6% of the employee's contribution, the Bank will contribute 50% of that amount to the employee's account. At the end of the plan year, the Bank may make an additional contribution to the plan. The contributions under this plan were $134,000, $135,000 and $119,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

POSTRETIREMENT BENEFITS

Postretirement benefit expense for the years ended December 31, 1997 and 1996 was $70,000 and $157,000, respectively. There was no expense for the year ended December 31, 1995, due to a reduction in the accumulated postretirement benefit obligation of $102,000. The accumulated postretirement benefit obligation for fully eligible active plan participants and retirees was $1.0 million and $948,000 as of December 31, 1997 and 1996, respectively. The plan is unfunded as of December 31, 1997, and the obligation is included in Other Liabilities as an accrued postretirement benefit cost.

The following assumptions were used in determining the accumulated postretirement benefit obligation for 1997, 1996 and 1995, respectively: a discount rate of 8.0% and a health care cost rate of 5.0% per year for 1997, a discount rate of 8.0% and a health care cost trend rate of 5.0% grading down to 0.0% per year for 1996, and a discount rate of 8.0% and a health care cost trend rate of 7.5% grading down to 5.0% at 0.5% per year for 1995. As the plan is currently unfunded, no assumption was needed as to the long-term rate of return on assets.

BANK RECOGNITION AND RETENTION PLAN AND TRUST

In 1992, the Bank adopted a Recognition and Retention Plan and Trust for the benefit of directors, officers and key employees of the Bank. During 1995, the Board of Directors amended the RRP in order to increase the number of shares available for grants under the plan by 21,780 shares, as approved by the OTS and stockholders.

The market value of shares issued and granted under the RRP in 1996 was $310,000. Amortization of the RRP for the years ended December 31, 1997 and 1996, was $103,000 and $24,000, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN

On July 10, 1992, the Bank established an ESOP for eligible employees who have completed a twelve-month period of employment with the Bank. The ESOP acquired 70,000 shares of common stock. On July 11, 1995, the Bank completed a secondary offering of common stock, and the ESOP purchased 42,000 shares of common stock at $13.00 per share. Stock dividends and splits have caused the restatement of the shares originally purchased to equal 204,974 shares and stock dividends have caused the shares purchased in the secondary offering to equal 50,820 shares. Funds for the purchase of the additional shares were borrowed from the Bank's parent. Shares purchased by the ESOP are held by a trustee for allocation among participants as the loan is repaid. The Bank, at its discretion, contributes funds, in cash, to pay principal and interest on the ESOP loan. The number of shares of common stock released each year is proportional to the amount of principal and interest repaid on the loan for the year. The Bank recognizes compensation expense when debt payments are made.

The Bank accounts for the allocation of ESOP shares purchased prior to 1995 at their original issue price. The Bank accounts for the shares purchased in the secondary offering in accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 93-6. Those shares have a fair value of $2.8 million at December 31, 1997. The ESOP allocated 29,282; 29,282 and 26,620 shares for the years ended December 31, 1997, 1996 and 1995, respectively, inclusive of four stock dividends of 10%, and a 2-for-1 stock split. The compensation expense for payments made to the ESOP totaled $75,000 for each of the years ended December 31, 1997, 1996 and 1995.

STOCK OPTION PLANS

The Bank maintains stock option plans ("the Plans") for the benefit of directors, officers, and other key employees of the Bank. Options granted under the Plans are exercisable over a period not to exceed ten years from the date of grant. Under the Plans, the exercise price of each option equals the market price of the Bank's stock on the date of grant. During 1995, the Board of Directors amended the Plans, in conjunction with the secondary offering, to increase the number of shares available for grants by 72,600 shares, as approved by the OTS and stockholders. The following table summarizes the options granted and exercised under the Plans during the periods indicated and their respective weighted average exercise price (rounded to the nearest tenth decimal place), reflective of four 10% stock dividends and a 2-for-1 stock split:

                                                  1997                     1996                     1995
                                       ------------------------   ----------------------   ----------------------
                                                       WEIGHTED                Weighted                 Weighted
                                          NUMBER       AVERAGE     Number      average      Number      average
                                            OF         EXERCISE      of        exercise       of        exercise
                                          SHARES        PRICE      shares       price       shares       price
                                       ----------    ----------   --------    ----------   --------    ----------
Outstanding at beginning of period....    271,958    $    6.306    209,627    $    3.413    218,451    $    3.413
Granted...............................          -             -     72,600        14.245          -             -
Exercised.............................   (129,417)        3.413    (10,269)        3.413     (8,824)        3.413
                                       ----------                 --------                  -------
Outstanding at end of period..........    142,541    $    8.931    271,958    $    6.306    209,627    $    3.413
                                       ==========    ==========   ========    ==========    =======    ==========
Options exercisable at year-end.......     94,141                  199,356                  180,343
                                       ==========              ===========              ===========

The following table summarizes information about the stock options outstanding at December 31, 1997, as adjusted for the effect of stock dividends:

                         Options Outstanding                                     Options Exercisable
   -------------------------------------------------------------             --------------------------
                                        Weighted
                                        average         Weighted               Number of       Weighted
       Range of         Number          remaining       average                  shares        average
       Exercise        of shares       contractual      exercise              exercisable      exercise
        Prices        outstanding     life in years      price               at period end      price
  ----------------    -----------     -------------     --------             -------------     --------
  $          3.413         69,941               4.3     $  3.413                    69,941      $ 3.413
   13.017 - 14.773         72,600               8.7       14.243                    24,200       14.246
                      -----------                                            -------------
  $ 3.413 - 14.773        142,541               6.5     $  8.931                    94,141      $ 6.198
  ================    ===========     =============     ========             =============     ========


The Bank applies APB 25 in accounting for the Plans. There were no options granted in 1997 or 1995. Consistent with SFAS 123, if compensation cost for the Plans was included, the Bank's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                                                 1997     1996     1995
                                                                                -------  -------  -------
NET INCOME:
  As reported..............................................................     $9,295   $4,710   $8,302
  Pro forma................................................................      9,295    4,649    8,302

EARNINGS PER SHARE:
  Basic earnings per share.................................................     $ 1.17   $ 0.60   $ 1.06
  Diluted earnings per share...............................................       1.16     0.59     1.04
  Pro forma basic earnings per share ......................................       1.17     0.59     1.06
  Pro forma diluted earnings per share ....................................       1.16     0.58     1.04

Weighted average fair value of options granted during year.................               $ 4.38

The fair value of stock options (or their equivalents) granted by the Bank was estimated through the use of the Black-Scholes option-pricing model that takes into account the following factors as of the grant dates: the exercise price and expected life of the option, the market price of the underlying stock at the grant date and its expected volatility, and the risk-free interest rate for the expected term of the option. In deriving the fair value of a stock option, the stock price at the grant date is reduced by the value of the dividends to be paid during the life of the option. The following assumptions were used for grants in 1996: dividend yield of 2.50%, an expected volatility of 28.6% and a risk-free interest rate of 6.05%. There were no options granted in 1997 or 1995 that required disclosure in accordance with SFAS 123. The effects of applying SFAS 123 on the pro forma net income may not be representative of the effects on pro forma net income for future years.


(14) COMMITMENTS AND CONTINGENCIES

COMMITMENTS

FINANCIAL TRANSACTIONS WITH OFF-BALANCE-SHEET RISK
AND CONCENTRATIONS OF CREDIT

The Bank, in the normal course of conducting its business, extends credit to meet the financing needs of its customers through commitments and letters of credit.

The following commitments and contingent liabilities existed at December 31, 1997 and 1996, which are not reflected in the accompanying consolidated financial statements (in thousands):

                                                                                                         1997        1996
                                                                                                      --------   ---------
Origination of mortgage loans:
  Fixed rate.......................................................................................    $ 8,490    $  6,477
  Variable rate....................................................................................     22,890      22,813
Purchase of mortgage loans - variable rate.........................................................          -       2,773
Undisbursed home equity credit lines...............................................................     14,300      15,210
Purchase of investment and mortgage-backed securities .............................................          -      21,268
Undisbursed construction credit lines..............................................................     26,712      12,243
Undisbursed consumer lines of credit...............................................................      1,939           -
Participations in Thrift Institutions Community Investment Corp. of NJ.............................        100         650
Unused credit card lines...........................................................................        907         964
Standby letters of credit..........................................................................      2,228       1,322
Sale of mortgage-backed securities.................................................................    $     -    $(21,364)
                                                                                                      ========   =========

These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. The Bank uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance-sheet loans. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the borrower.

The Bank grants one- to four-family first mortgage real estate loans, multi-family, and nonresidential first mortgage real estate loans to borrowers throughout New Jersey. Its borrowers' abilities to repay their obligations are dependent upon various factors, including the borrowers' income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Bank's lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Bank's control; the Bank is therefore subject to risk of loss. The Bank believes its lending policies and procedures adequately minimize the potential exposure to such risks and that adequate provisions for loan losses are provided for all known and inherent risks. Collateral and/or guarantees are required for virtually all loans.

LEASE OBLIGATIONS

At December 31, 1997, the Bank was obligated under noncancellable operating leases for premises and equipment. Rental expense under these leases aggregated approximately $613,000, $711,000 and $714,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

The projected minimum rental commitments as of December 31, 1997, are as follows (in thousands):

1998.....................     $  361
1999.....................        357
2000.....................        218
2001.....................        158
2002.....................        150
Thereafter...............         99
                              ------
                              $1,343
                              ======

CONTINGENCIES

The Bank is a defendant in certain claims and legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate disposition of these matters will not have a material adverse effect on the Bank's consolidated financial condition or results of operations.


(15)  SPECIAL SAIF ASSESSMENT

The Deposit Insurance Funds Act of 1996 (the "Act") was signed into law on September 30, 1996. Among other things, the Act required depository institutions to pay a one-time special assessment of 65.7 basis points on their SAIF (Savings Association Insurance Fund)-assessable deposits, in order to recapitalize the SAIF to the reserve level required by law. The Bank's financial statements for the year ended December 31, 1996 reflect a charge of $5.2 million for this special SAIF assessment. As a result of the Act, the Bank's annual SAIF insurance premium has been reduced to 6.4 basis points. In addition to this special SAIF assessment, the Bank paid federal deposit insurance premiums of $414,000, $1.9 million and $1.7 million for the years ended December 31, 1997, 1996 and 1995, respectively.


(16) RECENT ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. These standards are based on a consistent application of a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS 125 is effective for transfers that occur after December 31, 1996 and will be applied prospectively except for certain provisions that were deferred until January 1, 1998, by Statement 127 "Deferral of the Effective Date of Certain Provisions of FASB No. 125" issued in December 1996. The adoption of SFAS 125 did not have a material effect on the Bank's financial position or results of operations.

In June 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income." SFAS 130 established standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Under SFAS 130, comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly in equity, such as unrealized gains or losses on securities available for sale. SFAS 130 is effective for annual and interim periods beginning after December 15, 1997. Comparative financial statements for earlier period are required to be reclassified to reflect application of the provisions of SFAS 130. The adoption of SFAS 130 did not have a material effect on the Bank's financial statement presentation.

In June 1997, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected financial information about operating segments in interim financial reports to shareholders. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS 131 will not have a material effect on the Bank's financial statement presentation.

In February 1998, FASB issued SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 amends the disclosure requirements of SFAS 87, "Employers' Accounting for Pensions," SFAS 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" and SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS 132 standardizes the disclosure requirements of SFAS 87 and SFAS 106 to the extent practicable and recommends a parallel format for presenting information about pensions and other postretirement benefits. SFAS 132 is applicable to all entities and addresses disclosure only. It is effective for fiscal years beginning after December 15, 1997. Restatement of comparative period disclosures is required unless the information is not readily available, in which case the notes to the financial statements shall include all available information and a description of the information not available. As SFAS 132 addresses disclosure only, the adoption of SFAS 132 will not have a material effect on the Bank's financial position or results of operations.


(17) FAIR VALUE OF FINANCIAL INSTRUMENTS

The following fair value estimates, methods and assumptions were used to measure the fair value of each class of financial instrument for which it is practical to estimate that value.

CASH AND CASH EQUIVALENTS
For such short-term investments, the carrying amount was considered to be a reasonable estimate of fair value.

FEDERAL HOME LOAN BANK-NY STOCK
Federal Home Loan Bank-NY stock is valued at cost.

INVESTMENT AND MORTGAGE-BACKED SECURITIES

For investment and mortgage-backed securities, fair values were based on quoted market prices or dealer quotes. If a quoted market price was not available, fair values were estimated using quoted market prices for similar securities.

LOANS RECEIVABLE, NET

Fair values were estimated for portfolios of performing and nonperforming loans with similar financial characteristics. For certain analogous categories of loans, such as residential mortgages, home equity loans, non-residential mortgages, and consumer loans, fair value was estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other performing loan types was estimated by discounting the future cash flows using market discount rates that reflect the credit, collateral, and interest rate risk inherent in the loan.

DEPOSITS

The fair value of demand deposits, savings deposits and money market accounts were the amounts payable on demand at December 31, 1997 and 1996. The fair values of certificates of deposit were based on the discounted value of contractual cash flows. The discount rate was estimated utilizing the rate currently offered for deposits of similar remaining maturities.

BORROWINGS

For short-term borrowings, the carrying amount was considered to be a reasonable estimate of fair value. For long-term borrowings, the fair value was based upon the discounted value of the cash flows. The discount rates utilized were based on rates currently available with similar terms and maturities.

OFF-BALANCE SHEET INSTRUMENTS
For commitments to extend credit and letters of credit, the fair value would approximate fees currently charged to enter into similar agreements.

The estimated fair values of the Bank's financial instruments at December 31, 1997 and 1996, were as follows (in thousands):

                                                                             1997                              1996
                                                               ------------------------------   --------------------------------
                                                                     BOOK           FAIR               Book            Fair
                                                                     VALUE          VALUE             Value           Value
                                                                 -------------  -------------     --------------  --------------
FINANCIAL ASSETS:
Cash and cash equivalents......................................       $ 14,427       $ 14,427           $  9,042        $  9,042
FHLB-NY stock..................................................          8,045          8,045              7,428           7,428
Investment securities..........................................         31,031         31,150             38,955          38,980
Investment securities available for sale.......................         17,701         17,701             14,831          14,831
Mortgage-backed securities.....................................        207,157        210,683            252,383         255,052
Mortgage-backed securities available for sale..................        147,137        147,137            120,797         120,797
Loans receivable, net..........................................        588,500        594,544            509,627         514,084
Loans available for sale.......................................              -              -                287             290

FINANCIAL LIABILITIES:
Deposits.......................................................        816,283        817,239            794,595         795,545
Borrowings.....................................................        118,990        118,412             88,640          88,648

OFF-BALANCE SHEET INSTRUMENTS:
Loan commitments...............................................              -            134                  -             393
Standby letters of credit......................................              -             22                  -              13

LIMITATIONS:

The foregoing fair value estimates were made at December 31, 1997 and 1996, based on pertinent market data and relevant information on the financial
instrument.   These estimates do not include any premium or discount that could result from an offer to sell, at one time, the Bank's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Bank's financial instruments, fair value estimates were necessarily based on judgments with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments involving a myriad of individual borrowers, and other factors.
Given the innately subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgment that must be applied, these fair value estimations cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

Since these fair value approximations were made solely for on- and off-balance sheet financial instruments at December 31, 1997 and 1996, no attempt was made to estimate the value of anticipated future business of the value of nonfinancial statement assets and liabilities. Other important elements which are not deemed to be financial assets or liabilities include the value of the Bank's retail branch delivery system, its existing core deposit base, premises and equipment, and goodwill. Further, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into any of the estimates.

(18)   QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table contains quarterly financial data for the years ended December 31, 1997 and 1996 (dollars in thousands, except per share data):

YEAR ENDED DECEMBER 31, 1997                                        First      Second       Third       Fourth
                                                                   Quarter     Quarter     Quarter      Quarter
                                                                   --------   ---------   --------     ---------
Interest income................................................    $ 17,791    $ 18,263    $ 18,582     $ 18,586
Interest expense...............................................       9,828      10,262      10,501       10,592
                                                                  ---------   ---------   ---------    ---------
Net interest income before provision for loan losses...........       7,963       8,001       8,081        7,994
Provision for loan losses......................................         300         300         300          300
                                                                  ---------   ---------   ---------    ---------
Net interest income after provision for loan losses............       7,663       7,701       7,781        7,694
Other operating income.........................................         525         526       1,135          615
Operating expenses.............................................       4,124       4,417       6,040        4,282
                                                                  ---------   ---------   ---------    ---------
Income before income tax expense...............................       4,064       3,810       2,876        4,027
Income tax expense.............................................       1,563       1,356       1,071        1,492
                                                                  ---------   ---------   ---------    ---------
Net income.....................................................   $   2,501   $   2,454   $   1,805    $   2,535
                                                                  =========   =========   =========    =========
Basic earnings per share.......................................   $    0.32   $    0.31   $    0.23    $    0.32
                                                                  =========   =========   =========    =========
Diluted earnings per share.....................................   $    0.31   $    0.30   $    0.22    $    0.31
                                                                  =========   =========   =========    =========

YEAR ENDED DECEMBER 31, 1996                                         First      Second       Third       Fourth
                                                                    Quarter     Quarter     Quarter      Quarter
                                                                    -------     -------     -------      -------
Interest income................................................   $  16,788   $  16,811   $  16,900    $  17,540
Interest expense...............................................       9,227       9,168       9,249        9,620
                                                                  ---------   ---------   ---------    ---------
Net interest income before provision for loan losses...........       7,561       7,643       7,651        7,920
Provision for loan losses......................................         100         125         150          175
                                                                  ---------   ---------   ---------    ---------
Net interest income after provision for loan losses............       7,461       7,518       7,501        7,745
Other operating income.........................................         485         395         502          613
Operating expenses.............................................       4,510       5,218      10,394        4,579
                                                                  ---------   ---------   ---------    ---------
Income before income tax expense...............................       3,436       2,695      (2,391)       3,779
Income tax expense.............................................       1,244       1,005        (873)       1,433
                                                                  ---------   ---------   ---------    ---------
Net income.....................................................   $   2,192   $   1,690   $  (1,518)   $   2,346
                                                                  =========   =========   =========    =========
Basic earnings per share.......................................   $    0.28   $    0.22   $   (0.19)   $    0.30
                                                                  =========   =========   =========    =========
Diluted earnings per share.....................................   $    0.27   $    0.21   $   (0.19)   $    0.29
                                                                  =========   =========   =========    =========

INDEPENDENT AUDITORS' REPORT

The Board of Directors
First Savings Bank, SLA:


We have audited the accompanying consolidated statements of financial condition of First Savings Bank, SLA and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Savings Bank, SLA and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                                /s/ KPMG Peat Marwick LLP
Short Hills, New Jersey
February 6, 1998

FIRST SAVINGS BANK, SLA AND SUBSIDIARIES
-------------------------------------------------------------------------------
Corporate Information

                                   DIRECTORS

WALTER K. TIMPSON, Chairman of the Board
Owner, Walter K. Timpson Co., real estate & appraisal firm

DONALD T. AKEY, MD
Retired Physician

HARRY F. BURKE
Retired owner of general insurance agency

CHRISTOPHER MARTIN
Executive Vice President, Chief Operating and
Financial Officer and Corporate Secretary
First Savings Bank, SLA

KEITH H. McLAUGHLIN
President and Chief Executive Officer,
Raritan Bay Medical Center

JOHN P. MULKERIN
President and Chief Executive Officer
First Savings Bank, SLA

JEFFRIES SHEIN
Partner, Jacobson, Goldfarb & Tanzman Associates, L.L.C.

PHILIP T. RUEGGER, JR.
Investor


                                   OFFICERS

JOHN P. MULKERIN                                    PAULA SUICH
President and Chief Executive Officer               Treasurer

CHRISTOPHER MARTIN
Executive Vice President, Chief Operating and       ELLEN JORGENSEN
Financial Officer and Corporate Secretary           Assistant Vice President

JOHN F. CERULO, JR.                                 CAROLINE NIKFORCHUK
Senior Vice President                               Assistant Vice President

RICHARD P. GAVIN                                    STEPHANIE SZATKOWSKI
Senior Vice President                               Assistant Vice President

KAREN I. MARTINO                                    DONNA ACOSTA
Senior Vice President                               Assistant Secretary

EDMUND RACKE                                        INGRID ANDRADE
Senior Vice President                               Assistant Secretary

RICHARD SPENGLER                                    WILDA DIAZ
Senior Vice President                               Assistant Secretary

JOANNE L. BARBARA                                   SUSAN EBERLE
Vice President                                      Assistant Secretary

JOAN C. DEYAK                                       CAROL FILIDEI
Vice President                                      Assistant Secretary

JOHN M. FIELDS, JR.                                 WANDA GHIGLIOTTY
Vice President                                      Assistant Secretary

BARBARA GALLOP                                      CAROL HILL
Vice President                                      Assistant Secretary

MARYANNE GUENTHER                                   MARY ANN LOVAS
Vice President                                      Assistant Secretary

MARY MARLEY                                         BONNIE PETZ
Vice President                                      Assistant Secretary

PATRICIA A. PARENTE                                 JENNIFER PHULCHAND
Vice President                                      Assistant Secretary

RICHARD ST. GEORGE                                  JOAN PRESSLER
Vice President                                      Assistant Secretary

------------------------------------------------------------------------------
Corporate and Stockholder Information

BANKING OFFICES:
Perth Amboy (Main Office)
339 State Street, 08861                  732-442-2770
   Manager:  Wilda Diaz
EDISON
980 Amboy Avenue, 08837                  732-225-0800
   Manager:  Mary Ann Lovas
2100 Oak Tree Road, 08820                732-548-4900
   Manager:  Joan Mullen
FANWOOD
206 South Avenue, 07023                  908-322-8660
   Manager:  Karen LaSala
FORDS
33 Lafayette Road, 08863                 732-225-0220
   Manager:  Thomas Wright
HAZLET
Rte. 35 & Bethany Road, 07730            732-739-9500
   Manager:  Ann Marie Alfieri
HOPELAWN
101 New Brunswick Avenue, 08861          732-826-4600
   Manager:  Denise Figueroa
ISELIN
1220 Green Street, 08830                 732-283-0700
   Manager:  Donna Acosta
METUCHEN
599 Middlesex Avenue,  08840             732-549-5858
   Manager: Jennifer Phulchand
MIDDLETOWN
1580 Rte 35 South, 07748                 732-706-0303
   Manager:  Angie Shapinski
MILLTOWN
97 North Main Street, 08850              732-828-0410
   Manager:  Susan Eberle
OLD BRIDGE
Rte. 9 & Ticetown Road, 08857            732-679-7600
   Manager:  Ingrid Andrade
PISCATAWAY
100 Stelton Road, 08854                  732-968-9100
   Manager:  Wanda Ghigliotty
WOODBRIDGE
325 Amboy Avenue, 07095                  732-634-2600
   Manager:  Carol Filidei
Rte. 1 & St. Georges Avenue, 07095       732-634-2900
   Manager:  Cheryl Pivola
1000 Woodbridge Center Dr., 07095        732-726-5500
   Manager:  Ana Ferreira

24-hour banking at all locations

LOAN DEPARTMENT:
    1000 Woodbridge Center Drive
    Woodbridge, 07095                    732-726-9700

24-HOUR RATE INFORMATION                 732-726-9700

BANK-BY-PHONE                            732-726-9700

EXECUTIVE OFFICES
1000 Woodbridge Center Drive
Woodbridge, New Jersey  07095            732-726-9700

STOCKHOLDER RELATIONS
Maryanne Guenther, Vice President
First Savings Bank
1000 Woodbridge Center Drive
Woodbridge, New Jersey  07095            732-726-9700

TRANSFER AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey  07016              908-272-8511

AUDITORS
KPMG Peat Marwick LLP
150 John F. Kennedy Parkway
Short Hills, New Jersey  07078

COUNSEL
Wilentz Goldman & Spitzer
90 Woodbridge Center Drive
Woodbridge, New Jersey  07095

Patten Boggs, LLP
2550 M Street, NW
Washington, DC  20037

MARKET MAKERS
Ryan, Beck & Co.
80 Main Street
West Orange, New Jersey  07052

Sandler O'Neill & Partners, L.P.
2 World Trade Center, 104th Floor
New York, NY  10048

10K AVAILABILITY

COPIES OF FIRST SAVINGS BANK'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, ARE AVAILABLE FREE-OF-CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO FIRST SAVINGS BANK, 1000 WOODBRIDGE CENTER DRIVE, WOODBRIDGE, NEW JERSEY 07095;
ATTENTION: MARYANN MINTER

                                  EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
First Savings Bank, SLA:

We consent to incorporation by reference in the Registration Statements on Form S-8 relating to the First Savings Bank, SLA 1992 Incentive Stock Option Plan and the First Savings Bank, SLA 1992 Stock Option Plan for Outside Directors of our report dated February 6, 1998, relating to the consolidated statements of financial condition of First Savings Bank, SLA and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 Annual Report on Form 10-K of First Savings Bank, SLA.


                                        /s/ KPMG Peat Marwick LLP

                                        KPMG Peat Marwick LLP

Short Hills, New Jersey
March 26, 1998